As filed with the Securities and Exchange Commission on November 3, 1998

                                                       Registration No. 333-____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               MAF BANCORP, INC.
            (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                        6035                    36-3664868
(State or Other Jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
    of Incorporation or         Classification Code Number)      Identification
        Organization)                                                  No.)

55TH STREET AND HOLMES AVENUE, CLARENDON HILLS, ILLINOIS 60514, (630) 325-7300
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ALLEN H. KORANDA
                            CHIEF EXECUTIVE OFFICER
                               MAF BANCORP, INC.
        55TH STREET AND HOLMES AVENUE, CLARENDON HILLS, ILLINOIS 60514
                                (630) 325-7300
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                    Copy To:
                            JENNIFER R. EVANS, ESQ.
                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                           222 NORTH LASALLE STREET
                            CHICAGO, ILLINOIS 60601
                                (321) 609-7500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Merger as described in the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                       CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                    Proposed Maximum    Proposed Maximum
  Title of Each Class of Securities to                             Offering Price Per   Aggregate Offering        Amount of
              be Registered              Amount to be Registered       Unit/(1)/            Price/(1)/       Registration Fee/(2)/
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value                  3,625,000                $21.68             $78,590,000        $21,848.02
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices for the Westco Bancorp, Inc. common stock as reported by the Nasdaq National Market on October 23, 1998, divided by the fixed exchange ratio provided for in the merger transaction.
(2) Of this amount, $15,214.50 was previously paid upon confidential filing under Rule 14a-6 of preliminary proxy materials included in this Registration Statement.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Preliminary Copy
----------------

WESTCO BANCORP, INC.
2121 SOUTH MANNHEIM ROAD
WESTCHESTER, ILLINOIS  60154
(708) 865-1100
                                                               November __, 1998
TO OUR STOCKHOLDERS:

          You are cordially invited to attend a Special Meeting of Stockholders of Westco Bancorp, Inc. ("Westco Bancorp") which will be held at 2121 South Mannheim Road, Westchester, Illinois, at 10:00 a.m., local time, on Friday, December 18, 1998.

          At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Reorganization, dated as of August 17, 1998 (the "Merger Agreement"), by and between Westco Bancorp and MAF Bancorp, Inc. ("MAF Bancorp"), pursuant to which Westco Bancorp will be merged with and into MAF Bancorp (the "Merger"). As part of the transaction, First Federal Savings and Loan Association of Westchester, a wholly-owned subsidiary of Westco Bancorp, will also be merged with and into Mid America Bank, fsb, a wholly-owned subsidiary of MAF Bancorp. A copy of the Merger Agreement is attached to the accompanying Proxy Statement/Prospectus.

          At the time the Merger becomes effective, each outstanding share of Westco Bancorp common stock will be converted into the right to receive 1.395 shares of MAF Bancorp common stock.

          Enclosed are a Notice of Special Meeting of Stockholders and a Proxy Statement/Prospectus which contains a detailed description of the Merger, its terms and conditions and the transactions contemplated thereby. Also for your reference, reprinted at the back of the Proxy Statement/Prospectus are copies of Westco Bancorp's 1997 Annual Report to Stockholders and its most recent Quarterly Report on Form 10-Q for the period ended September 30, 1998. You are urged to read the Proxy Statement/Prospectus carefully.

          THE BOARD OF DIRECTORS OF WESTCO BANCORP HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS BEING ADVISABLE AND IN THE BEST INTERESTS OF WESTCO BANCORP AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

          YOUR PARTICIPATION IN THE SPECIAL MEETING, IN PERSON OR BY PROXY, IS ESPECIALLY IMPORTANT. AN ABSTENTION OR FAILURE TO VOTE AT THE SPECIAL MEETING OR FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER. ACCORDINGLY, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE THAT HAS BEEN PROVIDED TO YOU FOR YOUR CONVENIENCE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

          Promptly after the Merger, a letter of transmittal will be mailed to each holder of record of shares of Westco Bancorp to be used for the surrender of your stock certificates. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

          The Board and I urge you to vote "FOR" approval and adoption of the Merger Agreement.

                                   Sincerely,


                                   DAVID C. BURBA
                                   Chairman of the Board and President

Preliminary Copy
----------------

                             WESTCO BANCORP, INC.
                           2121 SOUTH MANNHEIM ROAD
                          WESTCHESTER, ILLINOIS 60154
                                (708) 865-1100

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 18, 1998

          A Special Meeting of Stockholders (the "Special Meeting") of Westco Bancorp, Inc., a Delaware corporation ("Westco Bancorp"), will be held on Friday, December 18, 1998, at 10:00 a.m., local time, at First Federal Savings and Loan Association of Westchester's office at 2121 South Mannheim Road, Westchester, Illinois. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Reorganization, dated as of August 17, 1998 (the "Merger Agreement"), by and between Westco Bancorp and MAF Bancorp, Inc., a Delaware corporation ("MAF Bancorp"), and the consummation of the transactions contemplated thereby. Pursuant to the Merger Agreement Westco Bancorp will be merged with and into MAF Bancorp upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the enclosed Proxy Statement/Prospectus. First Federal Savings and Loan Association of Westchester, a wholly-owned subsidiary of Westco Bancorp, will also be merged with and into Mid America Bank, fsb, a wholly-owned subsidiary of MAF Bancorp, as part of the transaction. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

          The Board of Directors has fixed the close of business on October 30, 1998, as the record date (the "Record Date") for determining stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only holders of record of Westco Bancorp common stock at the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

          THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS BEING ADVISABLE AND IN THE BEST INTERESTS OF STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                   By Order of the Board of Directors,


                                   MARY S. SUFFI
                                   Vice President and Secretary

Westchester, Illinois
November __, 1998


          WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Preliminary Copy
----------------

                               PROXY STATEMENT

                       SPECIAL MEETING OF STOCKHOLDERS
                             WESTCO BANCORP, INC.

                              ------------------

                                  PROSPECTUS

                               MAF BANCORP, INC.

          This Proxy Statement/Prospectus is provided in connection with the solicitation of proxies by the Board of Directors of Westco Bancorp to be voted at the Special Meeting of Stockholders of Westco Bancorp (the "Special Meeting") to be held on December 18, 1998, for the purpose of considering and voting upon a proposal to approve the Amended and Restated Agreement and Plan of Reorganization, dated as of August 17, 1998 (the "Merger Agreement"), by and between MAF Bancorp and Westco Bancorp and the transactions contemplated thereby. Pursuant to the Merger Agreement, Westco Bancorp will be merged with and into MAF Bancorp (the "Merger") and First Federal Savings and Loan Association of Westchester, a wholly-owned subsidiary of Westco Bancorp ("First Federal"), will be merged with and into Mid America Bank, fsb, a wholly-owned subsidiary of MAF Bancorp ("Mid America Bank") (the "Bank Merger"). The Merger and the Bank Merger are referred to collectively herein as the "Reorganization." The Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

          This Proxy Statement/Prospectus is also the prospectus of MAF Bancorp relating to its offering of shares of MAF Bancorp common stock, par value $0.01 per share ("MAF Bancorp Common Stock"), to the holders of the common stock, par value $0.01 per share, of Westco Bancorp ("Westco Bancorp Common Stock"), in connection with the proposed Merger. If the Merger Agreement is approved by the requisite vote of Westco Bancorp stockholders, upon consummation of the Merger each issued and outstanding share of Westco Bancorp Common Stock will be converted into the right to receive 1.395 shares of MAF Bancorp Common Stock.

          Consummation of the Merger is subject to the approval of the stockholders of Westco Bancorp, the receipt of all required regulatory approvals and certain other conditions. See "TERMS OF THE MERGER--Termination, Amendment and Waiver."

                              ------------------


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
       THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              ------------------

      The date of this Proxy Statement/Prospectus is November __, 1998.

                             AVAILABLE INFORMATION

          MAF Bancorp and Westco Bancorp are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at the following locations: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address at the web site is: http://www.sec.gov. Copies of such material can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. To obtain information regarding the operation of the Public Reference Room, call the Commission at 1-800-SEC-0330.

          This Proxy Statement/Prospectus constitutes a part of a Registration Statement filed by MAF Bancorp with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Reference is made to the Registration Statement the documents incorporated therein by reference, and to the exhibits thereto for further information with respect to the securities offered hereby. Any statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

          Accompanying this Proxy Statement/Prospectus are copies of Westco Bancorp's Annual Report to Stockholders for the year ended December 31, 1997, and its latest Form 10-Q for the period ended September 30, 1998. These documents are reprinted at the end of this booklet following the Proxy Statement/Prospectus.


                          INCORPORATION BY REFERENCE

          This Proxy Statement/Prospectus incorporates certain documents by reference, certain of which, including important business and financial information about MAF Bancorp and Westco Bancorp, are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available without charge to any person, including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered, on such person's written or oral request. Requests for these documents should be directed to the following:


         MAF BANCORP DOCUMENTS                  WESTCO BANCORP DOCUMENTS
         ---------------------                  ------------------------

           MAF BANCORP, INC.                      WESTCO BANCORP, INC.
      55TH STREET & HOLMES AVENUE               2121 SOUTH MANNHEIM ROAD
    CLARENDON HILLS, ILLINOIS 60514           WESTCHESTER, ILLINOIS 60154
       ATTENTION: CAROLYN PIHERA                ATTENTION: MARY S. SUFFI
             (630) 325-7300                          (708) 865-1100

IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY NOVEMBER 22, 1998.

          The following documents, which have heretofore been filed by MAF Bancorp (File No. 0-18121) with the Commission, are incorporated by reference in this Proxy Statement/Prospectus:

          (1) MAF Bancorp's Annual Report on Form 10-K for the year ended December 31, 1997;

          (2) MAF Bancorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

          (3) MAF Bancorp's Current Report on Form 8-K dated April 28, 1998, and its Current Report on Form 8-K dated August 17, 1998, as amended by Form 8-K/A filed with the Commission on September 1, 1998; and

          (4) the description of MAF Bancorp Common Stock contained in MAF Bancorp's Registration Statement on Form 8-A dated November 14, 1989.

          The following documents, which have heretofore been filed by Westco Bancorp (File No. 0-19985) with the Commission, are incorporated by reference in this Proxy Statement/Prospectus:

          (1) Westco Bancorp's Annual Report on Form 10-K for the year ended December 31, 1997;

          (2) those portions of Westco Bancorp's 1997 Annual Report to Stockholders contained under the captions "Corporate Information," "Selected Consolidated Financial Data and Other Data of the Company," and "Management's Discussion and Analysis of Financial Condition and Results of Operations";

          (3) Westco Bancorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

          (4) Westco Bancorp's Current Report on Form 8-K dated August 17, 1998, as amended by Form 8-K/A filed with the Commission on September 1, 1998; and

          (5) the description of Westco Bancorp Common Stock contained in Westco Bancorp's Registration Statement on Form 8-A dated March 24, 1992.

          All documents filed by MAF Bancorp and Westco Bancorp with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering made by this Proxy Statement/Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.


                          FORWARD-LOOKING STATEMENTS

          Certain statements contained in or incorporated by reference in this Proxy Statement/Prospectus, including among others those statements included in the section "Proposed Merger," that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual future results may differ materially from the results discussed in these forward-looking statements due to the risks and uncertainties involved. Factors that might cause such a difference include, but are not limited to: (1) inability to realize cost savings from the Merger to the full extent expected or within the expected timeframe; (2) lower than expected revenues following the Merger; (3) inability of MAF Bancorp or Westco Bancorp to complete the announced stock repurchase programs within the contemplated timeframe or stock price ranges; (4) significant increases in competitive pressures among depository institutions; (5) higher than expected costs or difficulties related to the integration of the business of Westco Bancorp with that of MAF Bancorp; (6) changes in the interest rate environment that result in reduced interest rate margins; (7) deterioration of general economic conditions, either nationally or in MAF Bancorp's market area; and (8) adoption of legislation or regulatory changes that adversely affect the business of the combined company. Further information concerning MAF Bancorp and its business, including additional factors that could materially affect MAF Bancorp's future financial results, is included in the documents filed by MAF Bancorp with the Commission and incorporated herein.

                                         TABLE OF CONTENTS

                                                                                                               PAGE
AVAILABLE INFORMATION..........................................................................................   i

INCORPORATION BY REFERENCE.....................................................................................   i

FORWARD-LOOKING STATEMENTS.....................................................................................  ii

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................................................   1

SUMMARY  ......................................................................................................   4
     The Parties...............................................................................................   4
     Date, Time and Place of Special Meeting...................................................................   4
     Purpose of Meeting........................................................................................   4
     Vote Required.............................................................................................   4
     Terms of the Merger.......................................................................................   5
     Recommendation of the Board of Directors..................................................................   5
     Opinion of Financial Advisor..............................................................................   5
     Interests of Certain Persons in the Merger................................................................   5
     No Dissenters' Rights of Appraisal........................................................................   5
     Federal Income Tax Consequences...........................................................................   6
     Accounting Treatment......................................................................................   6
     Conditions to the Merger and Required Regulatory Approvals................................................   6
     Termination...............................................................................................   7
     Termination Fee...........................................................................................   7
     Option Agreement..........................................................................................   7
     Resales of MAF Bancorp Common Stock by Affiliates.........................................................   7
     Market and Market Prices..................................................................................   8

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF MAF BANCORP, INC.............................................   9

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF WESTCO BANCORP, INC..........................................  11

COMPARATIVE PER COMMON SHARE DATA..............................................................................  13

MAF BANCORP, INC...............................................................................................  14

WESTCO BANCORP, INC............................................................................................  14

SPECIAL MEETING OF WESTCO BANCORP STOCKHOLDERS.................................................................  14
     General...................................................................................................  14
     Date, Place and Time......................................................................................  15
     Record Date...............................................................................................  15
     Required Vote; Principal Stockholders.....................................................................  15
     Voting and Revocation of Proxies..........................................................................  16
     No Dissenters' Rights of Appraisal........................................................................  16
     Solicitation of Proxies...................................................................................  16

PROPOSED MERGER................................................................................................  17
     Background of the Merger..................................................................................  17
     Westco Bancorp's Reasons for the Merger and Board Recommendation..........................................  19
     Fairness Opinion of Westco Bancorp Financial Advisor......................................................  21

TERMS OF THE MERGER........................................................................................      25
     Merger Consideration..................................................................................      25
     Closing Date of the Merger............................................................................      26
     Surrender of Certificates  ...........................................................................      26
     Conditions to the Merger..............................................................................      27
     Regulatory Approvals..................................................................................      28
     Business Pending the Merger...........................................................................      29
     Dividends.............................................................................................      30
     Operations of Westco Bancorp after the Merger.........................................................      30
     Interests of Certain Persons in the Merger............................................................      30
     Termination, Amendment and Waiver.....................................................................      35
     Termination Fee.......................................................................................      35
     Option Agreement......................................................................................      36
     Affiliate Lock-up Agreements..........................................................................      37
     Certain Federal Income Tax Consequences of the Merger.................................................      38
     Accounting Treatment..................................................................................      39
     Expenses..............................................................................................      39
     Resale of MAF Bancorp Common Stock....................................................................      39
     Dissenters' Rights....................................................................................      39

PRO FORMA FINANCIAL STATEMENTS.............................................................................      40

DESCRIPTION OF MAF BANCORP COMMON STOCK....................................................................      47

LEGAL MATTERS..............................................................................................      48

EXPERTS....................................................................................................      48

APPENDIX A - Amended and Restated Agreement and Plan of Reorganization.....................................     A-1

APPENDIX B - Fairness Opinion of Keefe, Bruyette & Woods, Inc..............................................     B-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Westco Bancorp operates in communities within the larger market area served by MAF Bancorp. The Merger will allow MAF Bancorp to gain a dominant market share in the LaGrange-Westchester communities while providing Westco Bancorp the opportunity to become part of a larger financial institution better positioned to meet the challenges of competing within the Chicago market area. The combined company will have assets of approximately $4 billion. As a result of the Merger, customers of First Federal, the savings and loan subsidiary of Westco Bancorp, will be offered the wider array of financial products and services that MAF Bancorp offers through its subsidiary Mid America Bank.

Q:   HOW WILL THE MERGER AFFECT ME?

A:   When the Merger is completed, Westco Bancorp stockholders will receive
     1.395 shares of MAF Bancorp Common Stock in exchange for each share of Westco Bancorp Common Stock they own.

     MAF Bancorp will not issue fractional shares. Instead, Westco Bancorp stockholders will receive cash for any fractional share of MAF Bancorp Common Stock owed to them in an amount equal to the product of such fraction multiplied by the mean of the closing bid and asked quotations for one share of MAF Bancorp Common Stock as reported by the Nasdaq Stock Market for the last business day preceding the closing date of the Merger.

     Under the terms of the Merger Agreement, each MAF Bancorp share will remain outstanding immediately following the Merger. Based on the shares of MAF Bancorp and Westco Bancorp outstanding on the Record Date, persons who are stockholders of MAF Bancorp immediately before the Merger will own approximately 87%, and former stockholders of Westco Bancorp will own approximately 13%, of the common stock of MAF Bancorp immediately after the Merger. These percentages will change to the extent either company repurchases shares of its common stock prior to completion of the Merger.

     After the Merger, Westco Bancorp's businesses will be integrated into MAF Bancorp's businesses.

     . If at Closing you own 10,000 shares of Westco Bancorp Common Stock, then after the Merger you will receive 13,950 shares of MAF Bancorp Common Stock.

     . If at Closing you own 100 shares of Westco Bancorp Common Stock, then after the Merger you will receive 139 shares of MAF Bancorp Common Stock and a check for the market value of the .50 fractional share of MAF Bancorp Common Stock.

Q:   WHAT DO I NEED TO DO NOW?

A: Indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the stockholders' meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the Merger proposal described in these proxy materials. If you fail to sign and send in your proxy or you sign and send in your proxy but you abstain from voting, it will be equivalent to a vote against the proposed Merger.

     The stockholders' meeting will take place on December 18, 1998. You may attend the stockholders' meeting and vote your shares in person rather than voting by proxy. In addition, you may revoke your proxy up to and including the day of the stockholders' meeting by following the directions on page 16 and either withdraw your vote, change your vote or attend the stockholders' meeting and vote in person.

     THE BOARD OF DIRECTORS OF WESTCO BANCORP BELIEVES THE MERGER IS ADVISABLE AND RECOMMENDS VOTING IN FAVOR OF THE PROPOSED MERGER.

Q: I AM A WESTCO BANCORP EMPLOYEE AND I HOLD MY SHARES IN AN EMPLOYEE BENEFIT PLAN. WILL I BE ABLE TO VOTE THOSE SHARES?

A: The First Federal ESOP and the First Federal Profit Sharing Plan permit each plan participant to direct the trustee how to vote shares attributable to the participant's plan account and, in the case of the ESOP, a proportional number of shares held by the plan but not as yet allocated to participants' plan accounts. If you are a plan participant, you will receive information concerning the procedures for submitting a separate instruction card with your voting directions. Executive officers who participate in the First Federal Supplemental Executive Retirement Plan (the "SERP") will receive a separate instruction card to direct the SERP's trustee how to vote shares attributable to the executive officer's benefits under the SERP.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Your broker will not be able to vote your shares on the proposed Merger without instructions.

Q:   I AM A WESTCO BANCORP STOCKHOLDER.  SHOULD I SEND IN MY STOCK CERTIFICATES
     NOW?

A: No. After the Merger is completed, Westco Bancorp stockholders will be sent written instructions for exchanging their stock certificates.

Q:   WILL WESTCO BANCORP STOCKHOLDERS HAVE APPRAISAL RIGHTS?

A: No. Under Delaware law, appraisal rights are not available for the shares of any class or series of stock if that stock is listed on a national securities exchange or an interdealer quotation system (i.e., the Nasdaq National Market). Therefore, since the Westco Bancorp Common Stock is listed on the Nasdaq National Market, Westco Bancorp stockholders who vote against the Merger will not have the right to an appraisal of the value of their shares.

Q:   WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: No changes are expected to MAF Bancorp or Westco Bancorp dividend policies before the Merger, except that Westco Bancorp will not be able to pay a dividend during the quarter that the Merger is to be consummated if Westco Bancorp Stockholders would be entitled to receive a dividend from MAF Bancorp during that quarter. Following the Merger, MAF Bancorp expects to continue to pay dividends on its common stock in the amount of $0.07 per share per quarter, or $0.28 per share per year. With respect to Westco Bancorp stockholders, the $0.28 per share annual dividend is equivalent to a dividend amount of $0.39 per year since each Westco Bancorp stockholder will own a greater number of shares after the Merger as a result of the Exchange Ratio of 1.395 shares of MAF Bancorp for each share of Westco Bancorp. Although MAF Bancorp currently expects to pay the dividends described, MAF Bancorp cannot assure such payments will be made. Members of MAF Bancorp's Board of Directors will use their discretion to decide whether to declare dividends and the amount of any dividends. In making their decision, the MAF Bancorp directors will consider various factors, including MAF Bancorp's business condition, financial position, earnings and other factors.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of shares by Westco Bancorp stockholders will be tax-free to Westco Bancorp stockholders for United States federal income tax purposes. However, Westco Bancorp stockholders will recognize gain on cash received in lieu of fractional shares of MAF Bancorp's Common Stock. To review the tax consequences to Westco Bancorp stockholders in greater detail, see page 38.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: MAF Bancorp and Westco Bancorp are working toward completing the Merger as quickly as possible. In addition to Westco Bancorp stockholder approval, regulatory approvals must also be obtained. MAF Bancorp and Westco Bancorp anticipate completing the Merger before the end of January, 1999.


                       WHO CAN HELP ANSWER MY QUESTIONS?

     If you have more questions about the Merger or need additional copies of the Proxy Statement/Prospectus or proxy card, you should contact:

                              Westco Bancorp, Inc.
                            2121 South Mannheim Road
                          Westchester, Illinois  60154
                     Attention:  David C. Burba, President
                         Phone Number:  (708) 865-1100

                                    SUMMARY

     The following is a summary, which is not intended to be complete, of certain information contained elsewhere in this Proxy Statement/Prospectus or in documents incorporated herein by reference. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained herein, the appendices hereto and the documents incorporated by reference herein. Each stockholder is urged to carefully read this Proxy
Statement/Prospectus and the appendices hereto in their entirety.

THE PARTIES

     MAF Bancorp, a Delaware corporation, is a savings and loan holding company operating principally through its wholly-owned subsidiary, Mid America Bank, fsb, a federally-chartered savings bank. Mid America Bank operates 23 retail banking branch offices in Chicago and the western suburbs of Chicago, including DuPage County. As of September 30, 1998, MAF Bancorp had approximately $3.6 billion in assets, $2.3 billion in deposits and $281 million in stockholders' equity. MAF Bancorp is also engaged, through certain subsidiaries, in residential real estate development, general insurance services, and brokerage operations through an affiliation with an independent registered broker-dealer. MAF Bancorp's executive office is located at the principal office of Mid America Bank at 55th Street and Holmes Avenue, Clarendon Hills, Illinois 60514. Its telephone number is (630) 325-7300. See "MAF BANCORP, INC."

     Westco Bancorp, a Delaware corporation, is a savings and loan holding company operating through its wholly-owned subsidiary, First Federal, a federally chartered savings and loan association. First Federal operates a full-service office and a drive-up facility in Westchester, Illinois. As of September 30, 1998, Westco Bancorp had approximately $319 million in assets, $261 million in deposits and $48 million in stockholders' equity. Westco Bancorp's executive office is located at the home office of First Federal at 2121 South Mannheim Road, Westchester, Illinois 60615. Its telephone number is
(708) 865-1100.  See "WESTCO BANCORP, INC."

DATE, TIME AND PLACE OF SPECIAL MEETING

     The Special Meeting of Westco Bancorp Stockholders will be held at 2121 South Mannheim Road, Westchester, Illinois at 10:00 a.m., local time, on December 18, 1998.

PURPOSE OF MEETING

     The Special Meeting will be held for the purpose of considering and voting upon a proposal to approve and adopt the Merger Agreement. See "SPECIAL MEETING OF WESTCO BANCORP STOCKHOLDERS--General."

VOTE REQUIRED

     The Westco Bancorp Board of Directors (the "Westco Bancorp Board") has fixed the close of business on October 30, 1998, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only the holders of record of the outstanding shares of Westco Bancorp Common Stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. The presence, in person or by proxy, of a majority of the aggregate number of shares of Westco Bancorp Common Stock issued, outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting.

     The affirmative vote of the holders of a majority of the shares of Westco Bancorp Common Stock issued, outstanding and entitled to vote at the Special Meeting will be required to approve the Merger Agreement. Approval of the Merger Agreement by the requisite vote of the holders of Westco Bancorp Common Stock is a condition to, and is required for, consummation of the Merger.

     As of the Record Date, 2,389,353 shares of Westco Bancorp Common Stock were issued, outstanding and entitled to vote, of which approximately 581,732 shares, or approximately 24.3%, were beneficially owned by directors and executive officers of Westco Bancorp, its subsidiaries and their respective affiliates. Each such director and executive officer of Westco Bancorp has entered into an agreement with MAF Bancorp to vote the Westco Bancorp

Common Stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby. See "SPECIAL MEETING OF WESTCO BANCORP STOCKHOLDERS--Required Vote; Principal Stockholders" and "TERMS OF THE MERGER--Affiliate Lock-up Agreements."

TERMS OF THE MERGER

     MAF Bancorp and Westco Bancorp entered into the Merger Agreement, providing, among other things, for the merger of Westco Bancorp with and into MAF Bancorp. As part of the transaction, First Federal will be merged with and into Mid America Bank. The Merger must be approved by holders of the majority of outstanding shares of Common Stock of Westco Bancorp. See "TERMS OF THE MERGER."

     Each share of Westco Bancorp Common Stock which is issued and outstanding immediately prior to the effective time of the Merger, other than shares of Westco Bancorp Common Stock held by Westco Bancorp or MAF Bancorp or their respective subsidiaries (all of which shall be canceled (except for shares held in trust accounts beneficially owned by third parties and shares held with respect to debt previously contracted which shall be converted as provided for in the Merger Agreement)) shall be converted pursuant to the Merger into and represent the right to receive 1.395 shares of MAF Bancorp Common Stock (the "Merger Consideration"). See "TERMS OF THE MERGER--Merger Consideration."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Westco Bancorp Board unanimously recommends that stockholders vote FOR approval and adoption of the Merger Agreement. The Westco Bancorp Board, after consideration of the terms and conditions of the Merger Agreement and other factors deemed relevant, including the opinion of their financial advisor, believe that the terms of the Merger Agreement are fair and that the Merger is in the best interests of Westco Bancorp and its stockholders. See "PROPOSED MERGER--Westco Bancorp's Reasons for the Merger and Board Recommendation."

OPINION OF FINANCIAL ADVISOR

     Keefe, Bruyette & Woods ("KBW"), Westco Bancorp's financial advisor, has rendered its written opinion to the Westco Bancorp Board that the Exchange Ratio is fair, from a financial point of view, to the holders of Westco Bancorp Common Stock.

     The fairness opinion, which is attached to this Proxy Statement/Prospectus as Appendix B, should be read in its entirety with respect to the assumptions made, limits of the reviews undertaken and other matters considered by such financial advisor in rendering such opinion. See "PROPOSED MERGER--Fairness Opinion of Westco Bancorp Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Pursuant to the Merger Agreement, MAF Bancorp has agreed to, following the Merger, appoint David C. Burba, Chairman of the Board, President and Chief Executive Officer of Westco Bancorp, to MAF Bancorp's Board of Directors and Mid America Bank's Board of Directors, and Mr. Burba has agreed to serve as an Executive Vice President of MAF Bancorp and Mid America Bank. The consummation of the Merger will result in significant payments being made and/or benefits being provided to directors and executive officers of Westco Bancorp and First Federal under various agreements and compensation plans and arrangements. MAF Bancorp has also agreed to appoint to the Advisory Board of Mid America Bank all of Westco Bancorp's directors, other than Mr. Burba. See "TERMS OF THE MERGER-- Interests of Certain Persons in the Merger."

NO DISSENTERS' RIGHTS OF APPRAISAL

     Holders of Westco Bancorp Common Stock who dissent to the Merger will not have appraisal rights. Under Delaware General Corporation Law ("DGCL"), appraisal rights are not available for the shares of any class or series of stock if that stock is listed on a national securities exchange or an interdealer quotation system (i.e., the Nasdaq National

Market). The Westco Bancorp Common Stock is listed on the Nasdaq National Market ("Nasdaq"). See "SPECIAL MEETING OF WESTCO BANCORP STOCKHOLDERS--No Dissenters' Rights of Appraisal" and "TERMS OF THE MERGER--Dissenters' Rights."

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is structured in a manner intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, as a result of the Merger, Westco Bancorp stockholders will not recognize any income, gain or loss by reason of receiving shares of MAF Bancorp Common Stock in the Merger, except to the extent of cash received in lieu of fractional shares, and the shares of MAF Bancorp Common Stock which Westco Bancorp stockholders are entitled to receive in the Merger (including any fractional share interest in MAF Bancorp Common Stock) will have the same tax basis and holding period as the respective shares of Westco Bancorp Common Stock surrendered in exchange therefor. Cash received by any Westco Bancorp stockholder in lieu of fractional shares of MAF Bancorp Common Stock will be treated as received by such stockholder as a distribution in redemption by MAF Bancorp of that fractional share interest in full exchange for that fractional share interest, generally resulting in capital gain or loss for Federal income tax purposes. As a condition precedent to the consummation of the Merger, MAF Bancorp and Westco Bancorp must each receive an opinion from Vedder, Price, Kaufman & Kammholz, counsel to MAF Bancorp dated as of the closing date regarding the federal income tax consequences of the Merger. See "TERMS OF THE MERGER--Certain Federal Income Tax Consequences of the Merger."

ACCOUNTING TREATMENT

     In accordance with the Merger Agreement, as amended and restated, the Merger will be treated as a "purchase" transaction for accounting purposes. See "TERMS OF THE MERGER--Accounting Treatment" and "PRO FORMA FINANCIAL STATEMENTS."

CONDITIONS TO THE MERGER AND REQUIRED REGULATORY APPROVALS

     Consummation of the Merger is subject to certain conditions, including, among others, the approval of the Merger by the affirmative vote of holders of a majority of the shares of Westco Bancorp Common Stock entitled to vote thereon; receipt of all required regulatory approvals discussed below; the continued effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part; receipt by both parties of an opinion of MAF Bancorp's counsel dated as of the closing date as to the qualification of the Merger as a tax-free reorganization for federal income tax purposes; the absence of any injunction or legal restraint prohibiting consummation of the Merger; and certain other customary closing conditions. There can be no assurance as to when and if all of the conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "TERMS OF THE MERGER-- Conditions to the Merger" and "--Regulatory Approvals."

     Before the Merger is consummated, the Merger and the Bank Merger must be approved by the Office of Thrift Supervision (the "OTS"). MAF Bancorp filed the required application with the Regional Director of the OTS, under delegated authority, on September 25, 1998. The OTS is currently expected to render its decision on the application on or before December 31, 1998.

     In addition, Mid America Bank's acquisition of the subsidiary of First Federal requires prior notification to the Federal Deposit Insurance Corporation (the "FDIC"). Mid America Bank filed its notification (the "FDIC Notice") with the Regional Director of the FDIC on September 25, 1998. By letter dated October 2, 1998, the FDIC informed MAF Bancorp that the FDIC did not intend to object to Mid America Bank's acquisition of the subsidiary of First Federal.

     Although MAF Bancorp currently anticipates that all necessary regulatory approvals will be received during the fourth quarter of 1998, there can be no assurance as to the timing of receipt of the requisite final approvals or that all such approvals will in fact be granted as expected. Receipt of all requisite approvals is a condition precedent to consummation of the Merger. See "TERMS OF THE MERGER--Closing Date of the Merger"; "--Conditions to the Merger"; and "--Regulatory Approvals."

TERMINATION

     The Merger Agreement provides that it may be terminated, whether before or after receipt of stockholder approval, under certain conditions, including by Westco Bancorp's exercise of its "walk-away" right arising in the event the MAF Common Stock Price Per Share (as defined in the Merger Agreement) is less than $18.886 on each of the 10 business days immediately preceding the fifth business day prior to the date of closing of the Merger (the "Closing Date"). If the "walk-away" right becomes operative prior to the Closing Date, then Westco Bancorp shall have the option of (i) terminating the Merger Agreement; (ii) renegotiating the payment terms in the Merger Agreement; or (iii) proceeding with the Merger. See "TERMS OF THE MERGER--Merger Consideration"; "--Conditions to the Merger"; "--Termination, Amendment and Waiver"; and "--Termination Fee."

TERMINATION FEE

     Under the Merger Agreement, upon the occurrence of specified events, Westco Bancorp must pay MAF Bancorp a fee of $2,500,000 (the "Termination Fee"). The specified events relate generally to the Westco Bancorp Board's failing to support the Merger, and unopposed offers by, or transactions or proposed transactions with, third parties. The Termination Fee may discourage competing offers from third parties to acquire Westco Bancorp and is intended to increase the likelihood that the Merger will be consummated. See "TERMS OF THE MERGER-- Termination Fee."

OPTION AGREEMENT

     As an inducement to MAF Bancorp to enter into the Merger Agreement, contemporaneous with the Merger Agreement, Westco Bancorp executed an Option Agreement with MAF Bancorp dated as of August 17, 1998 (the "Option Agreement"), which provides MAF Bancorp with an option to purchase (the "Option") up to 19.9% of the outstanding shares of Westco Bancorp Common Stock (after giving effect to the exercise of the Option) at an exercise price of $26.35 per share. The Option is exercisable by MAF Bancorp only if: (i) the Westco Bancorp Board withdraws its support of the Merger or fails to recommend approval of the Merger; or (ii) any person or group, other than MAF Bancorp or any of its affiliates, (a) acquires beneficial ownership of 10% or more of the then outstanding Westco Bancorp Common Stock or the right or option to acquire beneficial ownership of, or to vote securities representing, 10% or more of the then outstanding Westco Bancorp Common Stock, and thereafter, Westco Bancorp's Board recommends such acquisition to the stockholders, fails to take those acts which MAF Bancorp may reasonably request to oppose such acquisition or fails to recommend or withdraws its approval of the Merger Agreement; (b) enters into an agreement with Westco Bancorp pursuant to which such person or group would merge or consolidate, or enter into any similar transaction with Westco Bancorp or acquire all or substantially all of the assets of Westco Bancorp; or (c) makes a bona fide proposal for any merger, consolidation or acquisition of all or substantially all of the assets of Westco Bancorp or other business combination involving Westco Bancorp, and thereafter, but before such proposal has been publicly withdrawn, Westco Bancorp willfully commits any material breach of any covenant of the Merger Agreement and such breach (A) would entitle MAF Bancorp to terminate the Merger Agreement, (B) is not cured and (C) would materially interfere with Westco Bancorp's ability to consummate the Merger or materially reduce the value of the transaction to MAF Bancorp. MAF Bancorp may in certain circumstances elect to receive cash equal to the spread value of the Option in lieu of exercising the Option to purchase Westco Bancorp shares; provided, however, that the aggregate amount of the consideration payable to MAF Bancorp for the Option (less any Option exercise price that may actually have been paid by MAF Bancorp) plus the Termination Fee shall not exceed $4,000,000. The issuance and exercise of the Option is not subject to approval by the stockholders of Westco Bancorp, although certain regulatory approvals may be required. The Option Agreement and the Option may discourage offers by third parties to acquire Westco Bancorp and are intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. See "TERMS OF THE MERGER--Option Agreement."

RESALES OF MAF BANCORP COMMON STOCK BY AFFILIATES

     The resale of MAF Bancorp Common Stock issued to "affiliates" (as such term is defined by Rule 145 promulgated by the Commission under the Securities Act) of Westco Bancorp in connection with the Merger will be subject to restriction. Such shares may only be sold (a) pursuant to a separate registration statement relating to such affiliates' shares of MAF Bancorp Common Stock (which MAF Bancorp has not agreed to provide); (b) pursuant to the terms and conditions of Rule 145 under the Securities Act; or (c) pursuant to some other exemption from registration. See "TERMS OF THE MERGER--Resale of MAF Bancorp Common Stock."

MARKET AND MARKET PRICES

     MAF Bancorp Common Stock and Westco Bancorp Common Stock are both traded in the over-the-counter market and are quoted on The Nasdaq Stock Market in the National Market System. MAF Bancorp Common Stock is traded under the symbol "MAFB." Westco Bancorp Common Stock is traded under the symbol "WCBI."

     The following table sets forth the last sales prices as reported by Nasdaq for MAF Bancorp Common Stock (adjusted for the 3-for-2 stock split effective on July 10, 1998) and Westco Bancorp Common Stock on the dates indicated, and the equivalent per share value for Westco Bancorp Common Stock, giving effect to the Merger as of the same dates:

                        CLOSING PRICE  CLOSING PRICE      WESTCO BANCORP
                         MAF BANCORP   WESTCO BANCORP       EQUIVALENT
                        COMMON STOCK    COMMON STOCK   PER SHARE VALUE/(2)/
                        -------------  --------------  --------------------
June 30, 1998              $24.250         $28.500           $33.829
---------------------------------------------------------------------------
August 14, 1998/(1)/       $22.125         $27.000           $30.864
---------------------------------------------------------------------------
September 30, 1998         $23.500         $31.250           $32.783
---------------------------------------------------------------------------
October 30, 1998           $24.500         $32.250           $34.178
---------------------------------------------------------------------------

(1) Trading date next preceding public announcement of the proposed Merger.

(2) The Equivalent Per Share Value of Westco Bancorp Common Stock is calculated based on the last sales price (adjusted for the 3-for-2 stock split paid July 10, 1998) for MAF Bancorp Common Stock as of the date indicated, multiplied by 1.395.

      SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF MAF BANCORP, INC.

     The following table sets forth certain selected consolidated financial data of MAF Bancorp and its subsidiaries as of and for the nine-month periods ended September 30, 1998 and 1997, as of and for the year ended December 31, 1997, as of and for the six-month period ended December 31, 1996, and as of and for the years ended June 30, 1996, 1995 and 1994, and is qualified in its entirety by the detailed information and the consolidated financial statements of MAF Bancorp, including the respective notes thereto, which are included in documents incorporated by reference in this Proxy Statement/Prospectus. Operating results from any prior period are not necessarily indicative of the results that might be expected for any future period. All per share amounts have been adjusted to reflect the 3-for-2 stock split effected as a dividend which was paid July 10, 1998.

                                                                            SIX MONTHS
                                  NINE MONTHS ENDED           YEAR ENDED      ENDED
                                    SEPTEMBER 30,             DECEMBER 31,  DECEMBER 31,             YEAR ENDED JUNE 30,
                             ----------------------------                                ----------------------------------------
                                 1998           1997           1997            1996           1996           1995           1994
                             -------------  -------------    -------------- ------------ ------------   --------------  ---------
                                   (UNAUDITED)                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA
Interest income................$  185,215     $  177,281     $  238,915      $  112,827     $  143,095     $  114,963     $  103,778
Interest expense...............   112,868        107,223        145,216          68,631         93,221         73,367         69,694
                               ----------     ----------     ----------      ----------     ----------     ----------     ----------
Net interest income............    72,347         70,058         93,699          44,196         49,874         41,596         34,084
Provision for loan losses......       600            850          1,150             700            700            475          1,200
                               ----------     ----------     ----------      ----------     ----------     ----------     ----------
Net interest income after
 provision for loan losses.....    71,747         69,208         92,549          43,496         49,174         41,121         32,884
Non-interest income:
Gain (loss) on sale and
 writedown of loans
 receivable and
 mortgage-backed securities....     2,250            186            432             (32)           198            (56)         3,135
 Investment securities.........       606            225            404             251            188           (231)           200
 Foreclosed real estate........       152             10             17             161             50            181            145
Income from real estate
 operations....................     3,854          5,088          6,876           4,133          4,786          7,497          7,719
Deposit account service
 charges.......................     6,169          5,224          7,217           3,219          4,894          3,347          2,414
Loan servicing fee income......       373          1,752          2,278           1,249          2,394          2,373          2,456
Other..........................     5,894          4,120          5,493           2,978          4,590          3,539          3,579
                               ----------     ----------     ----------      ----------     ----------     ----------     ----------
Total non-interest income......    19,298         16,605         22,717          11,959         17,100         16,650         19,648
Non-interest expense:
Compensation and benefits......    26,016         22,548         30,472          14,503         21,209         18,257         16,954
Office occupancy and
 equipment.....................     5,025          4,639          6,203           2,652          3,774          3,522          3,569
Federal deposit insurance
 premiums......................     1,091          1,102          1,468           2,338          3,255          3,003          2,996
Special SAIF assessment........        --             --             --          14,216             --             --             --
Other..........................    12,123         12,132         16,468           7,369          9,548          8,630          7,797
                               ----------     ----------     ----------      ----------     ----------     ----------     ----------
Total non-interest expense.....    44,255         40,421         54,611          41,078         37,786         33,412         31,316
                               ----------     ----------     ----------      ----------     ----------     ----------     ----------
Income before income taxes
 and other items...............    46,790         45,392         60,655          14,377         28,488         24,359         21,216
Income taxes...................    17,982         16,700         22,707           5,602         10,805          9,316          7,766
                               ----------     ----------     ----------      ----------     ----------     ----------     ----------
Income before
 extraordinary item............    28,808         28,692         37,948           8,775         17,683         15,043         13,450
Extraordinary item/(1)/........        --             --             --              --           (474)            --             --
                               ----------     ----------     ----------      ----------     ----------     ----------     ----------
Net income.....................$   28,808     $   28,692     $   37,948      $    8,775     $   17,209     $   15,043     $   13,450
                               ==========     ==========     ==========      ==========     ----------     ----------     ==========
PER COMMON SHARE DATA
Basic earnings.................$     1.28     $     1.23     $     1.64      $     0.37     $     1.31     $     1.20     $     1.03
Diluted earnings...............      1.23           1.19           1.59            0.36           1.23           1.13           0.97
Book value.....................     12.56          11.48          11.70           10.62          10.41           8.53           7.45
Cash dividends declared........      0.187          0.133          0.18            0.08           0.142          0.129            --

SELECTED FINANCIAL DATA
 (AT END OF PERIOD)
Total assets...................$3,605,904     $3,370,587     $3,457,664      $3,230,341     $3,117,149     $1,783,076     $1,586,334
Loans receivable, net.......... 2,919,020      2,639,234      2,707,127       2,430,113      2,293,399      1,267,453      1,010,992
Mortgage-backed securities.....   197,332        302,221        283,008         359,587        418,102        307,390        347,902
Total deposits................. 2,343,786      2,296,139      2,337,013       2,262,226      2,254,100      1,313,306      1,292,531
Total borrowings...............   917,837        754,424        796,792         659,606        564,372        327,124        169,883
Total stockholders' equity.....   281,156        262,616        263,411         250,625        242,226        105,419         95,150

                                                                               SIX MONTHS
                                     NINE MONTHS ENDED          YEAR ENDED       ENDED
                                       SEPTEMBER 30,            DECEMBER 31,   DECEMBER 31,            YEAR ENDED JUNE 30,
                                  ------------------------                                    --------------------------------------
                                  1998/(2)/      1997/(2)/         1997         1996/(4)/        1996           1995        1994
                                  ---------      ---------    ---------------- -------------  ------------  -----------  -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL RATIOS
Return on average assets.......        1.08%        1.16%          1.14%           1.11%          0.85%          0.90%         0.85%
Return on average equity.......       13.94        14.88          14.69           14.18          14.21          15.22         14.80
Net yield on average
 interest- earning assets......        2.86         3.00           2.98            2.96           2.62           2.62          2.29
Non-interest expense/average
 assets........................        1.67         1.64           1.65            1.70           1.87           2.00          1.98
Non-interest expense/average
 assets and loan serviced
  for others...................        1.17         1.25           1.26            1.27           1.27           1.31          1.31

ASSET QUALITY DATA/(3)/
Allowance for loan losses
 at end of period..............    $ 15,808   $   18,337     $   15,475      $   17,914     $   17,254      $   9,197    $    8,779
Allowance for loan losses/
 total loans...................        0.54%        0.69%          0.57%           0.73%          0.75%          0.73%         0.86%
Non-performing loans/total
 loans.........................        0.39         0.47           0.39            0.55           0.56           0.57          0.83
Allowance for loan losses/non-
 performing loans..............      139.17       147.50         145.24          133.05         134.45         128.20        103.33
Non-performing assets/total loans
 and foreclosed real estate....        0.64         0.54           0.41            0.60           0.59           0.60          1.17
Provision for loan losses/average
 loans.........................        0.02         0.03           0.04            0.03           0.05           0.04          0.12
Net charge-offs/average loans          0.01         0.02           0.14              --           0.03           0.01          0.04
Non-performing loans...........     $11,359   $   12,432     $   10,655      $   13,464     $   12,833     $    7,174    $    8,496
Non-performing assets..........      18,889       14,242         11,144          14,721         13,721          7,510        11,965
Net charge-offs................        (267)        (427)        (3,589)            (40)          (365)           (57)         (414)

OTHER CAPITAL RATIO (AT
 END OF   PERIOD)
Stockholders' equity/total
 assets........................      7.80%          7.79%          7.62%           7.76%          7.77%          5.91%         6.00%

____________________
(1) The extraordinary item in the year ended June 30, 1996 represents a $474,000 extraordinary charge for the early extinguishment of debt.

(2)  All ratios are annulized.

(3)  Total loans are total loans receivable exclusive of loans held for sale.

(4) Earnings and expense ratios exclude the effect of the special SAIF assessment charge. All ratios are annualized.

    SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF WESTCO BANCORP, INC.

         The following table sets forth selected consolidated financial data of Westco Bancorp and its subsidiaries for the nine-month periods ended September 30, 1998 and 1997, and for each of the five years in the period ended December 31, 1997, and is qualified in its entirety by the detailed information and the consolidated financial statements of Westco Bancorp, including the notes thereto, which are included in documents incorporated by reference in, and delivered with, this Proxy Statement/Prospectus. Operating results from any prior period are not necessarily indicative of the results that might be expected for any future period.

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                             -----------------------    ------------------------------------------------------------
                                                 1998         1997         1997       1996         1995        1994         1993
                                             ------------ -----------   ---------- -----------  ----------- -----------  -----------
                                                    (UNAUDITED)         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA
Interest income.............................     $ 18,041    $ 17,625     $ 23,648    $ 23,384     $ 22,414    $ 20,818     $ 21,675
Interest expense............................        9,702       9,374       12,613      12,374       11,432      10,405       11,236
                                                 --------    --------     --------    --------     --------    --------     --------
Net interest income.........................        8,339       8,251       11,035      11,010       10,982      10,413       10,439
Provision for loan losses...................           --          --           --          --           --          --           --
                                                 --------    --------     --------    --------     --------    --------     --------
Net interest income after provision
   for loan losses..........................        8,339       8,251       11,035      11,010       10,982      10,413       10,439
Non-interest income:
   Loan fees and service charges............          215         209          274         274          187         199          284
   Commission income........................          221         213          270         250          245         306          297
   Unrealized gain (loss) on
      trading securities, net...............         (235)        113          225           7           34          10           54
   Gain (loss) on sale of securities........           90         197          268          80          145        (10)           13
   Gain on sale of real estate
      owned.................................           --          39           39          --           --          30           33
   Other income.............................          189         178          239         252          233         298          325
                                                 --------    --------     --------    --------     --------    --------     --------
      Total non-interest income.............          480         949        1,315         863          844         833        1,006
Non-interest expense:
   Compensation and benefits................        2,362       2,407        3,220       3,199        3,184       3,030        3,149
   Office occupancy and
      equipment.............................          357         380          508         468          543         498          462
   Federal deposit insurance
      premiums..............................          122         124          165         557          571         583          559
   Special SAIF assessment..................           --          --           --       1,602           --          --           --
   Other....................................          848         770          995       1,050        1,046         986        1,080
                                                 --------    --------     --------    --------     --------    --------     --------
      Total non-interest expense............        3,689       3,681        4,888       6,876        5,344       5,097        5,250
                                                 --------    --------     --------    --------     --------    --------     --------
   Income before income tax
      expense...............................        5,130       5,519        7,462       4,997        6,482       6,149        6,195
Income tax expense..........................        1,830       2,016        2,754       1,709        2,315       2,188        2,086
                                                 ---------   ---------    --------    --------     --------    --------     --------
Net income..................................     $  3,300    $  3,503     $  4,708    $  3,288     $  4,167    $  3,961     $  4,109
                                                 ========    ========     ========    ========     ========    ========     ========

PER COMMON SHARE DATA
Basic earnings..............................     $   1.34    $   1.40     $   1.89    $   1.25     $   1.52    $   1.34     $   1.30
Diluted earnings............................         1.25        1.30         1.75        1.16         1.43        1.27         1.24
Book value..................................        19.95       19.42        19.72       18.63        17.78       16.41        15.22
Cash dividends declared.....................         0.51        0.45         0.62        0.50         0.41        0.43           --

SELECTED FINANCIAL DATA (AT END OF
   PERIOD)
Total assets................................     $318,500    $309,070     $315,944    $310,992     $306,143    $299,571     $301,806
Loans receivable, net.......................      249,249     236,584      240,098     223,898      209,069     205,115      189,800
Investment securities.......................       45,544      55,150       55,430      69,564       82,612      81,816       94,995
Total deposits..............................      260,984     254,753      259,611     255,154      250,644     245,323      249,603
Total stockholders' equity..................       47,991      48,032       48,587      47,833       47,917      46,388       45,033

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                                 ------------------------  --------------------------------------------------------
                                                   1998/(1)/    1997/(1)/     1997         1996        1995       1994       1993
                                                 -----------  -----------  ----------  -----------  ----------  --------- ---------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL RATIOS
Return on average assets........................    1.38%       1.50%        1.51%       1.06%        1.38%       1.30%        1.35%
Return on average equity........................    8.90        9.76         9.81        6.83         8.86        8.54         9.08
Net yield on average interest-
   earning assets...............................    3.57        3.63         3.64        3.65         3.77        3.52         3.55
Non-interest expense/average
   assets.......................................    1.54        1.58         1.57        2.22         1.77        1.67         1.73

ASSET QUALITY DATA
Allowance for loan losses at end of
   period.......................................  $  903     $   883    $     903      $  883       $  883    $    883     $    921
Allowance for loan losses/total
   loans........................................    0.36%       0.37%        0.38%       0.39%        0.42%       0.43%        0.49%
Non-performing loans/total loans................    0.67        0.27         0.33        0.70         0.55        0.15         0.40
Non-performing assets/total assets..............    0.56        0.21         0.25        0.50         0.37        0.25         0.29
Allowance for loan losses/non-
   performing loans.............................   54.29      139.02       114.86       56.34        77.37      286.51       119.68
Non-performing assets/total loans
   and foreclosed real estate...................    0.71        0.27         0.33        0.70         0.55        0.37         0.46
Provision for loan losses/average
   loans........................................      --          --           --          --           --          --           --
Net charge-offs/average loans...................      --          --         0.01          --           --       (0.02)          --
Non-performing loans............................  $1,663     $   635    $     786      $1,567       $1,141    $    308     $    770
Non-performing assets...........................   1,774         635          786       1,567        1,141         755          868
Net (charge-offs)/recoveries....................      --          --           20          --           --         (38)          (4)

OTHER CAPITAL RATIO (AT END OF
   PERIOD)
Stockholders' equity/total assets...............   15.07%      15.54%       15.38%      15.38%       15.65%      15.48%       14.92%

------------
(1) All ratios are annualized.

                       COMPARATIVE PER COMMON SHARE DATA

         The following table presents selected comparative per share data for MAF Bancorp Common Stock (giving effect to the 3-for-2 stock split paid on July 10, 1998) and Westco Bancorp Common Stock on an historical and pro forma combined basis and for Westco Bancorp Common Stock on a pro forma equivalent basis, giving effect to the Merger using the purchase method of accounting.

         The pro forma combined information is not necessarily indicative of the actual results that would have occurred had the Merger been consummated at the beginning of the periods indicated, or of the future operations of the combined entity. See "PRO FORMA FINANCIAL STATEMENTS."

                                                             Nine Months
                                                                Ended              Year Ended
                                                         September 30, 1998     December 31, 1997
                                                         ------------------     -----------------
         MAF BANCORP HISTORICAL:
            Diluted earnings per share...............          $  1.23               $  1.59
            Cash dividends declared per share........             0.187                 0.18
            Book value per share (at period end).....            12.56                 11.70

         WESTCO BANCORP HISTORICAL:
            Diluted earnings per share...............          $  1.25               $  1.75
            Cash dividends declared per share........             0.51                  0.62
            Book value per share (at period end).....            19.95                 19.72

         MAF BANCORP PRO FORMA COMBINED:
            Diluted earnings per share...............          $  1.17               $  1.51
            Cash dividends declared per share........             0.187                 0.18
            Book value per share (at period end).....            13.82                 13.10

         WESTCO BANCORP COMMON STOCK-
            EQUIVALENT PRO FORMA COMBINED:
            Diluted earnings per share...............          $  1.63               $  2.10
            Cash dividends declared per share........             0.26                  0.25
            Book value per share (at period end).....            19.28                 18.27

                               MAF BANCORP, INC.

         MAF Bancorp is a savings and loan holding company operating principally through its wholly-owned subsidiary, Mid America Bank, a federally-chartered savings bank. Mid America Bank operates 23 branch offices in Chicago and the western suburbs of Chicago, including DuPage County. MAF Bancorp is one of the largest savings and loan holding companies headquartered in the greater Chicago metropolitan area. MAF Bancorp is also engaged, through subsidiaries, in real estate development, general insurance and title insurance services, and brokerage operations through an affiliation with an independent registered broker-dealer. At September 30, 1998, MAF Bancorp had consolidated total assets, deposits and stockholders' equity of approximately $3.6 billion, $2.3 billion and $281 million, respectively.

         Mid America Bank is principally engaged in the business of attracting deposits from the general public and using such deposits, along with other borrowings, to make loans secured by real estate, primarily one- to four-family residential mortgage loans. To a lesser extent, the Bank also makes multi-family mortgage, residential construction, land acquisition and development, and a variety of consumer loans. Mid America Bank also has a small portfolio of commercial real estate. Mid America Bank is one of the largest originators of single family mortgage loans in its market area. In connection with this activity, Mid America Bank originates long-term fixed-rate mortgage loans, adjustable-rate mortgage ("ARM") loans and shorter-term loans. A large percentage of conforming fixed-rate mortgage loans and a limited number of ARM loans are sold in the secondary market. In addition to generating loans for its portfolio, Mid America Bank's origination activities are a source of non-interest income to the bank, both from gains on the sale of loans and mortgage-backed securities into the secondary market and from loan servicing fees. Deposit account service fees and brokerage commissions are also significant sources of fee income.

         MAF Bancorp and Mid America Bank have been engaged since 1993 and 1974, respectively, in the business of purchasing unimproved land for development into residential subdivisions in the western suburbs of Chicago, primarily in its home market of DuPage County.


                             WESTCO BANCORP, INC.

         Westco Bancorp is the savings and loan holding company for First Federal, a federally chartered savings and loan association. First Federal currently conducts business from a full-service office and a drive-up facility, both located in Westchester, Illinois. At September 30, 1998, Westco Bancorp had consolidated total assets, deposits and stockholders' equity of approximately $319 million, $261 million and $48 million, respectively.

         First Federal's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family, residential mortgage loans, and to a lesser extent, multi-family residential mortgage loans, commercial real estate loans, construction and land loans, consumer loans, and other short-term investments, including U.S. Government and federal agency securities and other marketable securities. First Federal's revenues are derived principally from interest on its mortgage loan portfolio and interest and dividends on its investment securities. First Federal's primary sources of funds are deposits and principal and interest payments on investment securities and loans.

         Accompanying this Proxy Statement/Prospectus are copies of Westco Bancorp's 1997 Annual Report to Stockholders and its latest Form 10-Q for the period ended September 30, 1998. These documents are reprinted at the end of this booklet following the Proxy Statement/Prospectus.


                SPECIAL MEETING OF WESTCO BANCORP STOCKHOLDERS

GENERAL

         This Proxy Statement/Prospectus is being furnished to the stockholders of Westco Bancorp in connection with the solicitation by the Westco Bancorp Board of proxies to be voted at the Special Meeting to be held on December 18, 1998, and at any adjournment thereof. The purpose of the Special Meeting and of the solicitation is to obtain approval of the holders of Westco Bancorp Common Stock of the Merger Agreement, and the transactions contemplated thereby. Each copy of this Proxy Statement/Prospectus mailed to holders of Westco Bancorp Common Stock is accompanied by a form of proxy for use at the Special Meeting.

DATE, PLACE AND TIME

         The Special Meeting will be held at 2121 South Mannheim Road, Westchester, Illinois, on Friday, December 18, 1998, at 10:00 a.m. (local time).

RECORD DATE

         The close of business on October 30, 1998 has been fixed by the Westco Bancorp Board as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Each outstanding share of Westco Bancorp Common Stock entitles the record holder thereof to one vote on all matters to be acted upon at the Special Meeting.

REQUIRED VOTE; PRINCIPAL STOCKHOLDERS

         The DGCL requires that the Merger Agreement be approved by the affirmative vote of the holders of a majority of the outstanding shares of Westco Bancorp Common Stock.

         As of the Record Date, 2,389,353 shares of Westco Bancorp Common Stock were issued, outstanding and entitled to vote, of which approximately 581,732 shares, or approximately 24.3% were beneficially owned by directors and executive officers of Westco Bancorp, its subsidiaries and their respective affiliates. Pursuant to the terms of the Merger Agreement, all directors and executive officers of Westco Bancorp have entered into affiliate lock-up agreements with MAF Bancorp, pursuant to which each of them has agreed, among other things, to vote all of his or her shares of Westco Bancorp Common Stock in favor of the Merger and against actions that would interfere or impede the consummation of the Merger. See "TERMS OF THE MERGER--Affiliate Lock-up Agreements." In addition, MAF Bancorp holds 20,000 shares of Westco Bancorp Common Stock which it will vote in favor of the Merger.

         Under the First Federal Employee Stock Ownership Plan ("ESOP"), each participant is entitled to direct the trustee with respect to voting of the shares of Westco Bancorp Common Stock allocated to such participant's account in the ESOP. Harris Bank Palatine, N.A., serves as the corporate trustee for the ESOP (the "ESOP Trustee"). Subject to its duties under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the ESOP Trustee will vote all allocated shares held in the ESOP in accordance with the instructions received. As of the Record Date, 182,808 of the 235,698 shares of Westco Bancorp Common Stock in the ESOP had been allocated to participating employees, including 85,537 shares allocated to accounts of executive officers. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock, subject to the provisions of ERISA.

         Pursuant to the First Federal Profit Sharing Plan ("Profit Sharing Plan"), each Participant is entitled to direct the trustee with respect to voting of shares of Westco Bancorp Common Stock allocated to such participant's account. Glenview State Bank serves as the corporate trustee for the Profit Sharing Plan ("Profit Sharing Trustee"). Subject to its duties under ERISA, the Profit Sharing Trustee will vote the allocated shares held in the Profit Sharing Plan in accordance with the instructions received. As of the Record Date, all of the 183,464 shares of Westco Bancorp Common Stock in the Profit Sharing Plan have been allocated to participating employees, including 132,764 shares allocated to accounts of executive officers.

         Each executive officer participating in the First Federal Supplemental Executive Retirement Plan ("SERP") will have the opportunity to direct the trustee with respect to the voting of the shares of Westco Bancorp Common Stock attributable to such participant's benefit under the SERP. Glenview State Bank serves as the corporate trustee for the trust established under the SERP (the "SERP Trustee"). The SERP Trustee will vote the 7,480 shares of Westco Bancorp Common Stock held by it in accordance with the instructions received from the participating executive officers, all of whom have indicated their intention to vote in favor of the Merger.

         Information with respect to the beneficial ownership of Westco Bancorp Common Stock by persons or entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Westco Bancorp Common Stock by Westco Bancorp executive officers and directors is included in the Proxy Statement for Westco Bancorp's 1998 Annual Meeting of Stockholders, and such information is incorporated herein by reference to Westco Bancorp's Annual Report on Form 10-K. See "AVAILABLE INFORMATION."

VOTING AND REVOCATION OF PROXIES

         Each holder of record of shares of Westco Bancorp Common Stock on the Record Date will be entitled to one vote for each share registered in his or her name on each matter presented to a vote of the stockholders at the Special Meeting, except as described below. As provided in Westco Bancorp's Certificate of Incorporation, record holders of Westco Bancorp Common Stock who beneficially own in excess of 10% of the outstanding shares of Westco Bancorp Common Stock (the "Westco Bancorp Limit") are not entitled to any vote with respect to the shares held in excess of the Westco Bancorp Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Affiliate Letters entered into by each of the directors and executive officers of Westco Bancorp pursuant to the Merger Agreement will not be deemed to have resulted in such directors and executive officers acting in concert with each other for purposes of the Westco Bancorp Limit described above.

         Shares of Westco Bancorp Common Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Westco Bancorp Common Stock represented by the proxy will be voted "FOR" approval of the Merger Agreement. Because approval of the Merger Agreement requires the affirmative vote of more than 50% of the outstanding shares of Westco Bancorp Common Stock entitled to vote at the Special Meeting, any shares not voted, including broker nonvotes and abstentions, have the same effect as votes against approval of the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Westco Bancorp prior to or at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

NO DISSENTERS' RIGHTS OF APPRAISAL

         Under the provisions of the DGCL, holders of Westco Bancorp Common Stock who dissent to the Merger will not have a statutory right to have the value of their shares appraised. See "TERMS OF THE MERGER--Dissenters' Rights."

SOLICITATION OF PROXIES

         In addition to solicitation by mail, directors, officers, and employees of Westco Bancorp, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Westco Bancorp, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Westco Bancorp anticipates engaging Morrow & Company, a proxy solicitation firm, for fees of approximately $4,000. Such fees, if incurred, will be borne by Westco Bancorp.

         EACH HOLDER OF WESTCO BANCORP COMMON STOCK IS REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                PROPOSED MERGER

BACKGROUND OF THE MERGER

         Westco Bancorp. Originally chartered in 1906, First Federal converted to a stock form of organization and formed Westco Bancorp as its holding company in June 1992. The period subsequent to the conversion has been one of continued and substantial change in the banking industry, characterized by heightened regulatory scrutiny, and intensifying competition and consolidation. Management of Westco Bancorp focused on these changes and sought to best position Westco Bancorp and its stockholders. Over the past 12 months, the President and CEO of Westco Bancorp had engaged from time to time in informal discussions exploring the possibility of a strategic combination with MAF Bancorp and with one other institution. In March 1998, as part of Westco Bancorp's continuing efforts to enhance stockholder value, the Westco Bancorp Board agreed that Westco Bancorp should seek advice from a financial advisor regarding methods of enhancing stockholder value on a going forward basis.

         On March 25, 1998, the Westco Bancorp Board met with Robert W. Baird & Co. ("Baird") to discuss Westco Bancorp's business plan and how current competitive pressures and industry and market factors affected it. After reviewing available strategic alternatives with Baird, the Westco Bancorp Board determined that given the extraordinary competition in its market area and the risk involved in entering new product lines and/or market areas to increase profitability, Westco Bancorp should consider a strategic alliance with another banking institution as a means to maximize stockholder value. Following that meeting, the Westco Bancorp Board agreed to engage Baird as a strategic advisor. On April 17, 1998, the Westco Bancorp Board entered into an independent financial advisory agreement with Baird covering services to help Westco Bancorp implement a plan to enhance or maximize shareholder value, including the possible sale of Westco Bancorp. Baird then contacted MAF Bancorp and one other savings and loan holding company located in the Chicago metropolitan area. Both companies were believed to be particularly interested in the possible acquisition of Westco Bancorp given their current franchises and based on prior informal discussions between Westco Bancorp's President and CEO and the chief executive officer or president of each of the other companies. On April 17, 1998, MAF Bancorp delivered a preliminary expression of interest outlining proposed terms of a possible stock-for-stock transaction. Both companies entered into confidentiality agreements with Westco Bancorp and were asked to submit letters of interest by April 30, 1998.

         After further analysis, both companies submitted written, non-binding expressions of interest dated April 30, 1998. MAF Bancorp offered to acquire all of the outstanding shares of Westco Bancorp in exchange for 1.395 shares (as adjusted for a 3-for-2 stock split paid by MAF Bancorp in July 1998) of MAF Bancorp Common Stock which, given the then current trading price of MAF Bancorp Common Stock, represented a value equal to approximately $37.50 per share. The proposed transaction provided for other benefits and was subject to due diligence and other conditions. The other savings and loan holding company also proposed a stock-for-stock transaction representing a value of approximately $36.00 per share based on the potential acquirer's then current trading price. Following the date the letters were received by Westco Bancorp, the market price for MAF Bancorp's Common Stock declined. Baird then requested that MAF Bancorp modify its offer to address the change in the market price of MAF Bancorp Common Stock. On May 11, 1998, MAF Bancorp delivered a letter in which it revised its April 30, 1998 non-binding proposal, proposing stock consideration to be determined as of the date of the definitive agreement having a value at that date equal to the greater of 1.395 shares or $38.00 per Westco Bancorp share with the corresponding exchange ratio to be fixed at that time.

         On May 11, 1998, the Westco Bancorp Board met to consider the two written indications of interest. At this meeting, a report was presented by Baird detailing the two proposals and the potential acquirers. The presentation included a review of the specific terms of each proposal, and a pro forma analysis of the proposed transactions. Baird also showed historical stock pricing for MAF Bancorp and the other potential acquirer and an analysis of numerous other recent transactions involving thrift and bank institutions of a similar size and involving thrift and bank institutions in the Midwest region. In considering the proposals, the Westco Bancorp Board noted that both were all stock transactions allowing Westco Bancorp stockholders to defer any gains on their Westco Bancorp Common Stock under the rules applicable to tax-free reorganizations. As a result, a substantial amount of time was devoted to analyzing the two companies and comparing the potential value offered to stockholders currently and in the long term. The Westco Bancorp Board considered the relative strengths of the two companies' management teams, their ability to realize cost savings following the merger and the level of earnings accretion or dilution to be experienced by the respective companies as a result of the proposed transactions, among other factors. Based upon the information available to the Westco Bancorp Board, including the information provided by Baird, the Westco Bancorp Board determined the MAF Bancorp offer should be pursued and authorized management to pursue further negotiations with MAF Bancorp, including the negotiation of a definitive agreement.

         During the course of the ensuing due diligence investigations and extensive negotiations over the next several weeks, the trading price of MAF Bancorp's Common Stock declined further. In early June, MAF Bancorp advised Baird that, based on its analysis of anticipated dilution from the proposed transaction to its earnings per share, MAF Bancorp could no longer commit to the price term set forth in its May 11, 1998, non-binding proposal, but was prepared to increase the exchange ratio to 1.425 (on a split-adjusted basis), which represented less value than $38 per share based on the then trading price of MAF Bancorp Common Stock. MAF Bancorp also offered to modify the previously proposed walk-away provision to provide Westco Bancorp a walk-away right if MAF Bancorp's stock price declined by more than 15%.

         Consequently, on June 4, 1998, the Westco Bancorp Board met to reconsider MAF Bancorp's new offer in light of the continuing decline in MAF Bancorp's Common Stock and corresponding decrease in the proposed acquisition price of Westco Bancorp. The Westco Bancorp Board considered a number of factors, including the long-term viability of MAF Bancorp and the ability of Westco Bancorp's franchise to complement MAF Bancorp's operations. The Westco Bancorp Board reexamined pro forma information and discussed various exchange ratio scenarios in detail. The Westco Bancorp Board also reviewed in detail the stock performance of over 10 companies who Baird considered reasonable comparables to MAF Bancorp. Most had experienced declines in their stock prices; overall these companies experienced a decline of 13.8% on average. Following extensive discussions, the Westco Bancorp Board determined that the substantial change in MAF Bancorp's stock price changed the transaction significantly from what had originally been proposed. After further discussions between its financial advisor and representatives of MAF Bancorp, the Westco Bancorp Board ultimately determined that it was in the best interests of Westco Bancorp and its stockholders to delay moving forward with a transaction with MAF Bancorp to see if the market would stabilize unless MAF Bancorp would agree to increase the exchange ratio to 1.44 (on a split-adjusted basis) and agree to permit Westco Bancorp to terminate a definitive agreement if MAF Bancorp's stock price declined 10% or more from the date the definitive agreement were executed. MAF Bancorp declined to agree to these changes. As a result, negotiations were suspended.

         On July 28, 1998, the two senior representatives from Baird who had been advising Westco Bancorp notified Westco Bancorp that they had joined a new investment banking firm, Keefe Bruyette & Woods, Inc. ("KBW"). The Westco Bancorp Board was advised that if they hired KBW, Westco Bancorp would not be responsible for any fees to Baird. Instead, KBW would enter into an agreement with Westco Bancorp on essentially the same terms as the agreement Westco had with Baird and any amounts owed to Baird would be paid by KBW to Baird. The Westco Bancorp Board agreed that it would rely upon KBW for future financial advisory services and agreed to enter into an agreement with KBW for such services, which was done on August 1, 1998. The Westco Bancorp Board received a written release from Baird dated August 1, 1998.

         On August 4, 1998, the Westco Bancorp Board asked KBW to present a market update to the Westco Bancorp Board. The potential benefits of a combination with MAF Bancorp were reexamined in detail. The stock performance of 14 other companies who KBW identified as market comparables to MAF Bancorp were also reviewed. All 14 companies experienced declines in market price from their highest respective trading prices in April 1998 to their respective July 31, 1998, closing prices. These market price declines ranged from a minimum of 3.5% to a maximum of 23.1%, with MAF Bancorp and the other potential acquirer who had previously submitted a letter of expression of interest both experiencing declines of approximately 20% in their respective stock prices over this period. The Board discussed its strategic alternatives in detail, including the option of remaining independent. The Westco Bancorp Board agreed that was not a viable option, particularly given the competition Westco Bancorp faces and the significant resources necessary for Westco Bancorp to become more competitive. After considering Westco Bancorp's alternatives, the KBW report and discussing the Board's views with respect to the long-term viability and profitability of MAF Bancorp, the Westco Bancorp Board agreed that further action should be taken to finalize a definitive agreement with MAF Bancorp. Discussions with MAF Bancorp were reopened and the parties negotiated the final terms of a definitive agreement over the next 10 days.

         On August 14, 1998, the Board met to consider the terms of the definitive agreement. Presentations were made by KBW and Westco Bancorp's legal counsel. The Westco Bancorp Board reviewed the terms of the Merger Agreement and the Option Agreement. KBW's updated presentation included an analysis of MAF Bancorp's past and likely future operating results. KBW provided an oral opinion that the consideration to be received in the Merger Agreement was fair, from a financial point of view, to Westco Bancorp stockholders. Following KBW's presentation, and discussions with KBW, during which the Westco Bancorp Board asked questions related to KBW's presentation and fairness opinion, the Westco Bancorp Board determined that the proposal submitted by MAF Bancorp provided an attractive investment for Westco Bancorp's stockholders, and unanimously approved the Agreement and Option Agreement and authorized their execution and recommended approval of those agreements by stockholders. The agreements were then executed and a press release was issued on August 17, 1998. At its meeting on September 1, 1998, the Westco Bancorp Board approved an amendment to the Merger Agreement eliminating the condition that the transaction be accounted for as a pooling of interests after receiving a reconfirmation from KBW of its fairness opinion.

         MAF Bancorp. MAF Bancorp concluded that the Merger would be in the best interests of MAF Bancorp and its stockholders. The Board of Directors of MAF Bancorp (the "MAF Bancorp Board") considered numerous factors in approving the Merger, including the strong market share position the combined company will have in Western Cook County, particularly the Westchester-LaGrange area, and the competitive advantages of completing the in-market acquisition of Westco Bancorp. In addition, in evaluating the terms of the Merger, the MAF Bancorp Board considered (i) the financial condition, capital position, business and future prospects of Westco Bancorp; (ii) the perceived opportunities to achieve cost savings with respect to operation of First Federal as a branch of MAF Bancorp and to offer a wider array of diversified products and services to First Federal's customers; (iii) the overall compatibility of the management and employees of the two organizations; (iv) the amount and nature of termination payments and other benefits payable to officers of Westco Bancorp upon consummation of the proposed Merger; (v) the opinion of its financial advisor, Stifel Nicolaus & Company Incorporated, that the Exchange Ratio is fair from a financial point of view to the stockholders of MAF Bancorp; (vi) the relationship of the consideration to be paid in the Merger to the historical and then current market prices of each company's stock and the financial terms of other recent business combinations in the financial services industry generally and in the Chicago metropolitan market specifically; and (vii) the expectation that consummation of the Merger, assuming completion of MAF Bancorp's stock repurchase plan with respect to approximately 5.5% of its outstanding shares, would be accretive to MAF Bancorp's stated book value per share and modestly dilutive to tangible book value per share and would be immediately accretive to cash earnings per share, with only nominal dilution to 1999 reported earnings per share, and accretive to reported earnings per share thereafter. See "PRO FORMA FINANCIAL STATEMENTS."

         In reaching its determination to approve the Merger, the MAF Bancorp Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. There can be no assurance that MAF Bancorp will achieve the expected benefits or results of the proposed Merger.

WESTCO BANCORP'S REASONS FOR THE MERGER AND BOARD RECOMMENDATION

         THE WESTCO BANCORP BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, WESTCO BANCORP AND ITS STOCKHOLDERS. THE WESTCO BANCORP BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS BEING ADVISABLE AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         The Westco Bancorp Board, with the assistance of outside financial and legal advisors, has evaluated the financial, legal and market conditions bearing on the decision to recommend the Merger. The terms of the Merger, including the price, are a result of arm's-length negotiations between representatives of Westco Bancorp and MAF Bancorp.

         In reaching its conclusion to approve the Merger Agreement and the transactions contemplated thereby, the Westco Bancorp Board consulted with Westco Bancorp management, as well as its financial and legal advisors, and considered a number of factors, including the following:

                 (i) the current and prospective environment in which Westco Bancorp operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend towards consolidation in the financial services industry, particularly in Westco Bancorp's market area;

                 (ii) Westco Bancorp's business, financial condition, results of operations, management and prospects as a stand alone institution, including but not limited to its potential growth, development, productivity and profitability, and the business risks associated therewith;

                 (iii) information concerning the business, operations, asset quality and prospects of MAF Bancorp, including the performance of MAF Bancorp Common Stock;

                 (iv)    the relative financial strength of MAF Bancorp;

                 (v) the oral and written presentation and written opinion of KBW that the Exchange Ratio was fair to the holders of Westco Bancorp Common Stock from a financial point of view;

                 (vi) the review by the Westco Bancorp Board with its legal and financial advisors of the financial and other significant terms and provisions of the Merger Agreement;

                 (vii) the Westco Bancorp Board's belief that the terms of the Merger Agreement are attractive in that they would allow Westco Bancorp stockholders to (a) receive the Merger Consideration in stock, thus permitting stockholders to defer any tax liability associated with any gain in the value of their investment other than the gain generated from cash received in lieu of fractional shares; and (b) to become stockholders of MAF Bancorp, an institution with a history of strong operations, management and earnings performance;

                 (viii) the expectation that MAF Bancorp will continue to provide quality products and services to the communities and customers served by Westco Bancorp;

                 (ix) the compatibility of the respective business and management philosophies of Westco Bancorp and MAF Bancorp;

                 (x) the broader range of products and services, as well as greater convenience, which will be afforded First Federal customers as a result of the Merger; and

                 (xi) the alternative strategic courses available to Westco Bancorp, including remaining independent or seeking out other potential acquirers.

         Certain members of the Westco Board of Directors have interests in the Merger in addition to their interests as stockholders generally, including entitlement to certain cash payments that will be made as a result of the Merger under various benefit plans currently in place and to be made under agreements entered into between the individuals and MAF Bancorp in connection with the Merger. Stockholders may wish to consider such interests in evaluating the Board of Directors' recommendation that stockholders vote in favor of the Merger. See "--Interests of Certain Persons in the Merger."

         In reaching its determination to accept the Merger Agreement proposed by MAF Bancorp, the Westco Bancorp Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors. The importance of these factors relative to one another cannot precisely be determined or stated herein and there can be no assurance that the expected results or benefits of the proposed Merger will actually occur. Although there can be no assurance, the Westco Bancorp Board also believes that the Merger will provide Westco Bancorp's stockholders with increased value and liquidity for their stock and will provide its communities and customers with expanded services and products. The Westco Bancorp Board recommends that Westco Bancorp stockholders vote "FOR" approval and adoption of the Merger Agreement.

FAIRNESS OPINION OF WESTCO BANCORP FINANCIAL ADVISOR

         Westco Bancorp retained KBW as its financial advisor in connection with Westco Bancorp's consideration of a possible business combination with a third party and to render an opinion with respect to the fairness from a financial point of view of the consideration to be received by the stockholders of Westco Bancorp therein. After the two senior investment banking professionals who had been advising Westco Bancorp departed Baird and joined KBW on August 1, 1998, KBW was selected to act as Westco Bancorp's financial advisor based upon its qualifications, expertise and reputation. KBW specializes in rendering a range of investment banking services to banking enterprises and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         On August 14, 1998, at the meeting at which the Westco Bancorp's Board approved and adopted the Merger Agreement and the transactions contemplated thereby, KBW rendered its oral opinion to the Westco Bancorp Board that, as of such date, the Exchange Ratio was fair to the stockholders of Westco Bancorp from a financial point of view. At the meeting of the Westco Bancorp Board on September 1, 1998, when the Board approved the amendment to the Merger Agreement to eliminate the condition that the transaction be accounted for as a pooling of interests, KBW reconfirmed its oral opinion and has reconfirmed its oral opinion of September 1, 1998, by delivering a written opinion to the Westco Bancorp Board, dated the date of this Proxy Statement/Prospectus to the effect that, as of the date thereof, the Exchange Ratio is fair to the stockholders of Westco Bancorp from a financial point of view.

         THE FULL TEXT OF THE OPINION OF KBW, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. KBW'S OPINION IS DIRECTED TO THE WESTCO BANCORP BOARD AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO IN THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDERS AS TO HOW SUCH A STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

         In rendering its opinion, KBW reviewed, analyzed and relied upon the following material relating to the financial and operating condition of MAF Bancorp and Westco Bancorp: (i) the Merger Agreement; (ii) the Option Agreement;
(iii) Annual Reports to Stockholders for the last three fiscal years for MAF Bancorp and Westco Bancorp; (iv) certain interim reports to stockholders of MAF Bancorp and Westco Bancorp and Quarterly Reports on Form 10-Q of MAF Bancorp and Westco Bancorp and certain other communications from MAF Bancorp and Westco Bancorp to their respective stockholders; (v) other financial information concerning the businesses and operations of MAF Bancorp and Westco Bancorp furnished to KBW by MAF Bancorp and Westco Bancorp for the purpose of KBW's analysis, including certain internal financial analyses and forecasts for MAF Bancorp and Westco Bancorp prepared by senior management of MAF Bancorp and Westco Bancorp; (vi) certain publicly available information concerning the trading of and the trading market for, the Common Stock of MAF Bancorp and Westco Bancorp; and (vi) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that KBW considered relevant to its inquiry. Additionally, in connection with its written opinion attached as Appendix B to this Proxy Statement/Prospectus, KBW reviewed a draft of this Proxy Statement/Prospectus in substantially the form hereof. KBW also held discussions with senior management of MAF Bancorp and Westco Bancorp concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. KBW also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies, thrifts, thrift holding companies, and finance companies generally. KBW's opinion was based upon conditions as they existed and could be evaluated on the date thereof. The opinion was based upon information made available to KBW through the date thereof.

         In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such information independently. KBW relied upon the managements of MAF Bancorp and Westco Bancorp as to the reasonableness and achievability of the financial and operating forecasts (the assumptions and bases therefor) provided to KBW and assumed that such forecasts reflected the best available estimates and judgments of such managements and that such forecasts will be realized in the amounts and in the time periods estimated by such managements. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for MAF Bancorp and Westco Bancorp are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property of MAF Bancorp and Westco Bancorp, nor did KBW examine any individual loan credit files.

         The following is a summary of the material financial analyses employed by KBW in connection with providing its oral opinion of August 14, 1998, as reconfirmed on September 1, 1998, and does not purport to be a complete description of all analyses employed by KBW:

         Transaction Overview. KBW reviewed the terms of the Merger, including the Exchange Ratio and the aggregate transaction value. In review of the Exchange Ratio of 1.395, KBW calculated the percentage ownership that stockholders of Westco Bancorp would own of MAF Bancorp without taking into account any stock repurchases by MAF Bancorp or Westco Bancorp prior to consummation of the Merger. This analysis, based on the Exchange Ratio, yielded the amount of shares of MAF Bancorp Common Stock, approximately 3.7 million, that would be exchanged for all the shares on a fully converted basis of Westco Bancorp Common Stock. The amount of stock received by Westco Bancorp would represent approximately 13.5% of MAF Bancorp on a pro forma basis. KBW also reviewed the implied value of the consideration offered based upon the closing price of MAF Bancorp Common Stock on August 12, 1998 which showed that the implied value of the Westco Bancorp transaction was approximately $32.00 per share of Westco Bancorp Common Stock representing a 15.8% premium to the August 12, 1998 stock price of $27.63 per share of Westco Bancorp Common Stock, or a total transaction value of approximately $85.7 million. Based on the aggregate consideration offered using the August 12, 1998 closing price for MAF Bancorp Common Stock, KBW calculated the price to trailing twelve month earnings per share of 18.18 times, price to 1999 estimated earnings per share of 17.68 times, price to 2000 estimated earning per share of 17.39 times, price to June 30, 1998 book value per share of 158.57% and price to June 30, 1998 tangible book value per share of 158.57% (estimated earnings per share amounts were provided by management).

         Selected Peer Group Analysis. KBW compared the financial performance and market performance of MAF Bancorp and Westco Bancorp based on various financial measures, including earnings performance, operating efficiency, capital adequacy and asset quality, and various measures of market performance, including price to book values, price to earnings, price to estimated earnings and dividend yields of comparable companies. For purposes of such analysis, the financial information used by KBW for MAF Bancorp and Westco Bancorp and the comparable companies was as of and for the quarter ended June 30, 1998, and the market price information was as of August 12, 1998. Additionally, estimated earnings per share data for the years ending December 31, 1998 and 1999, were obtained from I/B/E/S.

         The set of comparable companies used as peers of Westco Bancorp were comprised of 11 Midwest thrift institutions having assets between $150 million and $450 million. The median of the peer group and Westco Bancorp, respectively, had return on average assets of 0.80% and 1.49% (last twelve months ending June 30, 1998); return on average equity of 7.03% and 9.64%; net interest margin of 3.23% and 3.60%; efficiency ratio of 52.63% and 41.34%; leverage ratio of 11.19% and 13.65%; non-performing assets to loans and real estate owned of 0.19% and 0.58%; and loan loss reserve to loans of 0.42% and 0.37%.

         KBW's analysis further showed, among other things, the following concerning the median market performance of the peer group and Westco Bancorp, respectively: that the price to earnings multiple based on 1998 estimated earnings was 16.45 times and 15.61 times; that the price to book value ratio was 115.04% and 136.89% that the price to tangible book value ratio was 115.04% and 136.89%; that the dividend yield was 2.34% and 2.46%; and that the common dividend payout ratio was 39.01% and 38.64%.

         The set of comparable companies used as peers of MAF Bancorp was comprised of 10 medium-sized regional thrift institutions having assets between $1.2 billion and $9.0 billion. The median of the regional peer group and MAF

Bancorp, respectively, had return on average assets (last twelve months ending June 30, 1998) of 0.97% and 1.08%; return on average equity of 12.02% and 14.00%; net interest margin of 2.99% and 2.89%; efficiency ratio of 55.73% and 48.83%; leverage ratio of 6.97% and 7.01%; non-performing assets to loans and real estate owned of 0.79% and 0.64%; and loan loss reserve to loans of 0.91% and 0.56%.

         KBW's analysis showed, among other things, the following concerning the median market performance of the regional peer group and MAF Bancorp, respectively: that the price to earnings multiple based on 1998 estimated earnings was 15.91 times and 12.96 times; that the price to earnings multiple based on 1999 estimated earnings was 14.22 times and 12.60 times; that the price to book value ratio was 198.09% and 185.00%; that the price to tangible book value ratio was 222.13% and 207.23%; that the dividend yield was 1.18% and 1.22%, and that the common dividend payout ratio was 22.32% and 17.61%.

         KBW's analysis further showed the following concerning earnings per share growth rates. The median of the regional peer group and MAF Bancorp, respectively, had growth rates for fiscal 1997 over 1996 earnings per share of 39.90% and 70.97%, and growth rates for last twelve months ending June 30, 1998 over earnings per share for the same period in 1997 were 63.80% and 35.90%. The median historical total return analysis for the last one-year period for the regional peer group and MAF Bancorp, respectively, was 31.85% and 7.29%; the last three-year period was 29.13% and 33.25%, and the last five-year period was 24.83% and 24.83%.

         Selected Transaction Analysis. KBW analyzed certain merger and acquisition transactions based upon the acquisition price (at announcement) relative to the last twelve months earnings, stated book value, stated tangible book value and tangible premium to core deposits. The information analyzed was compiled by KBW from both internal sources and a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry. The analysis included a review and comparison of the median earnings, book value and market multiples represented by a sample of recently completed or announced transactions. The analysis included selected thrift merger and acquisition transactions which were valued between $50 million and $150 million since January 1997.

         The first group of selected transactions in the analysis included only those with the above deal value range that occurred in the Midwest. These selected thrift transactions had a median price to trailing twelve month earnings of 25.60 times, price to book value of 186.75%, price to tangible book value of 190.34% and a tangible premium to core deposits of 19.53%. The second group of selected transactions included all national thrift merger and acquisitions valued between $50 million and $150 million since January 1997. These transactions had a median price to trailing twelve month earnings of 20.82 times, price to book value of 205.36%, price to tangible book value of 213.26% and a tangible premium to core deposits of 17.68%. The third group consisted of thrift merger and acquisitions with the above deal value range in which the acquired companies had capital to asset ratios above 10%. These transactions had a median price to trailing twelve month earnings of 24.64 times, price to book value of 183.72%, price to tangible book value of 194.60% and tangible premium to core deposits of 20.22%. The MAF Bancorp and Westco Bancorp transaction, using closing prices as of August 12, 1998, had a price to trailing twelve month earnings of 18.18 times, price to book value of 158.57%, price to tangible book value of 158.57% and tangible premium to core deposits of 15.78%.

         Contribution Analysis. KBW analyzed the relative contribution made by each of MAF Bancorp and Westco Bancorp to certain balance sheet and income statement items including assets, deposits, stockholders' equity and trailing net income. Based on the Exchange Ratio of 1.395 shares, the ownership percentage of the combined company for Westco Bancorp would be approximately 13.5% without taking into account any stock repurchases by MAF Bancorp or Westco Bancorp prior to consummation of the Merger. The contribution analysis showed that under the Merger, Westco Bancorp would contribute approximately 8.2% of the combined assets, 10.0% of the combined deposits, 15.2% of the combined common stockholders' equity before Merger related expenses and stock repurchases, and 11.3% of the combined June 30, 1998, annualized net income.

         Pro Forma Merger Analysis. KBW analyzed certain pro forma effects to certain per share items and financial ratios resulting from the Merger with MAF Bancorp during calendar years 1999 through 2003 (with particular focus on calendar years 1999 and 2000). For purposes of calculating goodwill, $22.00 per share is used as the MAF Bancorp stock price which is the approximate average price of MAF Bancorp stock for the period beginning two business days before the signing of the Merger Agreement and ended two business days after the date of such signing. It is also assumed for purposes of this analysis that the share repurchase of MAF Bancorp Common Stock announced on September 1, 1998, by MAF Bancorp is completed by the time the Merger is consummated. This analysis indicated that based on the Exchange Ratio, growth rates of earnings and the ability to obtain within one year estimated expense savings of 40% of Westco Bancorp's non-interest expenses, the transaction would result in a decrease in 1999 estimated earnings per share of 0.87% and an increase of estimated cash earnings per share of 1.03%. In addition, the transaction would result in a slight decrease in 2000 estimated earnings per share of 0.51% and a 1.32% increase in estimated 2000 cash earnings per share. The Merger would initially decrease fully diluted tangible book value per share by 0.81% and increase the leverage ratio from 7.30% to 7.41%. The Merger would increase fully diluted book value per share by 8.56% and decrease return on equity by 8.21%.

         Net Present Value Per Share Analysis. KBW analyzed the net present value of future free capital that would accrue to a stockholder of Westco Bancorp Common Stock assuming Westco Bancorp were to remain independent. Free capital is defined as capital, generated through net income and the amortization of nonqualifying intangible assets, which is not utilized for asset growth in future fiscal years. This analysis assumed (i) projected 1998 net income of Westco Bancorp with assumed average net income growth of 1.63%; (ii) projected average asset growth rates of 1.70%, 1.51%, 1.54%, 1.57% and 1.59%, respectively, for each of the next five years; (iii) Westco Bancorp would maintain a 11.19% leverage ratio; (iv) market multiples (applicable multiples for Westco Bancorp if it were to remain an independent institution) of 15 and 17 times earnings and take-out multiples (applicable multiples that Westco Bancorp would achieve if the company were sold) of 18 and 19 times for the fifth fiscal year, and (v) discount rates of 11%, 12% and 13%. The analysis assumes that any initial and future excess capital above the required amount to maintain a 11.19% leverage ratio is free capital and, along with a terminal value, is present valued at different multiples to earnings and discount rates. Based on such assumptions, KBW's analysis implied a present value per share of Westco Bancorp Common Stock, on a stand-alone basis, ranging between $21.34 per share to $24.89 per share at market multiples and $23.75 per share to $26.69 per share at take-out multiples. KBW stated that the net present value analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis does not purport to be indicative of the actual values or expected values of Westco Bancorp Common Stock.

         The summary set forth above provides a description of the material analyses prepared by KBW in connection with the rendering of its opinion. The summary does not purport to be a complete description of the analyses performed by KBW in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in KBW's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of MAF Bancorp and Westco Bancorp. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

         In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MAF Bancorp and Westco Bancorp. The analyses performed by KBW are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness, from a financial point of view, and were provided to the Westco Bancorp Board in connection with the delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to the Westco Bancorp Board, was just one of many factors taken into consideration by the Westco Bancorp Board in unanimously approving the Merger Agreement.

         In conjunction with its opinion dated as of the date of this Proxy Statement/Prospectus, KBW confirmed the appropriateness of its reliance on its analyses prepared in connection with its oral opinion of August 14, 1998, as reconfirmed on September 1, 1998, by updating certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

         Pursuant to an engagement letter dated August 1, 1998, Westco Bancorp agreed to pay KBW a financial advisory fee of $40,000 upon signing the engagement letter, a fee of $100,000, payable on delivery of the fairness opinion, and $50,000 for any updated supplemental fairness opinion. In addition, Westco Bancorp agreed to pay KBW a fee ("Contingent Fee") equal to 0.60% of the market value of the aggregate consideration offered in exchange for all fully converted shares of Westco Bancorp, as of June 30, 1998, in the Merger Agreement. Based on the number of fully converted shares of Westco Bancorp Common Stock on June 30, 1998, the closing price of MAF Bancorp Common Stock on October 30, 1998, and the Exchange Ratio of 1.395 of a share of MAF Bancorp Common Stock for each share of Westco Bancorp Common Stock the aggregate consideration for the Merger would be approximately $92 million and would generate a Contingent Fee of approximately $550,000 to KBW. The actual amount of the Contingent Fee will depend upon the per share value of MAF Bancorp Common Stock on the Effective Date. The financial advisory fee will be credited against the Contingent Fee. Westco Bancorp has also agreed to reimburse KBW for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by KBW. Westco Bancorp has also agreed to indemnify KBW, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. In addition KBW has provided, and may provide in the future, certain investment banking services to Westco Bancorp from time to time, for which it has received and will receive, customary compensation, including acting as financial advisor for Westco Bancorp in connection with the Merger Agreement. No financial advisory retainer or contingent fees are payable by Westco Bancorp to Baird in connection with the Merger.

         In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, MAF Bancorp and Westco Bancorp, and as a market maker in securities, KBW may, from time to time, have a long or short position in, and buy or sell, equity securities of MAF Bancorp and Westco Bancorp for its own account and for the accounts of its customers. To the extent that KBW has any such position as of the date of the fairness opinion attached as Appendix B hereto, it has been disclosed to Westco Bancorp.


                              TERMS OF THE MERGER

         The following description of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. ALL WESTCO BANCORP STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

MERGER CONSIDERATION

         On the Closing Date (as defined below), subject to the terms and conditions of the Merger Agreement, Westco Bancorp will merge with and into MAF Bancorp, with MAF Bancorp being the continuing and surviving corporation. The Certificate of Incorporation and Bylaws of MAF Bancorp in effect at the Effective Time (as defined in "--Closing Date of the Merger") will govern the surviving corporation until amended or repealed in accordance with applicable law. Each share of Westco Bancorp Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive 1.395 (the "Exchange Ratio") shares of MAF Bancorp Common Stock (the value of which is referred to herein as the "Merger Consideration"). The value of the Merger Consideration will fluctuate as the MAF Bancorp Common Stock price fluctuates.

         In the event the MAF Bancorp Common Stock Price Per Share (defined as the volume-weighted average price of all transactions of MAF Common Stock for any given day) reported on Nasdaq on each of the 10 consecutive business days immediately preceding the fifth business day prior to the Closing Date (the "Pricing Period") is less than $18.886, then Westco Bancorp shall have the option of (i) terminating the Merger Agreement; (ii) renegotiating the payment terms in the Merger Agreement; or (iii) proceeding with the Merger. If Westco Bancorp elects to exercise its right to terminate the Merger Agreement, it must give prompt notice to MAF Bancorp as of the close of business on the second business day after the end of the Pricing Period.

         On the Record Date, Westco Bancorp had 2,389,353 shares of Common Stock outstanding. Based on this number, a total of approximately 3,333,147 shares of MAF Bancorp Common Stock would be issued in the Merger.

         The Merger Agreement provides that, if between the date of the Merger Agreement and the Effective Time, shares of MAF Bancorp Common Stock are changed into a different number of shares by reason of any split or combination, or a stock dividend or other distribution of MAF Bancorp's Common Stock is declared with a record date prior to the Effective Time, then, in any such event, the Exchange Ratio shall be appropriately adjusted. If between the date of the Merger Agreement and the Effective Time, Westco Bancorp should split or combine shares of Westco Bancorp Common Stock, or pay a stock dividend or other stock distribution, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

         Simultaneous with the execution of the Merger Agreement and as a condition thereto, MAF Bancorp and Westco Bancorp approved the execution and delivery of (i) the Option Agreement and (ii) Affiliate Letters with all directors and executive officers of Westco Bancorp. Under the terms of the Option Agreement, Westco Bancorp granted MAF Bancorp an Option to acquire up to 19.9% of the outstanding shares of Westco Bancorp Common Stock, after giving effect to the exercise of the Option, upon the occurrence of certain circumstances. See "--Option Agreement." Under the terms of the Affiliate Letters, Westco Bancorp directors and executive officers agreed, among other things, to vote their shares in favor of the Merger. See "--Affiliate Lock-up Agreements."

CLOSING DATE OF THE MERGER

         The closing date of the Merger (the "Closing Date") will take place on a date mutually agreed upon by MAF Bancorp and Westco Bancorp, but not later than 15 days following the latest of: (i) approval of the transactions required to effect the transactions contemplated by the Merger Agreement by applicable governmental authorities, including the OTS, the FDIC and any other applicable regulatory authority (the "Applicable Governmental Authorities") and the approval, consent or other action of such other governmental authorities having jurisdiction over the transactions governed by the Merger Agreement as may be required, provided that any such approval, consent or other action shall have been granted without the imposition of any condition which would have a material adverse effect on MAF Bancorp; (ii) the expiration of any waiting period imposed by law; (iii) the date of the Special Meeting at which such stockholders will have approved the Merger, the execution of the Merger Agreement, and the other transactions contemplated thereby; and (iv) the satisfaction or waiver of all conditions precedent to the consummation of the transactions contemplated by the Merger Agreement. The parties shall execute, acknowledge and file, in accordance with governing corporate law, a certificate of merger upon the satisfaction of all conditions precedent to the consummation of the Merger contemplated by the Merger Agreement. The date and time on which the Merger becomes effective is referred to herein as the "Effective Time."

SURRENDER OF CERTIFICATES

         Within three business days after the Effective Time, Harris Trust and Savings Bank, or such other bank or trust company selected by MAF Bancorp and reasonably acceptable to Westco Bancorp (the "Exchange Agent") is required to mail to each holder of record of Westco Bancorp Common Stock a letter of transmittal and instructions for use in effecting the surrender of such holder's Westco Bancorp Common Stock certificates.

         WESTCO BANCORP STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

         Upon surrender to the Exchange Agent of one or more certificates of Westco Bancorp Common Stock, together with a properly completed letter of transmittal, the Exchange Agent will cause to be issued and mailed to Westco Bancorp stockholders, within five business days of receipt of all required documentation, certificates representing the shares of MAF Bancorp Common Stock which the holder is entitled to receive pursuant to the Merger Agreement. The surrendered certificates of Westco Bancorp Common Stock will thereupon be canceled. No fractional shares of MAF Bancorp Common Stock will be issued in exchange for shares of Westco Bancorp Common Stock and Westco Bancorp stockholders will receive cash in lieu thereof. An MAF Bancorp Common Stock certificate may be issued in a name other than the name in which the surrendered Westco Bancorp Common Stock certificate is registered only if a certificate representing such Westco Bancorp Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect a transfer to the new name and by evidence that any applicable stock transfer taxes have been paid.

         No dividends or other distributions declared after the Effective Time with respect to MAF Bancorp Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered certificate of Westco Bancorp Common Stock (with respect to the right to receive any MAF Bancorp Common Stock represented thereby) until such holder of record shall have surrendered such Westco Bancorp Common Stock certificate in good and proper form. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to MAF Bancorp Common Stock represented by such certificate.

CONDITIONS TO THE MERGER

         Consummation of the Merger is subject to the satisfaction of certain conditions unless waived, to the extent waiver is permitted by applicable law.

         Conditions to Obligations of MAF Bancorp. The obligations of MAF Bancorp to effect the Merger are subject to the fulfillment at the Effective Time of the following conditions (unless waived by MAF Bancorp): (i) the representations and warranties of Westco Bancorp contained in the Merger Agreement shall have been true in all material respects on the date of the Merger Agreement and shall continue to be true in all material respects at and as of the Effective Time; (ii) Westco Bancorp shall have performed and complied with in all material respects all obligations, agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; (iii) except as contemplated by the Merger Agreement, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit MAF Bancorp's ownership or operation of all or a material portion of Westco Bancorp's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or which would compel MAF Bancorp to dispose of or hold separate all or a material portion of Westco Bancorp's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, as a result of the Merger Agreement, or which would render MAF Bancorp or Westco Bancorp unable to consummate the transactions contemplated by this Merger Agreement; (iv) as of the Closing Date, there shall have been no adverse change in the operations or financial condition of Westco Bancorp or its subsidiaries and the failure to obtain a consent or waiver on any material lease, license, loan or other contract or agreement between Westco Bancorp and/or First Federal and another party shall not have caused a material adverse effect on Westco Bancorp; (v) Westco Bancorp shall have delivered various certificates of officers of Westco Bancorp, opinions of counsel and letters from independent auditors; (vi) the Bank Merger shall have been approved by Westco Bancorp and First Federal; (vii) all required consents, approvals, waivers, amendments and authorizations required to be obtained by Westco Bancorp prior to the Effective Time shall have been obtained; and (viii) no court decision or proceeding to impose substantial damages or penalties or requesting an injunction to prevent the Merger shall have occurred or be pending.

         Conditions to Obligations of Westco Bancorp. The obligations of Westco Bancorp to effect the Merger shall be subject to the fulfillment at the Effective Time of the following conditions (unless waived by Westco Bancorp):
(i) the representations and warranties of MAF Bancorp contained in the Merger Agreement shall have been true in all material respects on the date of the Merger Agreement and shall continue to be true in all material respects at and as of the Effective Time; (ii) MAF Bancorp shall have performed and complied in all material respects all obligations, covenants, and agreements required by the Merger Agreement to be performed or complied; (iii) MAF Bancorp shall have delivered various certificates of MAF Bancorp's officers and opinions of counsel; and (iv) the Bank Merger shall have been approved by MAF Bancorp and Mid America Bank.

         Condition to Obligations of Both Parties. The obligation of each party to consummate the Merger is further conditioned upon the following: (i) the receipt of all necessary regulatory approvals, including the approval of the OTS, the FDIC and any other applicable regulatory authority required to consummate the Merger, with no material terms or conditions that are not reasonably acceptable to MAF Bancorp; (ii) receipt of an opinion from MAF Bancorp's counsel regarding the federal income tax consequences of the Merger substantially to the effect that, among other matters, Westco Bancorp's stockholders will not recognize taxable gain by reason of the Merger except to the extent of cash received; (iii) the absence of a stop order suspending effectiveness of the registration statement of which this Proxy Statement/Prospectus is a part and/or proceedings seeking such a stop order;
(iv) the absence of a preliminary or a permanent injunction or other order by any federal or state court which prevents the consummation of the Merger;

(v) authorization for listing on Nasdaq of the shares of MAF Bancorp Common Stock issuable in the Merger; and (vi) approval of the Merger and the Merger Agreement by the requisite vote of the stockholders of Westco Bancorp.

REGULATORY APPROVALS

         Office of Thrift Supervision. The Merger is subject to prior approval by the OTS under the Home Owners' Loan Act of 1933, as amended ("HOLA"). In addition, the Bank Merger is subject to prior approval by the OTS under the Bank Merger Act (12 U.S.C. ss.1828(c)). Section 10(c) of HOLA requires that the application be evaluated by taking into consideration the financial and managerial resources and the future prospects of MAF Bancorp and Westco Bancorp and its subsidiaries, the risks to the federal deposit insurance funds and the convenience and needs of relevant communities. In addition, Section 10(e)(2) of HOLA requires that the Director of the OTS not approve any proposed acquisition
(i) which would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States, or (ii) the effect of which, in any section of the country, may be substantially to lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the communities to be served. The OTS has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the OTS must also assess the records of the bank subsidiaries of MAF Bancorp and Westco Bancorp under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the OTS analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation. The OTS may also request additional information.

         Under HOLA, the Merger may not be consummated until up to 15 days following the date of OTS approval, during which time the United States Department of Justice (the "DOJ") may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the OTS's approval, unless a court specifically orders otherwise. HOLA provides for the publication of notice and public comment on the applications and authorizes the OTS to permit interested parties to intervene in the proceedings.

         Under HOLA, the OTS is required to act on the application within the 90-day period that begins on the date of submission to the OTS of a complete record of the application (a period that will be tolled by any public comments or other circumstances that may trigger further requests for information from the OTS).

         MAF Bancorp filed its application with the Central Regional Director of the OTS under delegated authority on September 25, 1998. It is currently anticipated that the OTS will render its decision on the application by December 31, 1998. There can be no assurance that the OTS will continue processing the application under delegated authority.

         There can be no assurance that the OTS will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval. There can likewise be no assurance that the DOJ will not challenge the Merger or, if such a challenge is made, as to the result thereof.

         Federal Deposit Insurance Corporation. The acquisition of a subsidiary by an insured institution is subject to prior notification to the FDIC pursuant to 12 C.F.R. ss.303.13(f). On September 25, 1998, MAF Bancorp filed with the FDIC Regional Director the FDIC Notice regarding the acquisition of the subsidiary of First Federal by Mid America Bank. By letter dated October 2, 1998, the FDIC informed MAF Bancorp that the FDIC did not intend to object to Mid America Bank's acquisition of the subsidiary of First Federal.

         The Merger cannot proceed in the absence of all requisite regulatory approvals. See "--Conditions to the Merger," "--Closing Date of the Merger" and "--Termination, Amendment and Waiver." MAF Bancorp and Westco Bancorp have agreed to take all reasonable actions necessary to obtain approvals and comply with the requirements of the OTS, the FDIC and other governmental entities. However, the obligation to take reasonable actions is not to be construed as including an obligation to accept any terms of, or conditions to, an agreement or other approval of, or any exemption by, any party that are not customarily contained in approvals of similar transactions granted by such regulators if MAF Bancorp in good faith determines that such terms or conditions would have a material adverse effect on MAF

Bancorp. There can be no assurance that any regulatory approvals will not contain a term or condition that causes such approvals to fail to satisfy the conditions described above.

         MAF Bancorp and Westco Bancorp are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

BUSINESS PENDING THE MERGER

         Under the Merger Agreement, Westco Bancorp is generally obligated to carry on, and to cause its subsidiaries to carry on, their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with generally accepted accounting principles, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices and in compliance with federal and state law requirements, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and ongoing business shall be unimpaired at the Effective Time.

         The Merger Agreement also provides that prior to the Effective Time, unless MAF Bancorp gives its prior written consent, Westco Bancorp may not, and may not allow its subsidiaries to, among other things: (i) declare or pay any dividend other than the regular quarterly dividend of $0.17 per share; (ii) sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of Westco Bancorp on a consolidated basis; (iii) effect any acquisition of any corporation, partnership, association or other organization or division thereof; (iv) increase the compensation of employees, directors or officers, except in accordance with past practices, with respect to employees other than senior management; (v) except as contemplated in the Merger Agreement, issue or redeem any of its capital stock (MAF Bancorp has consented to Westco Bancorp's open-market repurchases of up to 150,000 shares of Westco Bancorp Common Stock); (vi) incur any material liabilities or obligations, except in the ordinary course of business; (vii) change retirement benefits or other benefit plans, except as provided for in the Merger Agreement; (viii) propose or adopt any amendments to its corporate charter or bylaws; and (ix) change the lending, investment, liability, management and other material policies concerning the business of Westco Bancorp.

         Westco Bancorp has agreed that it will not, nor will it permit its subsidiaries to, knowingly or willfully take any action that would adversely effect the ability of such party to perform its obligations under the Merger Agreement or the Option Agreement. See "--Option Agreement." In addition, the Merger Agreement provides that, subject to the Westco Bancorp Board's fiduciary duty to stockholders, prior to the Effective Time neither Westco Bancorp nor its subsidiaries (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to itself or its subsidiaries; or
(ii) enter into any agreement, arrangement, or understanding, regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate the Merger Agreement, or compensating it or its subsidiaries under any of the instances herein described.

         "Acquisition Transaction" shall, with respect to Westco Bancorp, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Westco Bancorp or a significant subsidiary of Westco Bancorp; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Westco Bancorp or a significant subsidiary of Westco Bancorp; (iii) a purchase or other acquisition of beneficial ownership by any person or group which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either Westco Bancorp or a significant subsidiary of Westco Bancorp; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of Westco Bancorp; (v) a public proxy or consent solicitation made to stockholders of Westco Bancorp seeking proxies in opposition to any proposal relating to any of the transactions contemplated by the Merger Agreement that has been recommended by the Westco Bancorp Board; (vi) the filing of an application or notice with the OTS or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in (i) through (iv) above; or (vii) the making of a bona fide proposal to Westco Bancorp or its stockholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

         The Westco Bancorp Board has agreed, subject to its fiduciary duty to the stockholders of Westco Bancorp: (i) to unanimously recommend to its stockholders approval of the Merger Agreement; and (ii) to use its best efforts to obtain stockholder approval.

DIVIDENDS

         Under the Merger Agreement, Westco Bancorp will not declare dividends other than regular quarterly cash dividends at a rate of $0.17 per share. Westco Bancorp cannot make any changes in its normal practice of establishing dividend record or dividend payment dates. Westco Bancorp cannot pay a dividend during the quarter that the Merger is to be consummated if Westco Bancorp stockholders would be entitled to receive a dividend from MAF Bancorp during that quarter. The intent is to provide that the holders of Westco Bancorp Common Stock will receive either the payment of cash dividends on their shares of Westco Bancorp Common Stock or the payment of cash dividends as the holders of shares of MAF Bancorp Common Stock received in the Merger for the calendar quarter during which the Effective Time occurs.

OPERATIONS OF WESTCO BANCORP AFTER THE MERGER

         In the Merger, Westco Bancorp will be merged with and into MAF Bancorp and the separate corporate existence of Westco Bancorp will cease with MAF Bancorp being the continuing and surviving corporation. Simultaneously with the Merger, First Federal shall merge with and into Mid America Bank with Mid America Bank being the continuing and surviving institution pursuant to the terms of the Bank Merger.

         None of the executive officers and directors of Westco Bancorp will continue to serve in such positions following consummation of the Merger except that David C. Burba, Chairman of the Board, Chief Executive Officer and President of Westco Bancorp, will be appointed as a director of MAF Bancorp and Mid America Bank and employed as an Executive Vice President of MAF Bancorp and Mid America Bank pursuant to the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The Merger Agreement provides for the amendment of certain plans and programs maintained by Westco Bancorp and First Federal for directors, executive officers and employees and for certain additional agreements ("Letters of Understanding") concerning compensation for certain executive officers of Westco Bancorp and First Federal.

         Set forth below is certain information relating to these plans and arrangements of Westco Bancorp and First Federal, as they are affected by the Merger, the Merger Agreement and the Letters of Understanding, including an estimate of settlement and termination amounts to be paid thereunder. Actual payments or distributions under such plans and arrangements may depend on the date the Merger is consummated, and Westco Bancorp or First Federal may, with MAF Bancorp's consent, accelerate to an earlier date the payment of some or all of such amounts in order to enable the affected individuals to recognize tax benefits that may be unavailable if payments are not made until the Merger is consummated.

         Employee Stock Ownership Plan. First Federal maintains the First Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP"), covering all of its full-time employees. Under the ESOP, certain shares of Westco Bancorp Common Stock have been allocated to participant accounts and other shares are held in a suspense account to secure the remaining balance of the loan (the "ESOP Loan") made to the ESOP to acquire shares of Westco Bancorp Common Stock at the time of the conversion. As of September 30, 1998, the balance of the ESOP Loan was $186,643. Pursuant to the terms of the Merger Agreement, First Federal may make contributions to the ESOP up to the date of consummation of the Merger to reduce the outstanding ESOP Loan balance. In the event any balance remains thereafter, MAF Bancorp has agreed to cause Mid America Bank to make contributions to the maximum extent permitted by applicable tax laws so as to pay off such remaining balance as promptly as practicable after the Merger. Shares of

Westco Bancorp Common Stock (or shares of MAF Common Stock into which such Westco Bancorp Common Stock is converted upon the Merger) released as a result of such loan repayments will be allocated to the accounts of the First Federal employees who are participants in the ESOP. Following repayment of the ESOP Loan in full and allocation of such shares, MAF Bancorp will amend the ESOP to fully vest all participant accounts and to merge the ESOP into the Mid America Bank ESOP.

         Set forth below is the estimated number of shares of Westco Bancorp Common Stock and the equivalent number of shares of MAF Bancorp Common Stock which will be allocated to the accounts of executive officers of Westco Bancorp and First Federal as of the date the ESOP Loan is paid in full, taking into account the shares of Westco Bancorp Common Stock to be allocated when the ESOP Loan is paid. As of the date of this Proxy Statement, all of the named executive officers are fully vested in their ESOP accounts.

                                                       ESTIMATED NUMBER OF SHARES
                                                   ----------------------------------
                                                   WESTCO BANCORP         MAF BANCORP
               EXECUTIVE OFFICER                    COMMON STOCK         COMMON STOCK
               -----------------                    ------------         ------------
               David C. Burba..................          22,700             31,667
               Richard A. Brechlin.............          21,600             30,132
               Gregg P. Goossens...............          21,000             29,295
               Rosalyn M. Lesak................             700                977
               Kenneth J. Kaczmarek............          17,500             24,413
               Roberta B. Sramek...............           1,800              2,511
               Mary M. Suffi...................          14,000             19,530

         Employee Severance Compensation Plan. At the time of the conversion in June 1992, First Federal established an Employee Severance Compensation Plan ("Severance Plan") covering full time employees who have at least five years of continuous service and who incur a qualifying termination of employment after a change in control. Pursuant to the Merger Agreement and an agreement between MAF Bancorp and Westco Bancorp relating to certain benefit plan matters affecting the employees of Westco Bancorp and its subsidiaries (the "Benefits Letter"), Westco Bancorp agreed to terminate the Severance Plan and MAF Bancorp has agreed to implement a severance plan in its place (the "MAF/Westco Severance Plan"). Under the MAF/Westco Severance Plan, severance benefits will be paid to a covered First Federal employee who, within 12 months after the Effective Date, has his or her employment terminated by MAF Bancorp or Mid America Bank (other than for misconduct or substandard performance in accordance with personnel policies). An employee entitled to severance pay will generally receive two weeks' pay for each full year of continuous service as of the date of termination, up to a maximum of 26 weeks; provided, however, that an employee who has at least one year of continuous service will be entitled to a minimum of four weeks' severance pay, an employee with less than one year of continuous service will be entitled to receive two weeks' severance pay and certain vice presidents who have completed at least 15 years of continuous service will be entitled to 52 weeks of severance pay. In addition to severance pay, eligible employees will also be entitled to maintain certain health insurance coverage during the severance pay period and to receive certain outplacement services. Severance benefits will be reduced by the amount of any unemployment compensation received during the severance pay period and no severance benefits will be paid unless the employee executes a release of claims. No severance benefit will be payable under the MAF/Westco Severance Plan to any of the executive officers named above.

         Stock Option Plans. Certain directors, officers and employees of Westco Bancorp hold stock options granted pursuant to the Westco Bancorp 1992 Stock Option Plan for Outside Directors and the 1992 Incentive Stock Option Plan (collectively, the "Plans"). The weighted-average (stock-dividend adjusted) exercise price of the outstanding options granted under the Plans was $6.88 per share as of October 30, 1998. In accordance with the terms of the Merger Agreement, each unexercised option as of the Effective Time of the Merger will be converted into an option to purchase that number of shares of MAF Bancorp Common Stock determined by multiplying the Exchange Ratio of 1.395 shares times the number of shares of Westco Bancorp Common Stock covered by the option. The exercise price per share of MAF Bancorp Common Stock will be determined by dividing the option exercise price by the Exchange Ratio of 1.395.

         Set forth below is certain information with respect to the effect of the Merger on the options held by Westco Bancorp's directors and executive officers under the Plans. The table reflects the number of shares subject to options held by each director or executive officer as of October 30, 1998.


                                                  WESTCO BANCORP SHARES           MAF BANCORP
                                                       COVERED BY              COMMON STOCK TO BE
                                                    WESTCO BANCORP             SUBJECT TO OPTIONS
               EXECUTIVE OFFICERS               OPTIONS TO BE CONVERTED/(1)/      CONVERTED/(1)/
               ------------------               --------------------------     -------------------
               David C. Burba..................            104,880                   146,308
               Richard A Brechlin..............             39,780                    55,493
               Gregg P. Goossens...............                 --                        --
               Rosalyn M. Lesak................             18,975                    26,470
               Kenneth J. Kaczmarek............                 --                        --
               Roberta B. Sramek...............                 --                        --
               Mary S. Suffi...................             10,020                    13,978

               NON-EMPLOYEE DIRECTORS
               ----------------------
               James E. Dick...................              7,417                    10,347
               Edward A. Matuga................              4,075                     5,685
               Thomas J. Nowicki...............              3,540                     4,938
               Robert E. Vorel, Jr.............              7,417                    10,347

____________________
(1) Assumes no exercise of Westco Bancorp options prior to the Effective Time of the Merger. Executive officers may elect to exercise such options for Westco Bancorp Common Stock prior to the Merger, in which case such shares would be converted to MAF Bancorp Common Stock pursuant to the terms of the Merger.

         Under the terms of the options granted to the executive officers, after the Merger the option holders will be entitled to exercise limited rights related to his or her stock options in lieu of exercising the options. The exercise of limited rights extinguishes the corresponding number of options held. Any executive officer electing to exercise any such limited rights would be entitled to receive a cash payment equal to (i) the excess of the then market value per share of MAF Common Stock over the option price per share of MAF Common Stock, multiplied by (ii) the number of shares with respect to which limited rights are exercised. However, pursuant to the Merger Agreement, Westco Bancorp has amended its 1992 Incentive Stock Option Plan to provide that payment upon exercise of limited rights may, in the discretion of the committee then administering the Plan, be made by delivery of shares of MAF Bancorp Common Stock rather than cash.

         Termination and Other Payments to Westco Bancorp Executive Officers. Pursuant to the Merger Agreement, MAF Bancorp entered into a Letter of Understanding with each of the Westco Bancorp executive officers with whom Westco Bancorp and First Federal had previously entered into an employment agreement (together, the "Employment Agreements") or a special termination agreement (together, the "Special Termination Agreements"). The Letters of Understanding provide for the termination of the executive officer's employment at or following the Effective Time of the Merger, the payment of the severance benefits and other benefits which were otherwise required under the Employment Agreements, Special Termination Agreements and other Westco Bancorp plans upon the termination of employment following the Merger, but which do not exceed certain maximum payment amounts calculated in connection with negotiation of the Merger Agreement and which will not result in the payment of any nondeductible payments (as discussed below) by MAF Bancorp or Westco Bancorp thereunder, and for certain other matters.

         Messrs. David C. Burba, Richard A. Brechlin and Gregg P. Goossens have each been a party to Employment Agreements since the conversion of First Federal from a mutual to a stock institution in 1992. Under the Employment Agreements, each of the officers is entitled to a lump sum severance benefit in the event of termination of employment following a change in control (the Merger is a change in control under the Employment Agreements) and to the continuation of certain employee benefits. The amount of the lump sum payment is two (three in the case of Mr. Burba) times the officer's average annual compensation over the three years immediately preceding termination of employment.

Pursuant to the Letters of Understanding, each of the officers has executed an amendment to the Employment Agreements to provide for the termination thereof upon the Merger and for a lump sum cash severance benefit calculated in connection with negotiation of the Merger Agreement; provided, however, that in no event may the severance benefit cause any compensation payable to the officer by Westco Bancorp, First Federal, MAF Bancorp or Mid America Bank to constitute an "excess parachute payment" under Section 280G of the Code. As a result, a lump sum severance payment of not more than $920,000, $354,000, and $297,000 will be paid to David C. Burba, Richard A. Brechlin and Gregg P. Goossens, respectively, with respect to the termination of their employment following the Merger, and each of them will be entitled to the continuation of certain employee benefits. (See "Employment Arrangements with MAF Bancorp and Mid America Bank" below for information relating to the waiver by Mr. Burba of his severance benefits.)

         Pursuant to the Letters of Understanding, Messrs. Burba, Brechlin and Goossens have also executed an amendment to First Federal's Executive Salary Continuation Plan (the "ESCP") and its Supplemental Executive Retirement Plan ("SERP") to provide for a lump sum payment equal to the present value of the benefits thereunder as calculated in connection with the negotiation of the Merger Agreement. The amounts payable to Messrs. Burba, Brechlin and Goossens under the ESCP will be $337,000, $75,000 and $152,000, respectively, and under the SERP will be $202,000, $34,000 and $8,000, respectively.

         Rosalyn M. Lesak, Kenneth J. Kaczmarek, Roberta B. Sramek and Mary S. Suffi, executive officers of Westco Bancorp and/or First Federal, have each been a party to Special Termination Agreements with Westco Bancorp and First Federal since June 1993. Under the Special Termination Agreements, each officer is entitled to severance benefits in the event of termination of employment after a change in control. The severance benefits provided for under these agreements consist of a lump sum payment in the amount of two times the officer's average annual compensation over the two years immediately preceding the termination of employment, subject to reduction in certain circumstances to avoid the imposition of excise taxes on amounts which are "excess parachute payments" under the Code, and the continuation of certain employee benefits. Pursuant to Letters of Understanding, each of the officers has executed an amendment to the Special Termination Agreements to provide for a severance payment upon the termination of the officer's employment following the Effective Time of the Merger limited to the payments calculated in connection with the negotiation of the Merger Agreement, provided that in no event may the severance payment cause any compensation payable to the officer by Westco Bancorp, First Federal, MAF Bancorp or Mid America Bank to constitute an excess parachute payment under the Code. As a result, the severance payments to be made to Ms. Lesak, Mr. Kaczmarek, Ms. Sramek and Ms. Suffi will be limited to $98,000, $274,000, $168,000 and $191,000, respectively, upon the termination of their employment following the Merger, and each of them will be entitled to the continuation of certain employee benefits.

         Employment Arrangements with MAF Bancorp and Mid America Bank. In connection with the execution of the Merger Agreement, MAF Bancorp entered into offer letters with Messrs. Burba, Brechlin and Goossens relating to their continued employment by MAF Bancorp and Mid America Bank following the Merger. MAF Bancorp and Mid America Bank believe that the continued employment of Mr. Burba as an executive officer and director of MAF Bancorp and Mid America Bank and of Messrs. Brechlin and Goossens for an interim, transition period is important to a successful integration of First Federal's operations into Mid America Bank.

         Pursuant to his offer letter, MAF Bancorp has agreed to enter into a three-year employment agreement (the "New Employment Agreement") with Mr. Burba under which Mr. Burba will serve as an Executive Vice President of MAF Bancorp and Mid America Bank. MAF Bancorp has also agreed to appoint Mr. Burba as a member of MAF Bancorp's Board for a term expiring at the annual meeting of stockholders of MAF Bancorp held in 1999, and to nominate Mr. Burba for election at that meeting for a term expiring at the 2002 annual meeting. The New Employment Agreement provides for continuation of Mr. Burba's annual base salary of $205,000, payment of directors' fees to the same extent paid to other directors, and participation in MAF Bancorp and Mid America Bank's employee benefit plans and annual and long-term incentive programs on the same basis as similarly-situated executives. The New Employment Agreement also provides for a retention bonus of $920,000 in consideration of the termination of Mr. Burba's existing employment agreements with Westco Bancorp and First Federal and waiver of the lump sum severance payment of equal amount otherwise payable under Mr. Burba's existing Westco Bancorp Employment Agreement described above. The retention bonus is to be paid as promptly as practicable after the Effective Time, provided that MAF Bancorp may defer payment of all or any portion of the bonus (for a period up to 15 months) to the extent necessary to preserve the tax deductibility of the bonus payments. The New Employment Agreement provides that in the event Mr. Burba's employment is involuntarily terminated, or Mr. Burba resigns due to a breach of the agreement by MAF Bancorp or Mid America Bank prior to the expiration of the three-year term, the annual compensation payments and certain insurance benefits will be paid for the balance of the term. Also in connection with the Merger Agreement, MAF Bancorp extended offers of interim, transitional employment to Messrs. Brechlin and Goossens for a period of at least one month. The offers provided that during the interim period Messrs. Brechlin and Goossens will continue to receive their current salaries and, at the end of the interim period will receive retention bonuses of $80,000 and $65,000, respectively, as an inducement for the agreement to provide such interim services.

         Non-Competition Agreements. Pursuant to the offer letters, MAF Bancorp and Mid America Bank have also requested that Messrs. Burba, Brechlin and Goossens enter into an Agreement Regarding Post-Employment Restrictive Covenants with MAF Bancorp and Mid America Bank ("Non-Competition Agreements") in connection with the New Employment Agreement or their interim employment. MAF Bancorp and Mid America Bank have determined that such non-competition agreements are important to protect the franchise which Messrs. Burba, Brechlin and Goossens have been instrumental in creating in view of the significant investment by MAF Bancorp in acquiring Westco Bancorp and each executive's expertise, experience and reputation in the market. Under the Non-Competition Agreements, each of Messrs. Burba, Brechlin and Goossens will agree that for a period of 24 months following termination of employment for any reason he will not, without MAF Bancorp's prior consent, engage or participate in depository, lending or other financial services businesses in any community in which MAF Bancorp, Mid America Bank or any of their affiliates has a financial institution or branch or has sought regulatory approval to acquire or establish a financial institution or branch at the time of termination of employment, or in any community within a prescribed radius of any such institution or branch. In addition, each Non- Competition Agreement imposes confidentiality obligations on the executive and bars him from soliciting or encouraging any employee of MAF Bancorp, Mid America Bank or any of their affiliates to terminate employment with MAF Bancorp, Mid America Bank or any affiliate. As separate consideration for these restrictive covenants, MAF Bancorp or Mid America Bank will be obligated to make monthly payments of $15,000, $6,500 and $5,000 to Messrs. Burba, Brechlin and Goossens, respectively, during the 24-month period following termination of employment. Such payments will be made to the executive's beneficiary in the event of death.

         Advisory Board. Pursuant to the Merger Agreement, MAF Bancorp has agreed to cause to be appointed to the Advisory Board of Mid America Bank all of the current directors of First Federal, except for David C. Burba, for the purpose of assisting and advising with respect to (i) the integration of the operations of First Federal into those of Mid America Bank, and (ii) the operations of Mid America Bank. The advisory board function will be reviewed on each anniversary of the Effective Time. Advisory board members will each receive a quarterly per meeting fee of $1,083 for service on the advisory board.

         Indemnification. The Merger Agreement provides that upon consummation of the Merger, MAF Bancorp will maintain, except as may be limited by applicable law, all rights of indemnification and advancement of expenses currently provided by Westco Bancorp and Westco Bancorp's subsidiaries in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the Certificate of Incorporation or By-laws of Westco Bancorp or otherwise in effect on the date of the Merger Agreement for a period of three years from the Effective Time with respect to matters occurring prior to the Effective Time. In addition, MAF Bancorp has agreed that, prior to or at the Effective Time, it will provide under its directors and officers liability insurance prior acts and omissions coverage for current and former officers and directors of Westco Bancorp for three years.

         Effect on Employee Benefit Plans of Westco Bancorp and First Federal. Under the Merger Agreement and Benefits Letter, MAF Bancorp covenants to comply with its agreements to take certain actions described in the Merger Agreement and the Benefits Letter affecting employee benefits. The Benefits Letter states, among other things, that by no later than six months after the Effective Time of the Merger, MAF Bancorp will provide or cause to be provided to each employee who was an employee of Westco Bancorp or First Federal at the time of the Merger ("Westco Employees") the opportunity to participate in MAF Bancorp's and Mid America Bank's employee benefit plans and other employment-related programs on a basis comparable to that applicable to similarly-situated employees of MAF Bancorp and its subsidiaries, with full credit for years of employment with Westco Bancorp and First Federal. At the time the MAF Bancorp employee benefit plans are first extended to employees who were employees of Westco Bancorp or First Federal, those employees will not be subject to any pre-existing conditions exclusions or waiting periods which impose a greater limitation that the similar provisions of Westco Bancorp's employee benefit plans immediately prior to the change to the MAF Bancorp employee benefit plans.

         Pursuant to the Benefits Letter, MAF Bancorp has agreed to merge the ESOP into the Mid America Bank ESOP as noted above, and to merge the First Federal Profit Sharing Plan into Mid America Bank's Profit Sharing Plan. With respect to First Federal's Retirement Plan, MAF Bancorp and Westco Bancorp have agreed to maintain the First Federal Retirement Plan through December 31, 1998, at which time, and whether or not the Effective Time has occurred, the First Federal Retirement Plan will be "frozen" and no additional benefits will accrue thereunder after that date. MAF Bancorp intends to terminate this "frozen" plan as promptly as practicable after the Effective Time of the Merger, at which time all participants will become fully vested in their benefits and such benefits will become distributable following receipt of a favorable determination by the Internal Revenue Service that such termination does not adversely affect the qualification of the plan.

         Finally, the Merger Agreement and Benefits Letter provide that after the Merger, MAF Bancorp will honor and will cause Mid America Bank to honor Westco Bancorp's and First Federal's employee benefit plans, programs and agreements described above, each as in effect at the time of the Merger and as may be amended or terminated in accordance with the Merger Agreement and Benefits Letter, and will maintain the employee benefit plans of Westco Bancorp and First Federal for the benefit of the Westco Employees until such time as corresponding MAF Bancorp or Mid America Bank plans and programs are extended to the Westco Employees.

TERMINATION, AMENDMENT AND WAIVER

         Pursuant to the terms and conditions of the Merger Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time by:
(a) the mutual consent of the parties; (b) the existence of a final and unappealable judicial or regulatory determination that any material provision of the Merger Agreement is illegal, invalid or unenforceable, or denying any regulatory application; (c) either party for the failure of Westco Bancorp to obtain stockholder approval of the Merger Agreement; (d) either party for a material breach of a representation, warranty or covenant by the other party if such breach causes the failure to satisfy a condition precedent of the terminating party; (e) either party on or after June 30, 1999; (f) Westco Bancorp arising from a decline in the MAF Common Stock Price Per Share below $18.886 during the Pricing Period (the termination right referenced in subparagraph (f) being referred to herein as the "walk-away" provision); or (g) MAF Bancorp arising from the parties' inability to agree on a course of action regarding certain environmental matters.

         If the "walk-away" provision becomes operative prior to the Closing Date, then the Westco Bancorp Board may, depending upon the circumstances, determine to exercise its right under the provision and terminate the Merger Agreement, or, alternatively, waive the "walk-away" provision and either renegotiate the payment terms of the Merger Agreement or consummate the Merger pursuant to the existing terms and conditions of the Merger Agreement. Any decision the Westco Bancorp Board may make regarding the "walk-away" provision may be made without the resolicitation of stockholders except to the extent any renegotiated payment terms would require stockholder approval of an amendment to the Merger Agreement as discussed below.

         The Merger Agreement may be amended by the parties at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Westco Bancorp, but after any such approval, no amendment may be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be provided to Westco Bancorp stockholders pursuant to the Merger or which has a similar effect. At any time prior to the Effective Time, either party may, to the extent legally allowed, extend the time for performance of any of the obligations of the other party, waive any inaccuracies and representations and warranties of the other and waive compliance with any of the agreements or conditions.

TERMINATION FEE

         As a condition and inducement to MAF Bancorp's willingness to enter into the Merger Agreement, Westco Bancorp agreed that it would pay MAF Bancorp the Termination Fee of $2,500,000, immediately upon demand, but only if Westco Bancorp had not validly terminated the Merger Agreement pursuant to Section 7.1(a) or 7.1(d) thereof and provided that MAF Bancorp had not terminated the Merger Agreement pursuant to Section 7.1(g) thereof, in the event any of the following occur during the 24-month period following the date of the Merger Agreement:

               (1) (i) The Westco Bancorp Board (a) shall have withdrawn, modified or amended in any respect its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, (b) shall not at the appropriate time have unanimously recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of the Merger Agreement, or (c) shall not have included such recommendation in the proxy statement, or
         (ii) the Westco Bancorp Board shall have resolved to do any of the foregoing;

               (2) (i) Westco Bancorp enters into an agreement or understanding with a party other than MAF Bancorp providing for (a) the acquisition by any person, other than MAF Bancorp, alone or together with such person's affiliates and associates or any group, of beneficial ownership of 10% or more of Westco Bancorp Common Stock; (b) a merger, consolidation, liquidation or dissolution, share exchange, business combination or any other similar transaction involving Westco Bancorp or First Federal; (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Westco Bancorp or First Federal, in a single transaction or series of transactions, or (ii) the public announcement of negotiations relating to or the occurrence of any of the above; or

               (3) the announcement of a tender or exchange offer with the intent to accomplish any of the foregoing, which offer the Westco Bancorp Board does not reject.

OPTION AGREEMENT

         Upon the terms of and subject to the conditions set forth in the Option Agreement, Westco Bancorp has granted to MAF Bancorp the Option to purchase, after the occurrence of a Triggering Event (defined below) and subject to receipt of all necessary regulatory approvals, an aggregate amount of up to 19.9% of the outstanding Westco Bancorp Common Stock, giving effect to the exercise of the Option, at an exercise price of $26.35 per share.

         A Triggering Event means the occurrence of any of the following events:

               (a) The Westco Bancorp Board withdraws its support of the Merger or fails to recommend approval of the Merger; or

               (b)  Any person or group, other than MAF Bancorp:

                    (1) Acquires beneficial ownership of ten percent (10%) or more of the then outstanding Westco Bancorp Common Stock or securities representing, or the right or option to acquire beneficial ownership of, or to vote securities representing, 10% or more of the then outstanding Westco Bancorp Common Stock, and thereafter, the Westco Bancorp Board (i) recommends such acquisition to its stockholders for acceptance, (ii) fails to undertake such acts as MAF Bancorp reasonably requests to oppose such acquisition, or (iii) fails to recommend or withdraws its approval of the Merger Agreement to Westco Bancorp's stockholders; or

                    (2) Enters into an agreement with Westco Bancorp pursuant to which such person or group, or any affiliate thereof, would
               (i) merge or consolidate, or enter into any similar transaction, with Westco Bancorp; or (ii) acquire all or substantially all of the assets of Westco Bancorp; or

                    (3) Makes a bona fide proposal (a "Proposal") for any merger, consolidation or acquisition of all or substantially all the assets of Westco Bancorp or other business combination involving Westco Bancorp, and thereafter, but before such Proposal has been Publicly Withdrawn (defined below), Westco Bancorp willfully commits any material breach of any covenant of the Merger Agreement and such breach (i) would entitle MAF Bancorp to terminate the Merger Agreement without regard to the cure periods provided for therein, (ii) is not cured and (iii) would materially interfere with Westco Bancorp's ability to consummate the Merger or materially reduce the value of the transaction to MAF Bancorp.

         The phrase "Publicly Withdrawn" for purposes of clause (3) above shall mean an unconditional bona fide withdrawal of the Proposal or a formal rejection of such Proposal by Westco Bancorp in writing. Westco Bancorp shall notify MAF Bancorp promptly in writing of the occurrence of any of the events set forth in paragraph (b) above, it being understood that the giving of such notice by Westco Bancorp shall not be a condition to the right of MAF Bancorp to transfer or exercise the Option.

         The Option Agreement also provides MAF Bancorp with certain abilities to "cash-out" the Option. Certain cash-out rights will be triggered if (a) the Triggering Event described in item (b) in the preceding paragraph occurs and the transaction that is the subject of such Triggering Event is consummated, or (b) any person or group, other than MAF Bancorp, acquires ownership of 50% or more of the outstanding shares of Westco Bancorp Common Stock. MAF Bancorp will have the right to receive (in lieu of exercising the Option) a cash payment equal to the Spread (as hereinafter defined) multiplied by the number of shares of Westco Bancorp Common Stock then exercisable under the Option (the "Repurchase Consideration"). In no event, however, will the aggregate amount of the Repurchase Consideration and the Termination Fee exceed $4,000,000. The "Spread" is defined as the amount equal to the difference between the per share consideration to be paid under the events described above minus the per share exercise price for the Option.

         Under the Option Agreement, Westco Bancorp has granted MAF Bancorp certain registration rights with respect to shares of Westco Bancorp Common Stock that would be acquired in the event of MAF Bancorp's exercise of the Option.

         The Option will terminate upon the first to occur of (i) the Effective Time of the Merger Agreement, (ii) 24 months after the occurrence of a Triggering Event, (iii) termination of the Merger Agreement by mutual agreement of the parties, (iv) termination of the Merger Agreement by Westco Bancorp in the event of a material breach by MAF Bancorp of any representation, warranty, covenant or agreement therein; (v) termination of the Merger Agreement by MAF Bancorp due to failure to agree upon certain environmental matters; or (vi) 12 months after the termination of the Merger Agreement for any other reason.

         The Option Agreement and the Option may discourage offers to acquire Westco Bancorp and are intended to increase the likelihood that the merger will be consummated in accordance with the terms set forth in the Merger Agreement.

         To the best of MAF Bancorp's and Westco Bancorp's knowledge, no event giving rise to MAF Bancorp's right to exercise the Option has occurred as of the date of this Proxy Statement/Prospectus.

AFFILIATE LOCK-UP AGREEMENTS

         In connection with the Merger Agreement, MAF Bancorp entered into Affiliate Letters dated as of August 17, 1998, as amended, with all directors and executive officers of Westco Bancorp (each a "Stockholder") under which each such Stockholder has agreed to vote the Westco Bancorp Common Stock which the Stockholder is entitled to vote (a) in favor of the Merger and the transactions contemplated by the Merger Agreement; (b) against any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation of Westco Bancorp under the Merger Agreement; and (c) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement, including, but not limited to: (i) any change in the management or Westco Bancorp Board, except as otherwise agreed to in writing by MAF Bancorp; (ii) any change in the present capitalization or dividend policy of Westco Bancorp; or (iii) any other material change in Westco Bancorp's corporate structure or business. Each Stockholder further agrees to not sell, assign, transfer or otherwise dispose of any shares of Westco Bancorp owned by the Stockholder prior to the Effective Time and to use his or her best efforts to cause the Merger to be consummated.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The Merger is structured in a manner intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Accordingly, it is anticipated that Westco Bancorp and MAF Bancorp will recognize no gain or loss for federal income tax purposes as a result of the Merger and that no gain or loss will be recognized for federal income tax purposes by any Westco Bancorp stockholders upon receipt of MAF Bancorp Common Stock in exchange for Westco Bancorp Common Stock pursuant to the Merger except to the extent of cash received in lieu of fractional shares. Cash received by any Westco Bancorp stockholder in lieu of fractional shares of MAF Bancorp Common Stock will be treated as if such fractional shares of MAF Bancorp Common Stock had been issued in the Merger and then redeemed by MAF Bancorp in a cash distribution in full exchange for such fractional share interest, generally resulting in capital gain or loss for federal income tax purposes. The Internal Revenue Service (the "Service") has not been asked to rule upon the tax consequences of the Merger and such request will not be made. Instead, as a condition precedent to the consummation of the Merger, Westco Bancorp and MAF Bancorp will receive an opinion from Vedder, Price, Kaufman & Kammholz, counsel to MAF Bancorp in connection with the Merger, as to certain federal income tax consequences of the Merger. Unlike a ruling from the Service, an opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion of counsel will be upheld by the courts if challenged by the Service.

         EACH STOCKHOLDER OF WESTCO BANCORP IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         As a condition precedent to the consummation of the Merger, the parties will receive an opinion from Vedder, Price, Kaufman & Kammholz, which will be is based upon various representations and subject to various assumptions and qualifications, that the following federal income tax consequences will result from the Merger:

               (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and MAF Bancorp and Westco Bancorp will each be a party to the reorganization;

               (ii) the exchange in the Merger of MAF Bancorp Common Stock for Westco Bancorp Common Stock will not give rise to the recognition of any income, gain or loss to MAF Bancorp, Westco Bancorp or the stockholders of Westco Bancorp with respect to such exchange except, with respect to the stockholders of Westco Bancorp, to the extent of any cash received in lieu of fractional shares of MAF Bancorp Common Stock;

               (iii) the adjusted tax basis of the MAF Bancorp Common Stock issuable to Westco Bancorp stockholders in the Merger (including any fractional share interest in MAF Bancorp Common Stock) will equal the adjusted tax basis of the shares of the Westco Bancorp Common Stock surrendered in exchange therefor decreased by any amount of money received and increased by the amount of gain recognized in the exchange;

               (iv) the holding period of the shares of the MAF Bancorp Common Stock received in the Merger will include the period during which the shares of Westco Bancorp Common Stock surrendered in exchange therefor were held, provided such shares of Westco Bancorp Common Stock were held as capital assets at the Effective Time;

               (v) the adjusted tax basis of the assets of Westco Bancorp in the hands of MAF Bancorp will be the same as the adjusted tax basis of such assets in the hands of Westco Bancorp immediately prior to the exchange; and

               (vi) the holding period of the assets of Westco Bancorp transferred to MAF Bancorp will include the period during which such assets were held by Westco Bancorp prior to the exchange.

         The foregoing is a description of the material federal income tax consequences of the Merger for Westco Bancorp stockholders who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each such stockholder. It does not discuss all of the particular consequences that may be relevant to Westco Bancorp stockholders entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local or foreign tax laws.

ACCOUNTING TREATMENT

         The Merger will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Under this method, the aggregate cost of the Merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the Closing Date. When the Merger Agreement was amended, the parties eliminated a condition that the Merger be accounted for as a pooling of interests transaction as had been initially announced in order to permit the implementation of open-market stock repurchase programs prior to and following the Merger.

EXPENSES

         The Merger Agreement provides, in general, that MAF Bancorp and Westco Bancorp will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

RESALE OF MAF BANCORP COMMON STOCK

         Shares of MAF Bancorp Common Stock issued to stockholders of Westco Bancorp will be transferrable without restriction upon disposition, except shares issued to any person who may be considered an "affiliate" of Westco Bancorp, as defined by the rules and regulations of the Commission under the Securities Act. Pursuant to the Merger Agreement, Westco Bancorp has delivered to MAF Bancorp a written undertaking from each affiliate of Westco Bancorp to the effect that he or she will not sell or dispose of MAF Bancorp Common Stock, acquired by him or her in connection with the Merger, other than in accordance with the Securities Act, except under (i) a separate registration statement for distribution (which MAF Bancorp has not agreed to provide), or (ii) the manner of sale and volume limitations of Rule 145 promulgated thereunder by the Commission, or (iii) pursuant to some other exemption from registration.

         In addition, Westco Bancorp stockholders who become "affiliates" of MAF Bancorp will be subject to similar sale restrictions for as long as they remain "affiliates" of MAF Bancorp. Generally, persons who are not officers, directors or greater than 10% stockholders of Westco Bancorp will not be considered "affiliates" in the absence of other factors indicating a control relationship.

DISSENTERS' RIGHTS

         Under Section 262(b)(1) of the DGCL, no appraisal rights pursuant to
Section 262 are available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., as of the record date fixed for determining stockholders entitled to vote upon the agreement of merger or consolidation. Consequently, because the Westco Bancorp Common Stock is listed on the Nasdaq National Market, holders of the Westco Bancorp Common Stock will not have a right to an appraisal of the value of their shares. See "SPECIAL MEETING OF WESTCO BANCORP STOCKHOLDERS--No Dissenters' Rights of Appraisal."

                        PRO FORMA FINANCIAL STATEMENTS

         The following unaudited Pro Forma Condensed Combined Statement of Financial Condition and Pro Forma Condensed Combined Statements of Operations are based upon the historical results of MAF Bancorp and Westco Bancorp for the year ended December 31, 1997, and at and for the nine months ended September 30, 1998, giving effect to the acquisition to be accounted for as a purchase. Pro forma adjustments, and the assumptions on which they are based, are described below and in the accompanying footnotes to the pro forma condensed combined financial statements. These financial statements should be read in conjunction with the historical financial statements of MAF Bancorp and Westco Bancorp incorporated by reference into this Proxy Statement/Prospectus. The pro forma condensed combined financial statements are not necessarily indicative of the results that actually would have occurred had the companies constituted a single entity during the respective periods, nor are they indicative of future results of operations.

         The pro forma condensed combined financial statements have been prepared using an assumed MAF Bancorp stock price of $22.00, which represents a resulting assumed purchase price of $30.69 for each share of Westco Bancorp Common Stock.

         The pro forma condensed combined financial statements also do not take into account the following items which will impact the financial condition, results of operations and reported per share amounts of the merged entity.

         . Earnings from September 30, 1998 to the actual closing date of the transaction.

         . Estimated expense savings to be derived from, among other things, the termination of certain Westco Bancorp executive officers, elimination of duplicate backroom operations and conversion to MAF Bancorp's in-house data processing system.

         . Expected revenue enhancements from implementing MAF Bancorp's retail strategy, products and services in the Westco Bancorp offices.

         . A reduction in the number of outstanding shares of Common Stock of MAF Bancorp and Westco Bancorp resulting from stock repurchases by each of the companies between the dates of the pro forma financial statements and the Closing Date.

         . The anticipated November 30, 1998 redemption of MAF Bancorp's $27.6 million, 8.32% Subordinated Notes due 2005, as announced on October 27, 1998.

                               MAF BANCORP, INC.
                                      AND
                             WESTCO BANCORP, INC.
         PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                              SEPTEMBER 30, 1998
                                  (Unaudited)

                                                                HISTORICAL
                                                       -------------------------
                                                            MAF         WESTCO        PRO FORMA            PRO FORMA
                                                          BANCORP       BANCORP      ADJUSTMENTS           COMBINED
                                                       -----------    ----------     -----------           --------
                                                                   (IN THOUSANDS)
Assets:
 Cash and due from banks.............................. $     33,283    $    1,270    $ (5,780)(Note 2)   $     28,773
 Interest-bearing deposits............................       18,989        15,277           --                 34,266
 Federal funds sold...................................       53,026            --           --                 53,026
 Investment securities, at amortized cost.............        9,980        44,079          183(Note 4)         54,242
 Investment securities available for sale, at fair
    value.............................................      166,296            --        1,465(Note 3)        167,761
 Investment securities, trading.......................           --         1,465      (1,465)(Note 3)             --
 Stock in Federal Home Loan Bank of Chicago, at cost..       41,775         2,080           --                 43,855
 Mortgage-backed securities, at amortized cost........      139,941            --           --                139,941
 Mortgage-backed securities available for sale, at
    fair value........................................       57,391            --           --                 57,391
 Loans receivable held for sale.......................       23,777            --           --                 23,777
 Loans receivable.....................................    2,911,051       250,152        3,769(Note 4)      3,164,972
    Less allowance for loan losses....................       15,808           903           --                 16,711
                                                         -----------   ----------    ---------           -------------
    Net loans receivable..............................    2,895,243       249,249        3,769              3,148,261
 Accrued interest receivable..........................       20,825         1,415           --                 22,240
 Foreclosed real estate...............................        7,530           111           --                  7,641
 Real estate held for development or sale.............       25,574            --           --                 25,574
 Premises and equipment, net..........................       38,557         2,049          500(Note 4)         41,106
 Other assets.........................................       50,113         1,505        1,911(Notes 1,4)      53,529
 Goodwill.............................................       23,604            --       32,780(Note 4)         56,384
                                                         -----------   ----------    ----------          -------------
       Total assets...................................   $3,605,904      $318,500      $33,363             $3,957,767
                                                         ==========    ==========    ==========          =============

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
 Deposits.............................................   $2,343,786      $260,984     $  2,740(Note 4)      2,607,510
 Borrowed funds.......................................      891,000            --           --                891,000
 Subordinated capital notes, net......................       26,837            --           --                 26,837
 Advances by borrowers for taxes and insurance........       22,778         1,517           --                 24,295
 Accrued expenses and other liabilities...............       40,347         8,008        (275)(Note 6)         48,080
                                                         ----------    ----------    ----------          -------------
       Total liabilities..............................   $3,324,748      $270,509     $  2,465              3,597,722
                                                         ==========    ==========    ==========          =============

STOCKHOLDERS' EQUITY:
 Preferred stock...................................... $         -- $          --    $      --           $         --
 Common stock.........................................          254            35            2(Note 7)            291
 Additional paid-in capital...........................      172,210        23,090       55,949(Note 7)        251,249
 Retained earnings, substantially restricted..........      152,247        43,216      (43,216)(Note 7)       152,247
 Accumulated other comprehensive loss, net of tax.....         (164)           --           --(Note 7)           (164)
 Treasury stock, at cost..............................      (43,391)      (18,163)      18,163(Note 7)        (43,391)
 Employee Stock Ownership Plan........................           --          (187)          --(Note 5)           (187)
                                                         ----------    ----------    ----------           ------------
       Total stockholders' equity.....................     281,156         47,991       30,898                360,045
                                                         ----------    ----------    ----------           ------------
         Total liabilities and stockholders' equity...   $3,605,904      $318,500      $33,363             $3,957,767
                                                         ==========    ==========    ==========           ============

       See accompanying notes to Pro Forma Condensed Combined Financial
                            Statements (unaudited).

                               MAF BANCORP, INC.
                                      AND
                             WESTCO BANCORP, INC.
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (Unaudited)

                                                                  HISTORICAL
                                                       -----------------------------
                                                              MAF         WESTCO          PRO FORMA        PRO FORMA
                                                            BANCORP       BANCORP        ADJUSTMENTS        COMBINED
                                                       --------------  -------------     -----------       ---------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income:
 Loans receivable.....................................     $157,938       $15,203       $(386)(Note 4)       $172,755
 Mortgage-backed securities...........................       11,034            --           --                 11,034
 Investment securities and other......................       16,243         2,838        (217)(Note 2)         18,864
                                                         ----------     ---------       ------             ----------
    Total interest income.............................      185,215        18,041        (603)                202,653
Interest expense:
 Deposits.............................................       72,545         9,702        (798)(Note 4)         81,449
 Borrowed funds.......................................       40,323            --           --                 40,323
                                                         ----------    ----------       ------             ----------
    Total interest expense............................      112,868         9,702        (798)                121,772
                                                         ----------    ----------       ------             ----------
    Net interest income...............................       72,347         8,339          195                 80,881
Provision for loan losses.............................          600            --           --                    600
                                                         ----------    ----------       ------             ----------
 Net interest income after provision for loan losses..       71,747         8,339          195                 80,281
Non-interest income:
 Gain on sale of:
    Loans receivable and mortgage-backed securities...        2,250            --           --                  2,250
    Investment securities.............................          606         (145)           --                    461
 Income from real estate operations...................        3,854            --           --                  3,854
 Deposit account service charges......................        6,169            --           --                  6,169
 Loan servicing fee income............................        1,113            --           --                  1,113
 Impairment of mortgage servicing rights..............        (740)            --           --                  (740)
 Brokerage commissions................................        2,153            --           --                  2,153
 Other................................................        3,893           625           --                  4,518
                                                         ----------    ----------       ------             ----------
    Total non-interest income.........................       19,298           480           --                 19,778
Non-interest expense:
 Compensation and benefits............................       26,016         2,362           --                 28,378
 Office occupancy and equipment.......................        5,025           357            6(Note 4)          5,388
 Federal deposit insurance premiums...................        1,091           122           --                  1,213
 Advertising and promotion............................        1,802            88           --                  1,890
 Data processing......................................        1,689           169           --                  1,858
 Amortization of goodwill.............................        1,002            --          983(Note 4)          1,985
 Other................................................        7,630           591          171(Note 4)          8,392
                                                         ----------    ----------       ------             ----------
    Total non-interest expense........................       44,255         3,689        1,160                 49,104
                                                         ----------    ----------       ------             ----------
    Income before income taxes........................       46,790         5,130         (965)                50,955
Income taxes..........................................       17,982         1,830            7                 19,819
                                                         ----------    ----------       ------             ----------
 Net income...........................................    $  28,808      $  3,300       $(972)                 31,136
                                                         ==========    ==========       ======             ==========
Earnings per share (Note 8):
 Basic................................................        $1.28         $1.34                               $1.19
 Diluted..............................................        $1.23         $1.25                               $1.15
                                                              =====         =====                               =====
Weighted-average shares outstanding (Note 8):
 Basic................................................   22,554,637     2,467,302                          26,217,896
 Diluted..............................................   23,334,409     2,635,658                          26,997,668
                                                         ==========    ==========                          ==========

       See accompanying notes to Pro Forma Condensed Combined Financial
                            Statements (unaudited).

                               MAF BANCORP, INC.
                                      AND
                             WESTCO BANCORP, INC.
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997
                                  (Unaudited)

                                                                 HISTORICAL
                                                         --------------------------
                                                              MAF        WESTCO          PRO FORMA          PRO FORMA
                                                            BANCORP      BANCORP        ADJUSTMENTS          COMBINED
                                                         ----------  -------------      -----------         ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income:
 Loans receivable.....................................     $198,805      $19,607    $   (581) (Note 4)      $217,831
 Mortgage-backed securities...........................       22,106           --           --                 22,106
 Investment securities and other......................       18,004        4,041        (472) (Notes 2, 4)    21,573
                                                         ----------    ---------   ---------              ----------
    Total interest income.............................      238,915       23,648      (1,053)                261,510
Interest expense:
 Deposits.............................................       98,581       12,613      (1,734) (Note 4)       109,460
 Borrowed funds.......................................       46,635           --           --                 46,635
                                                         ----------    ---------   ----------             ----------
    Total interest expense............................      145,216       12,613      (1,734)                156,095
                                                         ----------    ---------   ----------             ----------
    Net interest income...............................       93,699       11,035          681                105,415
Provision for loan losses.............................        1,150           --           --                  1,150
                                                        -----------   ----------    ---------            -----------
 Net interest income after provision for loan losses..       92,549       11,035          681                104,265
Non-interest income:
 Gain  on sale of:
    Loans receivable..................................          432           --           --                    432
    Investment securities.............................          404          493           --                    897
 Income from real estate operations...................        6,876           --           --                  6,876
 Deposit account service charges......................        7,217           --           --                  7,217
 Loan servicing fee income............................        2,278           --           --                  2,278
 Brokerage commissions................................        2,050           --           --                  2,050
 Other................................................        3,460          822           --                  4,282
                                                        -----------   ----------    ---------            -----------
    Total non interest income.........................       22,717        1,315           --                 24,032
Non-interest expense:
 Compensation and benefits............................       30,472        3,220           --                 33,692
 Office occupancy and equipment.......................        6,203          508            8 (Note 4)         6,719
 Federal deposit insurance premiums...................        1,468          165           --                  1,633
 Advertising and promotion............................        2,737          155           --                  2,892
 Data processing......................................        2,098          222           --                  2,320
 Amortization of goodwill.............................        1,341           --        1,311 (Note 4)         2,652
 Other................................................       10,292          618          299 (Note 4)        11,209
                                                        -----------   ----------    ---------            -----------
    Total non-interest expense........................       54,611        4,888        1,618                 61,117
                                                        -----------   ----------    ---------            -----------
    Income before income taxes........................       60,655        7,462        (937)                 67,180
Income taxes..........................................       22,707        2,754          150                 25,611
                                                        -----------   ----------    ---------            -----------
 Net income...........................................    $  37,948     $  4,708     $(1,087)              $  41,569
                                                        ===========   ==========    =========            ===========
Earnings per share (Note 8):
 Basic................................................        $1.64        $1.89                               $1.55
 Diluted..............................................        $1.59        $1.75                               $1.51
                                                              =====        =====                               =====
Weighted-average shares outstanding (Note 8):
 Basic................................................   23,131,759    2,496,296                          26,795,018
 Diluted..............................................   23,898,284    2,693,781                          27,561,543
                                                         ==========    =========                          ==========

       See accompanying notes to Pro Forma Condensed Combined Financial
                            Statements (unaudited).

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1:  Basis of Presentation

         The Merger will be accounted for by MAF Bancorp using the purchase method of accounting in accordance with Accounting Principles Board Opinion ("APB") No. 16 and Statement of Financial Accounting Standards ("SFAS" No. 72). Under this method, the aggregate cost of the Merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the Closing Date. For purposes of pro forma presentation, estimates of the fair values of Westco Bancorp's assets and liabilities as of September 30, 1998, have been combined with the book values of MAF Bancorp's assets and liabilities as of September 30, 1998.

         The unaudited Pro Forma Condensed Combined Statement of Financial Condition at September 30, 1998 is based on the unaudited consolidated statements of financial condition of MAF Bancorp and subsidiaries and of Westco Bancorp and subsidiaries, adjusted for the impact of APB No. 16. The unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997, and the nine-month period ended September 30, 1998, are based on the consolidated statements of operations of MAF Bancorp and subsidiaries and of Westco Bancorp and subsidiaries, adjusted for the impact of APB No. 16, assuming the Merger occurred on January 1, 1997.

         Certain amounts in the historical financial statements of Westco Bancorp have been reclassified and adjusted to conform to MAF Bancorp's historical financial statement presentation.

Note 2:  Cash and Due from Banks

         As part of the transaction, MAF Bancorp expects to incur, on a pre-tax basis, $2.1 million in transaction costs, primarily for professional expenses, severance payments to certain employees, printing and other expenses. Additionally, it is estimated that Westco Bancorp will incur, on a pre-tax basis, $3.7 million in transaction costs.

         Interest income on investment securities in the unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1998, and the year ended December 31, 1997, is reduced by $217,000 and $289,000, respectively, to reflect the reduction in cash of $5.8 million at an average interest rate of 5.00%.

Note 3:  Investment Securities

         Certain investment securities of Westco Bancorp classified as trading securities have been reclassified as available for sale securities to conform with MAF Bancorp's classification methodology.

Note 4:  Allocation of Purchase Accounting Adjustments

         In accordance with SFAS No. 72, intangible assets acquired that can be separately identified shall be assigned a portion of the total cost of the acquired company if the fair values of those assets can be reliably determined. Any identified intangible shall be recorded as the cost of the intangible and amortized over its estimated life. Any portion of the purchase price, exclusive of that portion classified as a core deposit premium, that cannot be assigned to specifically identifiable tangible and intangible assets acquired less liabilities assumed is considered goodwill, which is expected to be amortized over 25 years.

         The following table provides a reconciliation of the excess cost of the Merger to MAF Bancorp (based on estimated value of the Merger Consideration assuming an MAF Bancorp Common Stock value of $22.00 per share) over the fair value of net assets acquired from Westco Bancorp (in thousands):


MAF Bancorp stock to be issued...............................           $73,812
Value of 220,899 Westco Bancorp carryover options............             5,264
MAF Bancorp transaction costs................................             1,384
                                                                      ---------
                                                                         80,460
Less:
 Stockholders' equity of Westco Bancorp......................            47,991
 Westco Bancorp ESOP Loan (see footnote 4)...................               187
 Purchase accounting adjustments, net........................             2,060
 Westco Bancorp transaction costs............................            (2,606)
 Other adjustments, net......................................                48
                                                                    -----------
    Cost in excess of fair value of net assets acquired......           $32,780
                                                                    ===========

         Fair value adjustments as of September 30, 1998, were calculated for loans receivable, premises and equipment, core deposit accounts and certificates of deposit. The fair values ultimately recorded by MAF Bancorp may be materially different from the values indicated due to (a) changes in future interest rates and economic conditions beyond the control of management, (b) changes in the composition of Westco Bancorp's assets and liabilities, and (c) refinements to the underlying assumptions made by MAF Bancorp.

         A summary of the fair value adjustments as of September 30, 1998, is presented below (in thousands):


Investment securities........................................           $   183
Loans receivable.............................................             3,769
Premises and equipment.......................................               500
Core deposit premium.........................................             1,721
Certificates of deposit......................................            (2,740)
Deferred tax liability.......................................            (1,373)
                                                                        -------
    Total purchase accounting adjustments, net...............            $2,060
                                                                        =======

         Interest income on loans receivable in the unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1998, and the year ended December 31, 1997, is reduced by $386,000 and $581,000 respectively, reflecting the amortization of the premium calculated on loans receivable using the level-yield method over the estimated average life of six years.

         Interest income on investment securities in the unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1998, and the year ended December 31, 1997, is reduced by $-0- and $183,000, respectively, reflecting the amortization of the premium calculated on investment securities using the level yield method over the estimated life of 7 months.

         Occupancy expense in the unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1998, and the year ended December 31, 1997, is increased by $6,000 and $8,000, respectively, to reflect amortization of the fair value adjustment to premises and equipment, using the straight-line method over the remaining useful lives of the related assets.

         Interest expense on deposits in the unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1998, and the year ended December 31, 1997, is reduced by $798,000 and $1.7 million, respectively, to reflect amortization of the premium on certificates of deposit using the level-yield method over a period ranging from 2 to 49 months.

         Goodwill amortization expense in the unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1998, and the year ended December 31, 1997, is increased by $983,000 and $1.3 million, respectively, to reflect amortization of goodwill on a straight line basis over 25 years.

         Other expense in the unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1998 and the year ended December 31, 1997, is increased by $171,000 and $299,000, respectively, to reflect amortization of the core deposit intangible on an accelerated basis over 10 years.

Note 5:  Westco Bancorp ESOP Plan

         In conjunction with the Merger, it is expected that the Westco Bancorp ESOP will be merged with the MAF Bancorp ESOP. Through normal amortization of the ESOP Loan and possibly an accelerated prepayment, made by either Westco Bancorp prior to the Closing Date or MAF Bancorp after the Closing Date, the ESOP Loan will be repaid in full prior to the merger of the plans.

Note 6:  Other Liabilities

         The Pro Forma Combined Statement of Financial Condition as of September 30, 1998, includes adjustments to other liabilities as follows:


Tax benefit on certain transaction costs...................            $(1,648)
Tax impact of purchase accounting adjustments..............              1,373
                                                                      --------
    Total pro forma adjustment.............................           $   (275)
                                                                      ========

Note 7:  Stockholders' Equity

         As of September 30, 1998, there were 22,392,947 shares of MAF Bancorp Common Stock and 2,405,093 shares of Westco Bancorp Common Stock outstanding. Under the Merger Agreement, each share of Westco Bancorp outstanding at the Effective Time will be purchased for stock consideration valued at $30.69 per share (assuming an MAF Bancorp Common Stock price of $22.00 per share, at the fixed Exchange Ratio of 1.395 MAF Bancorp shares for each Westco Bancorp share outstanding). As of September 30, 1998, the Merger would have resulted in the issuance of an additional 3,663,259 shares of MAF Bancorp Common Stock, including 308,154 shares assumed to be issued upon the exercise of 220,899 Westco Bancorp carryover stock options.

         The following table details the adjustments to stockholders' equity, based on the assumed purchase price and the shares of Westco Bancorp Common Stock, and carryover options, outstanding on September 30, 1998, in the unaudited Pro Forma Condensed Combined Statement of Financial Condition (in thousands):

                                                               COMMON      PAID-IN     RETAINED     TREASURY
                                                               STOCK       CAPITAL     EARNINGS      STOCK
                                                               ------      -------     --------     --------
 Elimination of Westco Bancorp's stockholders' equity......         $(35)    $(23,090)   $(43,216)     $18,163
 Issuance of MAF Bancorp stock.............................           34       73,778          --           --
 Exercise of Westco Bancorp carry-over stock options.......            3        5,261          --           --
                                                                  ------   ----------  ----------   ----------
    Total pro forma adjustment.............................        $   2     $ 55,949    $(43,216)     $18,163
                                                                  ======   ==========  ==========   ==========

Note 8:  Earnings Per Share

         Basic earnings per share in the Pro Forma Combined Condensed Statements of Operations were computed by dividing pro forma net income by the total average shares outstanding, assuming the issuance of 3,355,105 shares of MAF Bancorp Common Stock as of January 1, 1997, and the elimination of the Westco Bancorp average shares outstanding as of January 1, 1997.

         Diluted earnings per share in the Pro Forma Combined Condensed Statements of Operations were computed by dividing net income by the total average shares outstanding, assuming the issuance of 3,663,259 shares of MAF Bancorp Common Stock (including the dilutive effect of stock options) and the elimination of the Westco Bancorp average shares outstanding as of January 1, 1997. The dilutive effect of outstanding stock options was computed using the average market price of MAF Bancorp Common Stock for the period.

                    DESCRIPTION OF MAF BANCORP COMMON STOCK

         Both MAF Bancorp and Westco Bancorp are incorporated under the laws of the State of Delaware. Stockholders of Westco Bancorp, whose rights are governed by Westco Bancorp's Certificate of Incorporation and Bylaws will, upon consummation of the Merger, become stockholders of MAF Bancorp. Their rights as MAF Bancorp stockholders will then be governed by MAF Bancorp's Certificate of Incorporation and Bylaws. There are no material differences between the rights of common stockholders of Westco Bancorp and the current rights of common stockholders of MAF Bancorp.

         The authorized stock of MAF Bancorp is divided into two classes, Preferred Stock, par value $.01 per share, of which MAF Bancorp is authorized to issue 5,000,000 shares, and Common Stock, par value $.01 per share, of which MAF Bancorp is authorized to issue 40,000,000 shares. As of September 30, 1998, there were 22,392,947 shares of MAF Bancorp Common Stock issued and outstanding.

         Preferred Stock. MAF Bancorp is authorized to issue shares of Preferred Stock from time to time in one or more series. Preferred Stock may have such designations, powers, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions as may be provided for the issue of such series by resolution adopted by the MAF Bancorp Board. Such Preferred Stock may have priority over MAF Bancorp Common Stock as to dividends and as to distribution of MAF Bancorp's assets upon any liquidation, dissolution or winding up of MAF Bancorp. Such Preferred Stock may be redeemable for cash, property or rights of MAF Bancorp, may be convertible into shares of MAF Bancorp Common Stock, and may have voting rights entitling the holder to not more than one vote per share. No shares of Preferred Stock are currently outstanding.

         Common Stock. Holders of MAF Bancorp Common Stock are entitled to dividends out of funds legally available for the purpose when, as and if declared by the MAF Bancorp Board. The dividend rights of MAF Bancorp Common Stock are subject to the rights of MAF Bancorp Preferred Stock which may be issued. Each holder of MAF Bancorp Common Stock is entitled to one vote for each share held. MAF Bancorp Common Stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions. Holders of MAF Bancorp Common Stock who beneficially own in excess of 10% of the outstanding shares of MAF Bancorp Common Stock (the "MAF Bancorp Limit") are not entitled to any vote with respect to the shares held in excess of the MAF Bancorp Limit.

         In the case of any liquidation, dissolution or winding up of the affairs of MAF Bancorp, holders of MAF Bancorp Common Stock will be entitled to receive, pro rata, any assets distributable to common stockholders in respect to the number of shares held by them. The liquidation rights of MAF Bancorp Common Stock are subject to the rights of holders of MAF Bancorp Preferred Stock which may be issued.

         All outstanding shares of MAF Bancorp Common Stock are, and shares to be issued pursuant to the Merger Agreement will be when issued, fully paid and nonassessable.

                                 LEGAL MATTERS

         Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois 60601, will pass upon the validity of the shares of MAF Bancorp Common Stock to be issued pursuant to the Merger. Certain other legal matters in connection with the Merger will be passed upon for MAF Bancorp by Vedder, Price, Kaufman & Kammholz and for Westco Bancorp by Muldoon, Murphy & Faucette, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016.


                                    EXPERTS

         The consolidated financial statements of MAF Bancorp as of December 31, 1997 and 1996, and for the year ended December 31, 1997, for the six-month period ended December 31, 1996 and for each of the years in the two-year period ended June 30, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is included in MAF Bancorp's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated by reference herein upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Westco Bancorp as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference in Westco Bancorp's Annual Report on Form 10-K and incorporated herein by reference have been audited by Cobitz, VandenBerg & Fennessey, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                      APPENDIX A
                                                                      ----------




                             AMENDED AND RESTATED

                     AGREEMENT AND PLAN OF REORGANIZATION

                                BY AND BETWEEN

                               MAF BANCORP, INC.

                                      AND

                             WESTCO BANCORP, INC.


                          DATED AS OF AUGUST 17, 1998

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
INDEX OF DEFINED TERMS........................................................................................  A-5

I.     THE MERGER............................................................................................   A-7
         1.1      Effects of the Merger......................................................................   A-7
         1.2      Effect of Merger on Capital Stock..........................................................   A-7
         1.3      Stock Option Plans.........................................................................   A-8
         1.4      Consummation of the Merger; Effective Time.................................................   A-9
         1.5      Exchange of Bancorp Common Stock...........................................................   A-9

II.    REPRESENTATIONS AND WARRANTIES OF MAF.................................................................  A-11
         2.1      Organization...............................................................................  A-11
         2.2      Authorization..............................................................................  A-11
         2.3      Conflicts..................................................................................  A-12
         2.4      Capitalization.............................................................................  A-12
         2.5      MAF Financial Statements; Material Changes.................................................  A-13
         2.6      MAF Subsidiaries...........................................................................  A-13
         2.7      MAF Filings................................................................................  A-13
         2.8      MAF Reports................................................................................  A-13
         2.9      Compliance With Laws.......................................................................  A-14
         2.10     Disclosure.................................................................................  A-14
         2.11     Litigation.................................................................................  A-14
         2.12     Licenses...................................................................................  A-14
         2.13     Insurance..................................................................................  A-14
         2.14     Defaults...................................................................................  A-14
         2.15     Undisclosed Liabilities....................................................................  A-14
         2.16     Assets.....................................................................................  A-15
         2.17     Tax........................................................................................  A-15
         2.18     Advice of Changes..........................................................................  A-15
         2.19     Fairness Opinion...........................................................................  A-15
         2.20     Environmental Matters......................................................................  A-15
         2.21     Millennium Compliance......................................................................  A-16
         2.22     Consents...................................................................................  A-16
         2.23     Taxes......................................................................................  A-17
         2.24     Employee Benefit Plans.....................................................................  A-17
         2.25     Fees.......................................................................................  A-17

III.   REPRESENTATIONS AND WARRANTIES OF BANCORP.............................................................  A-18
         3.1      Organization...............................................................................  A-18
         3.2      Authorization..............................................................................  A-18
         3.3      Conflicts..................................................................................  A-18
         3.4      Antitakeover Provisions Inapplicable.......................................................  A-19
         3.5      Capitalization and Stockholders............................................................  A-19
         3.6      Bancorp Financial Statements; Material Changes.............................................  A-20
         3.7      Bancorp Subsidiaries.......................................................................  A-20
         3.8      Bancorp Filings............................................................................  A-21
         3.9      Bancorp Reports............................................................................  A-21
         3.10     Compliance With Laws.......................................................................  A-21
         3.11     Disclosure.................................................................................  A-22
         3.12     Litigation.................................................................................  A-22
         3.13     Licenses...................................................................................  A-22
         3.14     Taxes......................................................................................  A-22

                                                                                                               PAGE
                                                                                                               ----
         3.15     Insurance..................................................................................  A-23
         3.16     Loans; Investments.........................................................................  A-23
         3.17     Interest Rate Risk Management Arrangements.................................................  A-24
         3.18     Allowance for Possible Loan Losses.........................................................  A-24
         3.19     Bancorp Benefit Plans......................................................................  A-25
         3.20     Environmental Matters......................................................................  A-27
         3.21     Disclosure Schedule of Bancorp.............................................................  A-27
         3.22     Defaults...................................................................................  A-29
         3.23     Operations Since December 31, 1997.........................................................  A-30
         3.24     Corporate Records..........................................................................  A-31
         3.25     Undisclosed Liabilities....................................................................  A-31
         3.26     Assets.....................................................................................  A-31
         3.27     Indemnification............................................................................  A-32
         3.28     Insider Interests..........................................................................  A-32
         3.29     Tax........................................................................................  A-32
         3.30     Opinion....................................................................................  A-32
         3.31     Advice of Changes..........................................................................  A-32
         3.32     Millennium Compliance......................................................................  A-32
         3.33     Consents and Approvals.....................................................................  A-32

IV.    COVENANTS.............................................................................................  A-33
         4.1      Conduct of Business by Bancorp Until the Effective Time....................................  A-33
         4.2      Conduct of Business by MAF Until the Effective Time........................................  A-35
         4.3      Environmental Investigation................................................................  A-36
         4.4      Execution of the Stock Option Agreement....................................................  A-36
         4.5      Capital Stock..............................................................................  A-37
         4.6      Certain Actions............................................................................  A-37
         4.7      Title to Real Estate.......................................................................  A-37

V.     ADDITIONAL AGREEMENTS.................................................................................  A-38
         5.1      Inspection of Records; Confidentiality.....................................................  A-38
         5.2      Meetings of Bancorp........................................................................  A-38
         5.3      Merger of Subsidiary Banks.................................................................  A-38
         5.4      Recommendation of Merger to Stockholders...................................................  A-38
         5.5      Registration Statement; Stockholder Approval...............................................  A-38
         5.6      Director and Officer Liability Insurance...................................................  A-39
         5.7      Indemnification............................................................................  A-39
         5.8      Affiliate Letters..........................................................................  A-39
         5.9      Brokers....................................................................................  A-39
         5.10     Cooperation................................................................................  A-39
         5.11     Regulatory Applications....................................................................  A-39
         5.12     Financial Statements and Reports...........................................................  A-40
         5.13     Notice.....................................................................................  A-40
         5.14     Press Releases.............................................................................  A-40
         5.15     Delivery of Supplements to Disclosure Schedules............................................  A-40
         5.16     Litigation Matters.........................................................................  A-41
         5.17     Tax Opinion................................................................................  A-41
         5.18     Resolution of Bancorp Benefit Plans........................................................  A-41
         5.19     Tax Treatment..............................................................................  A-42
         5.20     Appointment to MAF Board of Directors......................................................  A-42
         5.21     Advisory Board.............................................................................  A-42

VI.    CONDITIONS............................................................................................  A-43

                                                                                                               PAGE
                                                                                                               ----
         6.1      Conditions to the Obligations of MAF.......................................................  A-43
         6.2      Conditions to the Obligations of Bancorp...................................................  A-44
         6.3      Conditions to the Obligations of the Parties...............................................  A-44
         6.4      Listing on The Nasdaq Stock Market.........................................................  A-45

VII.   TERMINATION; AMENDMENT; WAIVER........................................................................  A-45
         7.1      Termination................................................................................  A-45
         7.2      Termination Fee............................................................................  A-45
         7.3      Expenses...................................................................................  A-46
         7.4      Survival of Agreements.....................................................................  A-46
         7.5      Amendment..................................................................................  A-46
         7.6      Waiver.....................................................................................  A-46

VIII.  GENERAL PROVISIONS....................................................................................  A-47
         8.1      Survival...................................................................................  A-47
         8.2      Notice.....................................................................................  A-47
         8.3      Specific Enforceability....................................................................  A-47
         8.4      Applicable Law.............................................................................  A-48
         8.5      Headings, Etc..............................................................................  A-48
         8.6      Severability...............................................................................  A-48
         8.7      Entire Agreement; Binding Effect; Nonassignment; Counterparts..............................  A-48
         8.8      Standards..................................................................................  A-48

                                   EXHIBITS


DESCRIPTION                                                       SECTION REFERENCE                            PAGE
-----------                                                       -----------------                            ----
         Exhibit A -   Certificate of Merger                             1.4                           Not Included

         Exhibit B -   Option Agreement                                  4.4                                   AB-1

         Exhibit C -   Bank Merger Agreement                             5.3                                   AC-1

         Exhibit D -   Affiliate Letter                                  5.8                                   AD-1

         Exhibit E -   Letters of Understanding                          5.18(c)                       Not Included

         Exhibit F -   Opinion Letter - Westco Bancorp                   6.1(j)                        Not Included

         Exhibit G -   Opinion Letter - MAF                              6.2(d)                        Not Included

                            INDEX OF DEFINED TERMS

Term                                                                                                        Section
----                                                                                                        -------
Acquisition Transaction......................................................................................4.6(b)
Advisory Board.................................................................................................5.21
Agreement..................................................................................................Preamble
Applicable Governmental Authorities.............................................................................2.3
ARP Plans....................................................................................................3.5(b)
Bancorp....................................................................................................Preamble
Bancorp Benefit Plans.......................................................................................3.19(a)
Bancorp Common Stock.........................................................................................1.2(b)
Bancorp Disclosure Schedule..................................................................................3.5(c)
Bancorp Employees...........................................................................................5.18(b)
Bancorp Financial Statements....................................................................................3.6
Bancorp Permitted Lien......................................................................................3.23(c)
Bancorp Properties..........................................................................................3.20(a)
Bancorp REO.................................................................................................3.20(a)
Bancorp Qualified Plans.....................................................................................3.19(b)
Bancorp Stock Option Plans...................................................................................3.5(b)
Bancorp Subsidiaries.........................................................................................3.7(c)
Bank Merger................................................................................................Preamble
Bank Merger Agreement...........................................................................................5.3
BMA............................................................................................................2.22
CERCLA..................................................................................................2.20(a)(ii)
Certificate..................................................................................................1.5(a)
Certificate of Merger...........................................................................................1.4
Change in Control Benefit...................................................................................3.19(a)
Closing Date....................................................................................................1.4
Code.......................................................................................................Preamble
DGCL.......................................................................................................Preamble
DPC Shares...................................................................................................1.2(g)
Effective Time..................................................................................................1.4
Environmental Law(s).....................................................................................2.20(a)(i)
ESOP........................................................................................................3.19(h)
ESOP Participants...........................................................................................5.18(e)
Exchange Agent...............................................................................................1.5(a)
Exchange Ratio...............................................................................................1.2(b)
FDI Act.........................................................................................................2.9
FDIC.........................................................................................................2.1(b)
Final Determination Letter..................................................................................5.18(e)
First Federal..............................................................................................Preamble
Hazardous Material(s)...................................................................................2.20(a)(ii)
HOLA.......................................................................................................Preamble
HSR Act........................................................................................................2.22
Intellectual Property.......................................................................................3.21(o)
IRS.........................................................................................................5.18(e)
Letter of Understanding.....................................................................................5.18(c)
Liabilities....................................................................................................2.15
MAF........................................................................................................Preamble
MAF Bank...................................................................................................Preamble
MAF Base Price Per Share..................................................................................1.2(c)(i)
MAF Benefit Plans...........................................................................................5.18(b)
MAF Closing Stock Price......................................................................................1.5(e)
MAF Common Stock.............................................................................................1.2(a)

Term                                                                                                        Section
----                                                                                                        -------
MAF Common Stock Price Per Share.............................................................................1.2(d)
MAF Corporate Subsidiaries...................................................................................2.1(c)
MAF Employee Plans.............................................................................................2.24
MAF Financial Statements........................................................................................2.5
MAF Pension Plan...............................................................................................2.24
MAF Properties.........................................................................................2.20(a)(iii)
MAF REO................................................................................................2.20(a)(iii)
MAF Stock Option Plans.......................................................................................2.4(b)
MAF Subsidiaries.............................................................................................2.1(d)
MAF Subsidiary...............................................................................................2.1(d)
Mailing Date....................................................................................................5.5
Merger.....................................................................................................Preamble
Merger Consideration.........................................................................................1.2(b)
Millennium Compliant...........................................................................................2.21
Option(s)....................................................................................................1.3(a)
OTS.............................................................................................................2.3
Phase I......................................................................................................4.3(a)
Plan.........................................................................................................1.3(a)
Pricing Period...........................................................................................1.2(c)(ii)
Proxy Statement.................................................................................................2.3
RCRA....................................................................................................2.20(a)(ii)
Registration Statement..........................................................................................2.3
Reorganization.............................................................................................Preamble
SAIF.........................................................................................................2.1(b)
SEC.............................................................................................................2.3
Securities Act..................................................................................................2.7
Securities Exchange Act.........................................................................................2.7
Significant Subsidiary.......................................................................................4.6(b)
Stockholders' Meeting...........................................................................................5.5
Stock Option Agreement..........................................................................................4.4
Surviving Bank..................................................................................................5.3
Surviving Corporation........................................................................................1.1(a)
Systems........................................................................................................2.21
Tax Opinion....................................................................................................5.17
Termination Fee..............................................................................................7.2(a)
Trust Account Shares.........................................................................................1.2(g)

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

         This Amended and Restated Agreement and Plan of Reorganization ("Agreement") is made and entered into as of the 17th day of August, 1998, by and among MAF Bancorp, Inc., a Delaware corporation ("MAF"), and Westco Bancorp, Inc., a Delaware corporation ("Bancorp").

                             W I T N E S S E T H :

         WHEREAS, MAF is a registered savings and loan holding company under the Home Owners' Loan Act ("HOLA");

         WHEREAS, Bancorp is a registered savings and loan holding company under HOLA;

         WHEREAS, the Boards of Directors of MAF and Bancorp deem it advisable that Bancorp be merged with and into MAF in accordance with the Delaware General Corporation Law ("DGCL") and this Agreement;

         WHEREAS, immediately upon the Merger of Bancorp with and into MAF (the "Merger"), MAF and Bancorp intend that First Federal Savings and Loan Association of Westchester, a wholly-owned subsidiary of Bancorp ("First Federal"), shall merge (the "Bank Merger", and such transaction together with the Merger is hereafter referred to as the "Reorganization") with and into Mid America Bank, fsb, a wholly-owned subsidiary of MAF ("MAF Bank"); and

         WHEREAS, MAF and Bancorp intend the Merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                I.   THE MERGER

         1.1  EFFECTS OF THE MERGER.
              ---------------------

         (a) Surviving Corporation. Subject to the terms and conditions of this
             ---------------------
Agreement, the separate existence of Bancorp shall cease and shall be merged with and into, and under the Certificate of Incorporation of, MAF at the Effective Time (as defined below) in accordance with the DGCL, with MAF being the continuing and surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"). At and after the Effective Time, the Merger shall have the further effects as set forth in Sections 254, 260 and 261 of the DGCL.

         (b) Certificate of Incorporation. The Certificate of Incorporation of
             ----------------------------
MAF shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

         (c) By-laws. The By-laws of MAF in effect immediately prior to the
             -------
Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

         (d) Directors and Officers. The directors of the Surviving Corporation
             ----------------------
shall be the persons who were directors of MAF immediately prior to the Effective Time. The officers of the Surviving Corporation shall be the persons who were officers of MAF immediately prior to the Effective Time in addition to the officer who becomes an officer of MAF following the Effective Time as set forth in Section 5.20 below.

         1.2  EFFECT OF MERGER ON CAPITAL STOCK. At the Effective Time, by
              ---------------------------------
virtue of the Merger and without any action on the part of MAF, Bancorp or the holders of MAF Common Stock (defined below) or Bancorp Common Stock (defined below), the following shall occur:

         (a) MAF Common Stock.  Each share of the common stock, par value $0.01
             ----------------
per share, of MAF ("MAF Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger.

         (b) Bancorp Common Stock.  Each share of the common stock, par value
             --------------------
$0.01 per share, of Bancorp ("Bancorp Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares held by Bancorp or any of its wholly-owned subsidiaries, or by MAF or any of its wholly-owned subsidiaries, (but in each case other than Trust Account Shares, or DPC Shares (each as defined below)), which shall be cancelled), shall be converted into the right to receive 1.395 (the "Exchange Ratio") fully paid and nonassessable shares of MAF Common Stock (the value of which is referred to herein as the "Merger Consideration"). If subsequent to the date of this Agreement but prior to the Effective Time, MAF should split or combine shares of MAF Common Stock, or pay a dividend or other distribution in MAF Common Stock, then the Exchange Ratio shall be appropriately further adjusted to reflect such split, combination, dividend or distribution. If subsequent to the date of this Agreement, but prior to the Effective Time, Bancorp should split or combine shares of Bancorp Common Stock, or pay a dividend or other distribution in Bancorp Common Stock, then the Exchange Ratio shall be appropriately further adjusted to reflect such split, combination, dividend or distribution.

         (c) Bancorp shall not be obligated to consummate the Merger if the MAF Common Stock Price Per Share (as defined below) is less than $18.886 (the "MAF Base Price Per Share") for each of the ten (10) business days immediately preceding the fifth business day prior to the Closing Date (the "Pricing Period"). The "MAF Common Stock Price Per Share" as of any particular date shall be the dollar amount equal to the volume weighted average price of all transactions for MAF Common Stock on that date reported on The Nasdaq Stock Market for the Pricing Period.

         (d) If the condition set forth in Section 1.2(c) exists, Bancorp may, at its sole option: (i) terminate this Agreement; (ii) renegotiate with MAF over the payment terms described herein; or (iii) proceed with the Merger pursuant to the terms of this Agreement. If Bancorp elects to exercise this termination right, it will give prompt written notice to MAF as of the close of business on the second business day after the end of the Pricing Period.

         (e) Stock Held by Bancorp or MAF. All shares of Bancorp Common Stock
             ----------------------------
that are owned by Bancorp as treasury stock and all shares of Bancorp Common Stock that are owned directly or indirectly by MAF or Bancorp or any of their respective wholly-owned subsidiaries, other than (i) shares of Bancorp Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of MAF Common Stock which are similarly held, whether held directly or indirectly by MAF or Bancorp or any of their respective wholly-owned subsidiaries, as the case may be, being referred to herein as "Trust Account Shares"), and (ii) any shares of Bancorp Common Stock held by MAF or Bancorp or any of their respective wholly-owned subsidiaries in respect of a debt previously contracted (any such shares of Bancorp Common Stock, and shares of MAF Common Stock which are similarly held, whether held directly or indirectly by MAF or Bancorp or any of their respective wholly-owned subsidiaries, being referred to herein as "DPC Shares"), shall be cancelled and shall constitute authorized but unissued MAF Common Stock and no stock of MAF or other consideration shall be delivered in exchange therefor. All shares of MAF Common Stock that are owned by Bancorp or any of its wholly-owned subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of MAF.

         1.3  STOCK OPTION PLANS.
              ------------------

         (a) At the Effective Time, each option granted by Bancorp to purchase shares of Bancorp Common Stock (each an "Option," and collectively, "Options"), which is outstanding and unexercised immediately prior to the Effective Time, shall be converted into an option to purchase shares of MAF Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby):

             (i) the number of shares of MAF Common Stock to be subject to the converted Option shall be equal to the product of (x) the number of shares of Bancorp Common Stock subject to the original Option and (y) the Exchange Ratio;

             (ii) the exercise price per share of MAF Common Stock under the converted Option shall be equal to (x) the exercise price per share of Bancorp Common Stock under the original Option divided by (y) the Exchange Ratio; and

             (iii) upon each exercise of Options by a holder thereof, the aggregate number of shares of MAF Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

The adjustments provided herein with respect to any Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

         (b) Each limited right related to an Option which is outstanding and unexercised immediately prior to the Effective Time shall be converted along with the assumption and conversion of the Option pursuant to Section 1.3(a) above, and shall otherwise have the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby); provided, however, that the benefit payable upon the exercise of a limited right shall not be paid in cash, and in lieu thereof, such benefit shall be paid in MAF Common Stock having a fair market value equal to the cash that would otherwise have been payable thereunder.

         (c) Prior to the Effective Time, the Board of Directors of Bancorp and the committee or committees established under the Plans shall take such actions or make such determinations as may be required under such Plans, subject to the approval of MAF, to effect the provisions of this Agreement.

         1.4  CONSUMMATION OF THE MERGER; EFFECTIVE TIME. The delivery of the
              ------------------------------------------
closing schedules, certificates and opinions called for by this Agreement shall take place at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois, or such other location and such time as shall be fixed by mutual agreement of MAF and Bancorp as promptly as practicable, but not later than 15 days (unless otherwise agreed to by both parties, such agreement not to be unreasonably withheld), following the latest of: (i) approval of the transactions required to effect the transactions contemplated by this Agreement by all the Applicable Governmental Authorities (defined below) and the approval, consent or other action of such other governmental authorities having jurisdiction over the transactions governed by this Agreement as may be required (provided that any such approval, consent or other action shall have been granted without the imposition of any condition which would have a material adverse effect on MAF); (ii) the expiration of any waiting period imposed by law; (iii) the date of the Bancorp stockholder meeting at which such stockholders approved the Merger, the execution of this Agreement, and the other transactions contemplated hereby; and (iv) satisfaction or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement. The parties hereto shall cause the Merger to become effective on the date of the closing (the "Closing Date") by executing, acknowledging and filing on that date, in accordance with Sections 103 and 251 of the DGCL, a Certificate of Merger substantially in the form of Exhibit A attached hereto and made a part hereof (the "Certificate of Merger"). The date and time on which the Merger becomes effective shall be referred to herein as the "Effective Time."

         1.5  EXCHANGE OF BANCORP COMMON STOCK.
              --------------------------------

         (a) Surrender of Certificates. As soon as practicable after the
             -------------------------
Effective Time but in no event later than three (3) business days following the Effective Time, the Exchange Agent (defined below) shall deliver to each holder of record of a certificate or certificates which as of the Effective Time represented outstanding shares of Bancorp Common Stock (each, a "Certificate"):
(i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefor, MAF Common Stock representing the number of shares of MAF Common Stock into which the shares of Bancorp Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 1.2, and the Certificate so surrendered shall be cancelled. MAF shall direct the Exchange Agent to make such payments within five business days of the receipt of all required documentation. If any payment for shares of Bancorp Common Stock is to be made in a name other than that in which the Certificate for Bancorp Common Stock surrendered for exchange is registered, it shall be a condition to the payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to MAF having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of Bancorp of any shares of Bancorp Common Stock outstanding immediately prior to the Effective Time and any such shares of Bancorp Common Stock presented to the Exchange Agent shall be cancelled in exchange for the aggregate Merger Consideration payable with respect thereto as provided in Section 1.2 above. As used herein, "Exchange Agent" means Harris Trust and Savings Bank, or such other bank or trust company selected by MAF and reasonably acceptable to Bancorp to effect the exchange of Certificates.

         (b) Escheat.  Notwithstanding anything in this Agreement to the
             -------
contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Bancorp Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

         (c) Failure to Exchange Bancorp Common Stock. No dividends or other
             ----------------------------------------
distributions declared after the Effective Time with respect to MAF Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to MAF Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the MAF Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the MAF Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for MAF Common Stock pursuant to this Section 1.5(c) shall be paid or delivered by MAF to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to MAF after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to MAF for payment or delivery of such dividends or distributions, as the case may be. Any shares of MAF Common Stock or other amounts delivered or made available to the Exchange Agent pursuant to this
Section 1.5(c) and not exchanged for Certificates within one (1) year after the Effective Time pursuant to this Section 1.5(c) shall be returned by the Exchange Agent to MAF which shall thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Certificates hereunder.

         (d) Full Payment. The Merger Consideration paid pursuant to this
             ------------
Article I, including all shares of MAF Common Stock issued upon the surrender for exchange of Bancorp Common Stock in accordance with the terms hereof, shall be delivered and paid in full satisfaction of all rights pertaining to such shares of Bancorp Common Stock.

         (e) Fractional Shares. No certificates or scrip representing fractional
             -----------------
shares of MAF Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of MAF shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or assert any rights of a stockholder of MAF. In lieu of any fractional share, the Exchange Agent or MAF as the case may be, shall pay to each holder of shares of Bancorp Common Stock who otherwise would be entitled to receive a fractional share of MAF Common Stock an amount of cash (without interest) equal to the product achieved when such fraction is multiplied by the product of (i) the Exchange Ratio multiplied by (ii) the mean of the reported closing bid and asked quotations of one share of MAF Common Stock as reported by The Nasdaq Stock Market (or in the absence thereof, from such other source upon which MAF and Bancorp shall mutually agree) for the last Business Day preceding the Closing Date ("MAF Closing Stock Price").

         (f) List of Bancorp Stockholders. Prior to the Effective Time, but
             ----------------------------
within three (3) business days thereof, Bancorp shall deliver a certified copy of a list of its stockholders to the Exchange Agent, after which there shall be no further registrations or transfers on the stock transfer books of Bancorp of the shares of Bancorp Common Stock that were outstanding immediately prior thereto. If, after the Effective Time, Certificates representing such shares are presented to Bancorp, they shall be cancelled and exchanged as provided in this
Article I.

                  II.  REPRESENTATIONS AND WARRANTIES OF MAF

         MAF represents and warrants to Bancorp that:

         2.1  ORGANIZATION.
              ------------

         (a) MAF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. MAF is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a material adverse effect on MAF and the MAF Subsidiaries (defined below), taken as a whole, or its ability to consummate the transactions contemplated herein or in the Certificate of Merger. MAF has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and the Stock Option Agreement (as defined below) and, upon the approval of all requisite state and federal regulatory agencies as hereinafter provided, to consummate the transactions contemplated hereby and thereby. MAF is duly registered as a unitary savings and loan holding company under HOLA.

         (b) MAF Bank is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") to the full extent permitted under applicable laws. MAF Bank is a "qualified thrift lender" (as that term is used in Section 10(m) of HOLA). MAF Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement (defined below) and, upon the approval of all requisite state and federal regulatory agencies and the majority of the stockholders of MAF Bank, to consummate the transactions contemplated thereby.

         (c) MAF has no direct or indirect subsidiaries other than MAF Developments, Inc., Mid America Development Services, Inc., Mid America Finance Corporation, Mid America Insurance Agency, Inc., Mid America Mortgage Securities, Inc., N.W. Financial Corporation, Northwestern Acceptance Corporation, Ambria Development Corporation, Reigate Woods Development Corporation, Randall Road Development Corporation, Centre Point Title Corporation (the "MAF Corporate Subsidiaries") and MAF Bank. Each of the MAF Corporate Subsidiaries is either wholly-owned by MAF, MAF Bank or by wholly-owned subsidiaries of MAF Bank, and is a duly organized and validly existing corporation in good standing under the laws of the State of Illinois or Delaware, with corporate power and authority to own, operate and lease its assets and properties, and carry on its business substantially as it has been and is now being conducted.

         (d) MAF and each of its direct and indirect subsidiaries (each an "MAF Subsidiary" and collectively the "MAF Subsidiaries") hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold would not have a material adverse effect on MAF and the MAF Subsidiaries, taken as a whole.

         2.2  AUTHORIZATION. The execution, delivery and performance of this
              -------------
Agreement, the Certificate of Merger, and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved and authorized by MAF's Board of Directors, and all necessary corporate action on the part of MAF has been taken. This Agreement has been, and the Stock Option Agreement and the Certificate of Merger will be, duly executed and delivered by MAF and, subject to the approval of all requisite state and federal regulatory agencies and, will constitute the valid and binding obligations of MAF, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Certificate of Incorporation nor the By-laws of MAF will need to be amended to effectuate the transactions contemplated by this Agreement, and MAF's Board of Directors has the authority to increase the number of directors of MAF without any such amendment.

         2.3  CONFLICTS. The execution and delivery of this Agreement, the
              ---------
Certificate of Merger and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of MAF or similar documents of any MAF Subsidiary. The execution and delivery of this Agreement, the Certificate of Merger and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MAF or any MAF Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a material adverse effect on MAF, or (ii) will be cured or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal or state governmental authority is required by or with respect to MAF in connection with the execution and delivery of this Agreement, the Certificate of Merger or the Stock Option Agreement or the consummation by MAF of the transactions contemplated hereby or thereby, the absence of which would have a material adverse effect upon MAF, except for: the filings by MAF of any application or notice with the Office of Thrift Supervision ("OTS"), the FDIC, and any other federal or state regulatory authorities having jurisdiction over the transactions contemplated hereby (collectively, the "Applicable Governmental Authorities"); the filing by MAF of the Registration Statement relating to the MAF Common Stock to be issued pursuant to this Agreement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") and various blue sky authorities, which Registration Statement shall include the proxy statement for use in connection with the meeting of the stockholders of Bancorp (the "Proxy Statement") to be called pursuant to Section 5.5 hereof; the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware; any filings, approvals or no-action letters with or from state securities authorities; and (e) any antitrust filings, consents, waivers or approvals.

         2.4  CAPITALIZATION.
              --------------

         (a) As of the date hereof, the authorized capital stock of MAF consists of the following:

              CLASS OF       PAR
               STOCK        VALUE     AUTHORIZED    ISSUED      OUTSTANDING    TREASURY
              --------      -----     ----------    ------      -----------    --------
               Common       $0.01     40,000,000   25,420,678    22,608,471    2,812,207
              Preferred     $0.01      5,000,000            0             0            0

All of the issued and outstanding shares of MAF Common Stock have been, and all of the shares of MAF to be issued in the Merger will be, at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and non-assessable. None of the outstanding shares of MAF Common Stock has been issued in violation of any preemptive rights and none of the outstanding shares of MAF Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. MAF will, at the Effective Time, have a number of authorized but unissued shares of MAF Common Stock sufficient to pay the Merger Consideration in accordance with Section 1.2(b) above. The shares of MAF Common Stock to be issued pursuant to this Agreement are duly authorized and will be, when issued in accordance with the terms hereof, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (b) As of the date hereof, MAF had reserved 2,533,531 shares of MAF Common Stock for issuance under stock option plans for the benefit of employees of MAF, pursuant to which options covering 1,766,181 shares of MAF Common Stock were outstanding as of the date hereof (the "MAF Stock Option Plans"). Except as contemplated herein or as provided for in the MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, the N.S. Bancorp Inc. 1990 Incentive Stock Option Plan, the MAF Bancorp, Inc. Amended and Restated 1993 Premium Price Stock Option Plan, the Mid America Federal Savings Bank Directors' Deferred Compensation Plan and the Mid America Federal Savings Bank Executive Deferred Compensation Plan, there are no shares of capital stock of MAF subject to options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of MAF, or contracts, commitments, understandings, or arrangements by which MAF is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         2.5 MAF FINANCIAL STATEMENTS; MATERIAL CHANGES. MAF has heretofore
             ------------------------------------------
delivered to Bancorp its audited consolidated financial statements for the years ended December 31, 1997, June 30, 1996, and June 30, 1995, the six months ended December 31, 1996, and the unaudited consolidated financial statements for the three months ended March 31, 1998 (the "MAF Financial Statements"). The MAF Financial Statements (x) are true and correct in all material respects; (y) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (z) fairly present the consolidated statement of financial condition of MAF as of the dates thereof and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the periods then ended. Since December 31, 1997 to the date hereof, MAF and the MAF Subsidiaries, taken as a whole, have not undergone or suffered any changes in their condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to MAF on a consolidated basis except as contemplated herein. Since January 1, 1998, MAF and the MAF Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that MAF will suffer or experience a material adverse effect.

         2.6  MAF SUBSIDIARIES. MAF owns directly or indirectly all of the
              ----------------
issued and outstanding shares of capital stock of the MAF Subsidiaries. No capital stock of any of the MAF Subsidiaries is or may become required to be issued (other than to MAF) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any MAF Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of MAF to vote or to dispose of shares of the capital stock of any MAF Subsidiary. All of the shares of capital stock of each MAF Subsidiary held by MAF are fully paid and non-assessable and are owned by MAF free and clear of any claim, lien or encumbrance.

         2.7  MAF FILINGS. MAF has previously made available to Bancorp true and
              -----------
complete copies of its (i) proxy statements relating to all meetings of its stockholders (whether special or annual) held or currently scheduled to be held during the calendar years 1995, 1996, 1997 and 1998 and (ii) all other reports or filings, as may have been amended, filed under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), by MAF with the SEC and OTS since January 1, 1995, including without limitation reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act").

         2.8  MAF REPORTS. Since January 1, 1995, each of MAF and the MAF
              -----------
Subsidiaries has timely filed all reports and statements, together with any amendment required to be made with respect thereto, that was required to be filed with (i) the SEC, including, but not limited to Forms 10-K, 10-Q and 8-K, and proxy statements, (ii) the OTS, (iii) the FDIC, (iv) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (v) the National Association of Securities Dealers. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service, Department of Labor, state, and local taxing authorities or the OTS or the FDIC in the regular course of the business of MAF or the MAF Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of MAF, investigation into the business or operations of MAF or the MAF Subsidiaries within the past three (3) years. There is no unresolved violation, criticism or exception by the SEC, the OTS or other agency, commission or entity with respect to any report or statement referred to herein that has had or is expected to have a material adverse effect on the financial condition, earnings or business of MAF and the MAF Subsidiaries, taken as a whole.

         2.9  COMPLIANCE WITH LAWS. MAF and the MAF Subsidiaries are each in
              --------------------
compliance with all applicable federal and state laws and regulations that regulate or are concerned in any way with the business of a savings bank, including, without limitation, HOLA and the Federal Deposit Insurance Act ("FDI Act"), and MAF and each of the MAF Subsidiaries are in compliance with all other applicable laws and regulations, except in each case where the failure to comply would not have a material adverse effect on the financial condition, earnings or business of MAF and the MAF Subsidiaries, taken as a whole.

         2.10 DISCLOSURE. None of the information supplied by MAF for inclusion
              ----------
in the Proxy Statement or the information relating to MAF and the MAF Subsidiaries in the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the meeting of Bancorp's stockholders to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. The Registration Statement (except for such portions thereof that relate only to Bancorp or any of its subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act.

         2.11 LITIGATION. Except as disclosed on MAF's Form 10-Q for the period
              ----------
ending June 30, 1998, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of MAF, threatened against or affecting MAF or any MAF Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a material adverse effect on MAF or which would materially affect the ability of MAF to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against MAF or any MAF Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which could reasonably be foreseen to have in the future, any such effect.

         2.12 LICENSES. MAF and the MAF Subsidiaries hold all licenses,
              --------
certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

         2.13 INSURANCE. MAF and the MAF Subsidiaries maintain insurance with an
              ---------
insurer, which in the best judgment of management of MAF is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. MAF and the MAF Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by MAF and the MAF Subsidiaries have been filed in due and timely fashion.

         2.14 DEFAULTS. There has not been any default, or the occurrence of an
              --------
event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by MAF or any MAF Subsidiary under any contract or commitment, and neither MAF nor any MAF Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a material adverse effect on MAF and the MAF Subsidiaries taken as a whole. To the best knowledge of MAF, no other party to any material contract or commitment is in default in any material obligation to be performed by such party.

         2.15 UNDISCLOSED LIABILITIES. All of the obligations or liabilities
              -----------------------
(whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements in accordance with generally accepted accounting principles ("Liabilities") have, in the case of MAF and the MAF Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of MAF as of December 31, 1997 or in the notes thereto, and MAF and the MAF Subsidiaries have no other material liabilities except Liabilities incurred since December 31, 1997, in the ordinary course of business and except for the transactions contemplated herein.

         2.16 ASSETS.
              ------

         (a) MAF and the MAF Subsidiaries have good, sufficient and marketable title to their real properties, including leaseholds, and their other assets and properties, all as reflected as owned by MAF or any MAF Subsidiary in the MAF financial statement dated as of December 31, 1997 except for (i) assets and properties disposed of since such date in the ordinary course of business and
(ii) liens, none of which, in the aggregate, are material to the assets of MAF on a consolidated basis. MAF and the MAF Subsidiaries have title or other rights to its assets sufficient in all material respects or the conduct of their respective businesses as presently conducted, and are free, clear and discharged of and from any and all liens, charges, encumbrances, security interests and/or equities which are material to MAF and its subsidiaries, taken as a whole.

         (b) All leases pursuant to which MAF or any MAF Subsidiary, as lessee, leases real or personal property which are material to the business of MAF on a consolidated basis are, to the best of the knowledge of MAF, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, by either MAF or any MAF Subsidiary, or to the best knowledge of MAF, the other party, except for any defaults the consequences of which would not have a material adverse effect on MAF and the MAF Subsidiaries, taken as a whole.

         2.17 TAX. To the best of the knowledge of MAF, neither it nor any MAF
              ---
Subsidiary has engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

         2.18 ADVICE OF CHANGES. Between the date hereof and the Effective Time,
              -----------------
MAF shall promptly advise Bancorp in writing of any fact or occurrence (other than as contemplated herein) which, if existing or known as of the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein materially untrue.

         2.19 FAIRNESS OPINION. MAF has received an opinion, dated the date of
              ----------------
this Agreement, from Stifel, Nicolaus & Company, Incorporated, that, subject to the terms, conditions and qualifications set forth therein, the Merger is fair to MAF's stockholders from a financial point of view.

         2.20 ENVIRONMENTAL MATTERS.
              ---------------------

         (a) For purposes of Sections 2.20 and 3.20, the following terms shall have the following respective meanings:

              (i) "Environmental Law(s)" means any law, regulation, rule, ordinance or similar requirement which governs or protects the environment enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state.

              (ii)   "Hazardous Material(s)" means any material or substance:
         (1) which is a "hazardous substance," "pollutant" or "contaminant," pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 U.S.C. 9601 et seq.) as amended, and regulations promulgated thereunder; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.) as amended, and regulations promulgated thereunder; (4) containing polychlorinated biphenyls
         (PCBs); (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law (defined above); or (8) which is defined or identified as a "hazardous waste," "hazardous substance," "pollutant," "contaminant," or "biologically Hazardous Material" under any Environmental Law.

              (iii) "MAF Properties" means (1) the real estate owned or leased by MAF and the MAF Subsidiaries and used as a banking related facility;
         (2) other real estate owned ("MAF REO") by MAF or the MAF Subsidiaries as defined by any other federal or state financial institution regulatory agency with regulatory authority for MAF or the MAF Subsidiaries; (3) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by MAF or the MAF Subsidiaries; (4) real estate that is held in trust for others by the MAF Subsidiaries; and (5) real estate owned or leased by a partnership or joint venture in which MAF or an MAF Subsidiary has an ownership interest.

         (b) To the best knowledge of MAF after such inquiry and investigation as MAF deems appropriate, there are no present or past conditions on the MAF Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that may reasonably be expected to result in a material adverse effect on MAF's consolidated business, financial condition or prospects.

         (c) MAF and the MAF Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, and neither MAF nor the MAF Subsidiaries have received notice of, nor to the best of their knowledge are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the MAF Properties, which have or may reasonably be expected to result in a material adverse effect on MAF's consolidated business, financial condition or prospects.

         (d) To the best knowledge of MAF after such inquiry and investigation as MAF deems appropriate, no MAF Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a material adverse effect on MAF's consolidated business, financial condition or prospects.

         (e) To the best knowledge of MAF after such inquiry and investigation as MAF deems appropriate, MAF and the MAF Subsidiaries have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business.

         2.21 MILLENNIUM COMPLIANCE. MAF represents and warrants to Bancorp
              ---------------------
that: (a) MAF's computer hardware and software systems used for the storage and processing of data (as used in this Section 2.21, "Systems") are, or will be by March 31, 1999, Millennium Compliant; (b) to the best of MAF's knowledge, none of MAF's or any MAF Subsidiary's Systems, operations or business functions will be materially adversely affected by any third party's failure to be Millennium Compliant; (c) to the best of MAF's knowledge, all of its suppliers, customers and third party providers will be Millennium Compliant; and (d) MAF is taking, or has taken, all necessary and appropriate action to address and remedy any deficiencies in MAF's Systems from becoming Millennium Compliant. As used in this Section 2.21, "Millennium Compliant" shall mean the ability of Systems to provide the following functions, without human intervention, individually and in combination with other products or systems: (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates, (ii) function accurately and without interruption before, during and after January 1, 2000 (including leap year computations), without any change in operations associated with the advent of a new century in a disclosed, defined and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century.

         2.22 CONSENTS. Except as referred to herein or in connection, or in
              --------
compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act, the Securities Exchange Act, the HOLA, the Bank Merger Act, as amended (the "BMA"), the FDI Act, the rules and regulations of the OTS, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by MAF or MAF Bank of the Merger or the other transactions contemplated by this Agreement. As of the date hereof, MAF knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.22 that are required to be obtained should not be obtained without the imposition of any material condition or restriction.

         2.23 TAXES.
              -----

         (a) MAF and each MAF Subsidiary have each timely filed all tax and information returns, including but not limited to all required Forms 1099, 1098 and 5498, required to be filed (all such returns being correct and complete in all material respects) and have paid (or MAF has paid on behalf of each MAF Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither MAF nor any MAF Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. Except as set forth on Schedule 2.23(a) (i) to the MAF Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against MAF or any MAF Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Except as set forth on Schedule 2.23(a) (ii) to the MAF Disclosure Schedule, the income tax returns of MAF and each MAF Subsidiary have not been audited by either the Internal Revenue Service, the Illinois Department of Revenue, the Delaware Department of Revenue, or any other state or local taxing authorities, for any of the last ten (10) years. Neither MAF nor any MAF Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of MAF have been accounted for in accordance with generally accepted accounting principles. To the extent requested, MAF and each MAF Subsidiary have made available to Bancorp correct and complete copies of all federal and state income tax returns and supporting schedules for all tax years since December 31, 1992.

         (b) MAF has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where MAF was not the common parent of the group. Neither MAF nor any MAF Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than MAF or any MAF Subsidiary.

         (c) MAF and each MAF Subsidiary have each withheld amounts from its employees or holders of deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

         2.24 EMPLOYEE BENEFIT PLANS. All retirement, stock option, stock
              ----------------------
purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers, or other employees of MAF any of the MAF Subsidiaries are hereinafter referred to collectively as the "MAF Employee Plans." All of the MAF Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon MAF or any of its subsidiaries. Neither MAF, the MAF Subsidiaries, nor any entity which is considered one employer with MAF under Section 4001(b)(1) of ERISA or Section 414 of the Code has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Neither MAF nor the MAF Subsidiaries currently maintain a "single-employer plan" (as defined in Section 4001(a) of ERISA). Each MAF Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and MAF and the MAF Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of MAF, threatened litigation, administrative action or proceeding relating to any MAF Employee Plan.

         2.25 FEES. Other than the financial advisory services performed for MAF
              ----
by Stifel, Nicolaus & Company Incorporated, neither MAF, MAF Bank nor any of the MAF Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the purchase of any MAF Subsidiary in connection with this Agreement or the transactions contemplated hereby.

                III.  REPRESENTATIONS AND WARRANTIES OF BANCORP

         Bancorp represents and warrants to MAF that:

         3.1  ORGANIZATION.
              ------------

         (a) Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Bancorp is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a material adverse effect on Bancorp or its ability to consummate the transactions contemplated herein, in the Certificate of Merger or in the Stock Option Agreement. Bancorp has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and the Stock Option Agreement and, upon the approval of all requisite state and federal regulatory agencies and in the case of this Agreement, the majority of the stockholders of Bancorp as hereinafter provided, to consummate the transactions contemplated hereby and thereby. Bancorp is duly registered as a unitary savings and loan holding company under HOLA.

         (b) First Federal is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States, the deposits of which are insured by FDIC through SAIF to the full extent permitted under applicable laws. First Federal has all requisite corporate power and authority to enter into the Bank Merger Agreement and, upon the approval of all requisite state and federal regulatory agencies and the majority of the stockholders of First Federal, to consummate the transactions contemplated thereby. First Federal is a "qualified thrift lender" (as that term is used in Section 10(m) of HOLA).

         (c) Westco, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Westco, Inc. is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a material adverse effect on Westco, Inc. Bancorp has no direct or indirect subsidiaries other than Westco, Inc. and First Federal.

         (d) Bancorp, First Federal and Westco, Inc. hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective business, except where the failure to so hold would not have a material adverse effect on Bancorp, First Federal and Westco Inc. taken as a whole.

         3.2  AUTHORIZATION. The execution, delivery and performance of this
              -------------
Agreement, the Certificate of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved and authorized by Bancorp's Board of Directors, and all necessary corporate action on the part of Bancorp has been taken, subject to the approval of this Agreement by the stockholders of Bancorp. This Agreement has been, and the Certificate of Merger and the Stock Option Agreement will be, duly executed and delivered by Bancorp and, subject to the approval of all requisite state and federal regulatory agencies, and, in the case of this Agreement, the approval by the stockholders of Bancorp, constitutes the valid and binding obligation of Bancorp (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines). Neither the Certificate of Incorporation nor the by-laws of Bancorp will need to be amended to effectuate the transactions contemplated by this Agreement.

         3.3  CONFLICTS. The execution and delivery of this Agreement, the
              ---------
Certificate of Merger and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of Bancorp or similar documents of any Bancorp Subsidiary (as defined below). The execution and delivery of this Agreement, the Certificate of Merger and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bancorp or any Bancorp Subsidiary or their respective properties other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a material adverse effect on Bancorp or any Bancorp Subsidiary, or (ii) will be cured or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Bancorp in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation by Bancorp of the transactions contemplated hereby or thereby, the absence of which would have a material adverse effect upon Bancorp except for: the filings by MAF of applications or notices with the Applicable Government Authorities; the filing by MAF of the Registration Statement with the SEC; the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (d) any required filings with, approvals from or notices to applicable state securities authorities; and (e) any necessary antitrust filings, consents, waivers or approvals.

         3.4  ANTITAKEOVER PROVISIONS INAPPLICABLE. Except for Article FOURTH,
              ------------------------------------
Section C of Bancorp's Certificate of Incorporation, no "business combination," "moratorium," "control share" or other state antitakeover statute or regulation, nor any provision in Bancorp's Certificate of Incorporation or By-laws, (i) prohibits or restricts Bancorp's ability to perform its obligations under this Agreement, the Certificate of Merger or the Stock Option Agreement, or its ability to consummate the transactions contemplated hereby and thereby, (ii) would have the effect of invalidating or voiding this Agreement, the Certificate of Merger or the Stock Option Agreement, or any provision hereof or thereof, or
(iii) would subject MAF to any material impediment or condition in connection with the exercise of any of its rights under this Agreement, the Certificate of Merger or the Stock Option Agreement.

         3.5  CAPITALIZATION AND STOCKHOLDERS.
              -------------------------------

         (a) As of the date hereof, the authorized capital stock of Bancorp consists of the following:

               CLASS OF        PAR
                STOCK         VALUE        AUTHORIZED        ISSUED        OUTSTANDING       TREASURY
               --------       -----        ----------        ------        -----------       --------
               Common         $0.01         5,000,000      3,525,070         2,486,263      1,038,807
              Preferred       $0.01         1,000,000              0                 0              0

All of the issued and outstanding shares of Bancorp Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Bancorp Common Stock are subject to any preemptive rights of the current or past stockholders of Bancorp. All of the issued and outstanding shares of Bancorp Common Stock will be entitled to vote to approve the Agreement.

         (b) As of the date hereof, Bancorp has 245,479 shares of Bancorp Common Stock reserved for issuance under the stock option plans for the benefit of employees and directors of Bancorp or Bancorp Subsidiaries ("Bancorp Stock Option Plans") pursuant to which Bancorp Stock Options covering an aggregate of 245,479 shares of Bancorp Common Stock are outstanding as of the date hereof. As of the date hereof, all of the shares of Bancorp Common Stock authorized to be issued under Bancorp's Recognition and Retention Plans ("ARP Plans") are awarded and vested. Except as set forth in this Section 3.5 and except for the transactions herein and as provided under the Stock Option Agreement, there are no shares of capital stock or other equity securities of Bancorp outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Bancorp, or contracts, commitments, understandings, or arrangements by which Bancorp is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each Bancorp Stock Option is exercisable or will be exercisable as of the date set forth in Schedule 3.5(b) to the Bancorp Disclosure Schedule and has an exercise price in the amount set forth in Schedule 3.5(b) to the Bancorp Disclosure Schedule.

         (c) Schedule 3.5(c) to the Bancorp Disclosure Schedule (as defined below) accurately identifies the names and addresses of all of the stockholders who, to Bancorp's knowledge, beneficially own more than 5% of the shares of Bancorp Common Stock and the number of shares of common stock of Bancorp held by each such stockholder and by each director and senior officer of Bancorp. From the date hereof until the Effective Time, Bancorp shall, upon request, provide MAF with a complete list of all of its stockholders of record, including the names, addresses and number of shares of Bancorp Common Stock held by each stockholder. Without the advance written consent of Bancorp, MAF will not disclose or make use of the information provided by Bancorp pursuant hereto except as may be required in connection with regulatory or other filings permitted by this Agreement, the mailing of the Proxy Statement or as is otherwise specifically permitted by this Agreement. The "Bancorp Disclosure Schedule" shall consist of the agreements, lists, instruments and other documentation described or referred to in this Agreement. The Bancorp Disclosure Schedule was delivered to MAF in final and complete form prior to Bancorp's execution of this Agreement.

         3.6  BANCORP FINANCIAL STATEMENTS; MATERIAL CHANGES. Bancorp has
              ----------------------------------------------
heretofore delivered to MAF its audited consolidated financial statements for the years ended December 31, 1997, December 31, 1996, and December 31, 1995, and the unaudited consolidated financial statements for the six months ended June 30, 1998 (the "Bancorp Financial Statements"). The Bancorp Financial Statements
(x) are true and correct in all material respects; (y) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, except in the case of the unaudited consolidated financial statements for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (z) fairly present the consolidated statement of financial condition of Bancorp as of the dates thereof and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the periods then ended. Since December 31, 1997, Bancorp and the Bancorp Subsidiaries, taken as a whole, have not undergone or suffered any changes in their respective condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to Bancorp on a consolidated basis. Since January 1, 1998, Bancorp and the Bancorp Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that Bancorp will suffer or experience a material adverse effect.

         3.7  BANCORP SUBSIDIARIES.
              --------------------

         (a) All of the Bancorp Subsidiaries as of the date of this Agreement are listed on Schedule 3.7(a) to the Bancorp Disclosure Schedule. Bancorp owns directly or indirectly all of the issued and outstanding shares of capital stock of the Bancorp Subsidiaries. Schedule 3.7(a) of the Bancorp Disclosure Schedule accurately identifies the number of shares of authorized and outstanding capital stock of the Bancorp Subsidiaries, and a description of the business of each Bancorp Subsidiary. Except as set forth in Schedule 3.7(a) to the Bancorp Disclosure Schedule, neither Bancorp nor the Bancorp Subsidiaries own directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. No capital stock of any of the Bancorp Subsidiaries is or may become required to be issued (other than to Bancorp) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Bancorp Subsidiaries. There are no contracts, commitments, understandings or arrangements relating to the rights of Bancorp to vote or to dispose of shares of the capital stock of a Bancorp Subsidiary. All of the shares of capital stock of each Bancorp Subsidiary held by Bancorp or a Bancorp Subsidiary are fully paid and non-assessable and are owned by Bancorp or such Bancorp Subsidiary free and clear of any claim, lien or encumbrance.

         (b) Each Bancorp Subsidiary is either a stock savings bank or a corporation as indicated on Schedule 3.7(b) to the Bancorp Disclosure Schedule and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a material adverse effect on Bancorp and the Bancorp Subsidiaries taken as a whole or its ability to consummate the transactions contemplated herein or in the Stock Option Agreement. Each Bancorp Subsidiary has the corporate power and authority necessary for it to own, operate or lease its assets, properties and business and to carry on its business substantially as they have been and are now being conducted.

         (c) For purposes of this Agreement, "Bancorp Subsidiaries" shall mean corporations, savings banks and other entities of which Bancorp owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent and any joint ventures in which Bancorp has an equity interest including, without limitation, First Federal and Westco, Inc.; provided, however, there shall not be included
                                --------  -------
any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation, or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business. The term "Bancorp Subsidiary" shall mean any single subsidiary constituting one of the several Bancorp Subsidiaries.

         (d) First Federal is a member of the Federal Home Loan Bank of Chicago. The liquidation account established by First Federal in connection with the conversion was established and has been maintained since its establishment in accordance with applicable laws and the records with respect to said account are complete and accurate in all material respects. None of the transactions contemplated by this Agreement would constitute a complete liquidation of First Federal so as to require the distribution of such liquidation account of First Federal to any existing or former savings or demand account holders of First Federal.

         3.8  BANCORP FILINGS. Bancorp has previously made available to MAF true
              ---------------
and complete copies of its (i) proxy statements relating to all meetings of its stockholders (whether special or annual) (of Bancorp or any Bancorp Subsidiary) held or currently scheduled to be held during the calendar years 1995, 1996, 1997 and 1998, and (ii) all other reports or filings, in each case as may have been amended, required to be filed under the Securities Exchange Act by Bancorp or any Bancorp Subsidiary with the SEC or the OTS since January 1, 1995, including without limitation reports on Forms 10-K, 10-Q and 8-K.

         3.9  BANCORP REPORTS. Since January 1, 1995, each of Bancorp and the
              ---------------
Bancorp Subsidiaries has timely filed all reports and statements, together with any amendment required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to Forms 10-K, 10-Q and 8-K, and proxy statements, (ii) the OTS, (iii) the FDIC, (iv) any other applicable federal or state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (v) the NASD. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading. Except for normal examinations conducted by the Internal Revenue Service, Department of Labor, state and local taxing authorities, the FDIC or the OTS in the regular course of the business of Bancorp or any Bancorp Subsidiary, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Bancorp, investigation into the business or operations of Bancorp or any Bancorp Subsidiary within the past three years except as set forth on Schedule 3.9 to the Bancorp Disclosure Schedule. There is no unresolved violation, criticism or exception by the SEC, the OTS, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that has or is expected to have a material adverse effect on Bancorp or any Bancorp Subsidiary.

         3.10 COMPLIANCE WITH LAWS.
              --------------------

         (a) The businesses of Bancorp and each Bancorp Subsidiary are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Bancorp or any Bancorp Subsidiary, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a material adverse effect on Bancorp or any Bancorp Subsidiary.

         (b) The policies, programs and practices of Bancorp and each Bancorp Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to Bancorp's knowledge, threatened, against Bancorp or any Bancorp Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best of the knowledge of Bancorp, there is no basis for any valid claim or charge with regard to such matters.

         (c) No investigation or review by any governmental entity with respect to Bancorp or any Bancorp Subsidiary is pending or, to the best of the knowledge of Bancorp, threatened, nor has any governmental entity indicated to Bancorp an intention to conduct the same, other than normal bank regulatory examinations and those the outcome of which will not have a materially adverse effect on Bancorp or any Bancorp Subsidiary.

         (d) Schedule 3.10(d) to the Bancorp Disclosure Schedule sets forth Westco Saving's rating under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder.

         3.11 DISCLOSURE. None of the information to be supplied by Bancorp for
              ----------
inclusion or to be incorporated by reference in the Proxy Statement or the information relating to Bancorp and the Bancorp Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the meeting of Bancorp's stockholders to be held for purposes of approving the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Proxy Statement relating to Bancorp which are incorporated by reference to Forms 10-K, 10-Q and 8-K filed by Bancorp under the Securities Exchange Act comply and will comply as to form in all material respects with the provisions of the Securities Exchange Act.

         3.12 LITIGATION. There is no suit, action, investigation or proceeding,
              ----------
legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of Bancorp, threatened against or affecting Bancorp or any Bancorp Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against Bancorp, any Bancorp Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, in excess of $50,000, or which would materially affect the ability of Bancorp to consummate the transactions contemplated herein or in the Stock Option Agreement or which is seeking to enjoin consummation of the transactions provided for herein or in the Stock Option Agreement or to obtain other relief in connection with this Agreement or the Stock Option Agreement or the transactions contemplated hereby or thereby, and judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Bancorp or any Bancorp Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which could reasonably be foreseen to have in the future, any such effect.

         3.13 LICENSES. Bancorp and each Bancorp Subsidiary hold all licenses,
              --------
certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

         3.14 TAXES.
              -----

         (a) Bancorp and each Bancorp Subsidiary have each timely filed all tax and information returns, including but not limited to all required Forms 1099, 1098 and 5498, required to be filed (all such returns being correct and complete in all material respects) and have paid (or Bancorp has paid on behalf of each Bancorp Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither Bancorp nor any Bancorp Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Bancorp or any Bancorp Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Except as set forth on Schedule 3.14(a) to the Bancorp Disclosure Schedule, the income tax returns of Bancorp and each Bancorp Subsidiary have not been audited by either the Internal Revenue Service, the Illinois Department of Revenue, the Delaware Department of Revenue, or any other state or local taxing authorities, for any of the last ten years. Neither Bancorp nor any Bancorp Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of Bancorp have been accounted for in accordance with generally accepted accounting principles. Bancorp and each Bancorp Subsidiary have delivered to MAF correct and complete copies of all federal and state income tax returns and supporting schedules for all tax years since December 31, 1992.

         (b) Bancorp has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where Bancorp was not the common parent of the group. Neither Bancorp nor any Bancorp Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Bancorp or any Bancorp Subsidiary.

         (c) Bancorp and each Bancorp Subsidiary have each withheld amounts from its employees, stockholders or holders of deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, except as set forth in Schedule 3.14(c) to the Bancorp Disclosure Schedule, has notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, stockholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

         3.15 INSURANCE. Bancorp and each Bancorp Subsidiary maintain insurance
              ---------
with an insurer which in the best judgment of management of Bancorp is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. Bancorp and each Bancorp Subsidiary maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by Bancorp and First Federal have been filed in due and timely fashion. Neither Bancorp nor any Bancorp Subsidiary has had an insurance policy cancelled by the issuer of the policy within the past five (5) years.

         3.16 LOANS; INVESTMENTS.
              ------------------

         (a) Except as otherwise disclosed in Schedule 3.16 to the Bancorp Disclosure Schedule, each loan reflected as an asset on the Bancorp Financial Statements is evidenced by appropriate and sufficient documentation in all material respects and constitutes, to the best of the knowledge of Bancorp, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines; to the best of the knowledge of Bancorp, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by Bancorp or any Bancorp Subsidiary and all such loans purchased by Bancorp or any Bancorp Subsidiary, were made or purchased in accordance with customary lending standards of Bancorp and any Bancorp Subsidiary and in the ordinary course of business of Bancorp and each Bancorp Subsidiary. Except as set forth in Schedule 3.16(a) to the Bancorp Disclosure Schedule, all such loans are, and at the Effective Time will be, free and clear of any security interest, lien, encumbrance or other charge, and Bancorp and each Bancorp Subsidiary have complied, and at the Effective Time will have complied, in all material respects, with all laws and regulations relating to such loans. Set forth on

Schedule 3.16(a) to the Bancorp Disclosure Schedule is a complete list of Bancorp's and First Federal REO as of March 31, 1998.

         (b) All guarantees of indebtedness owed to Bancorp or any Bancorp Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to the best of the knowledge of Bancorp, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines and except as would not be material to Bancorp on a consolidated basis.

         (c) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, Bancorp and each Bancorp Subsidiary have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a material adverse effect on Bancorp.

         (d) Except as set forth in Schedule 3.16(d) to the Bancorp Disclosure Schedule and except for pledges to secure public and trust deposits, none of the investments reflected in the Bancorp Financial Statements under the heading "Investment Securities," and none of the investments made by Bancorp since December 31, 1997, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Bancorp freely to dispose of such investment at any time. With respect to all material repurchase agreements to which Bancorp or any Bancorp Subsidiary is a party, Bancorp or such Bancorp Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth in Schedule 3.16(d) to the Bancorp Disclosure Schedule, and except for transactions involving repurchase agreements in the investment portfolio effected in the ordinary course of business, neither Bancorp nor any Bancorp Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require Bancorp or any Bancorp Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on
Schedule 3.16(d) to the Bancorp Disclosure Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by Bancorp or any Bancorp Subsidiary, showing as of July 31, 1998, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the estimated cost and estimated fair value of the marketable equity securities.

         (e) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity," "available for sale" and "trading" held by Bancorp or any Bancorp Subsidiary, as reflected in the Bancorp Financial Statements were classified and accounted for in accordance with F.A.S.B. 115 and the intentions of management.

         3.17 INTEREST RATE RISK MANAGEMENT ARRANGEMENTS. Except as set forth in
              ------------------------------------------
Schedule 3.17 to the Bancorp Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary is a party to any, nor has any property bound by, any interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements.

         3.18 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible
              ----------------------------------
loan losses shown on the Bancorp Financial Statements (and as shown on any financial statements to be delivered by Bancorp to MAF pursuant to Section 5.12 hereof), as of such date was (and will be as of such subsequent financial statement dates) in the reasonable judgment of Bancorp, adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities and based upon generally accepted practices applicable to financial institutions. The aggregate principal amount of loans contained in the loan portfolio of Bancorp and each Bancorp Subsidiary as of June 30, 1998, in excess of such reserve, was fully collectible.

         3.19 BANCORP BENEFIT PLANS.
              ---------------------

         (a) Schedule 3.19(a)(i) to the Bancorp Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of Bancorp or each Bancorp Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which Bancorp or any Bancorp Subsidiary maintains, to which Bancorp or any Bancorp Subsidiary contributes, or under which any employee, former employee, director or former director of Bancorp or any Bancorp Subsidiary is covered or has benefit rights and pursuant to which any liability of Bancorp or any Bancorp Subsidiary exists or is reasonably likely to occur (the "Bancorp Benefit Plans"), and current summary plan descriptions, trust agreements, and insurance contracts and Internal Revenue Service Form 5500 or 5500-C (for the three most recently completed plan years) with respect thereto. Except as set forth on
Schedule 3.19(a)(ii) of the Bancorp Disclosure Schedule, Bancorp neither maintains nor has entered into any Bancorp Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Bancorp or any Bancorp Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of Bancorp or any Bancorp Subsidiary or to MAF as a result of the transactions contemplated by this Agreement or any related action thereafter (as used in this Section 3.19, a "Change in Control Benefit"). The term "Bancorp Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.19, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No Bancorp Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither Bancorp nor any Bancorp Subsidiary has been notified by any Applicable Governmental Authority to amend any payments or other compensation paid or payable by Bancorp or any Bancorp Subsidiary under this Agreement, any Bancorp Benefit Plan or otherwise, to or for the benefit of any employee or director of Bancorp or any Bancorp Subsidiary and to the best knowledge of Bancorp or all Bancorp Subsidiaries, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Applicable Governmental Authorities.

         (b) Each of the Bancorp Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Bancorp Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, or an application for determination of such qualification will be timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in Schedule 3.19(b) of the Bancorp Disclosure Schedule), and, to the best of Bancorp's knowledge, there exist no circumstances likely to materially adversely affect the qualified status of any such Bancorp Qualified Plan. All such Bancorp Qualified Plans established or maintained by Bancorp or each Bancorp Subsidiary or to which Bancorp or any Bancorp Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective
Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Bancorp Qualified Plans. Except as set forth on Schedule 3.19(b), no Bancorp Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by Bancorp or each Bancorp Subsidiary to any Bancorp Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in the Bancorp Financial Statements. Neither Bancorp nor any Bancorp Subsidiary has accumulated any funding deficiency under Section 412 of the Code. For each Bancorp Qualified Plan that is a defined benefit pension plan, the net fair market value of assets under the Plan exceeds the actuarial present value of the accumulated Plan benefits, both vested and non-vested, as determined on the basis of the actuarial methods and assumptions used for purposes of the most recent actuarial report for the Plan filed with the Internal Revenue Service. Neither Bancorp nor any Bancorp Subsidiary is in material default in performing any of its respective contractual obligations under any of the Bancorp Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

         (c) There is no pending or, to the best knowledge of Bancorp, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Bancorp Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Bancorp or any Bancorp Subsidiary which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a liability on the part of Bancorp or any Bancorp Subsidiary or any such Plan.

         (d) Bancorp and each Bancorp Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to any Bancorp Benefit Plan are, and since the inception of each such Plan have been, in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the PBGC and the Internal Revenue Service under ERISA, the Code or any other applicable law. No "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Bancorp Benefit Plan. No Bancorp Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or 4975(d) of the Code. All Bancorp Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and
Section 601 of ERISA and with the certification of prior coverage and other requirements of Section 701 of ERISA.

         (e) Neither Bancorp nor any Bancorp Subsidiary has incurred, nor to the best knowledge of Bancorp or such Bancorp Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by First Federal.

         (f) Except as set forth on Schedule 3.19(f) to the Bancorp Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary has made any payments, or is or has been a party to any agreement or any Bancorp Benefit Plan, that under any circumstances could obligate it, First Federal, or any successor of either of them, to make any payment that is not or will not be deductible in full because of Section 162(m) or 280G of the Code.

         (g) Schedule 3.19(g) to the Bancorp Disclosure Schedule describes any obligation that Bancorp or any Bancorp Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

         (h) Schedule 3.19(h) to the Bancorp Disclosure Schedule lists: (i) each officer and director of Bancorp and each Bancorp Subsidiary who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit and the basis of the calculation thereof, estimated compensation for 1998 based upon compensation received to the date of this Agreement, and the individual's rate of salary in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and such individual's compensation from Bancorp or any Bancorp Subsidiary for each of the calendar years 1993 through 1997 as reported by Bancorp or each Bancorp Subsidiary on Form W-2 or Form 1099; (ii) each other employee of Bancorp or any Bancorp Subsidiary who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee together with his or her estimated salary for 1998; (iii) a listing of each Option, showing the holder thereof, the number of shares, the exercise price per share and a copy of the option agreements relating thereto; (iv) a listing of the participants in the First Federal Employee Stock Ownership Plan ("ESOP"), showing the number of outstanding shares of Bancorp Common Stock credited to each participant, the vesting dates thereof, and the unpaid balance of any loans owing by the ESOP to Bancorp or any party as of the date hereof (the "ESOP Loan"), the number of unallocated shares of Bancorp Common Stock held by such trusts; and (v) each officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained, showing the calculations of the amounts due under each such plan or agreement and the payment schedule thereof, and the amounts accrued in the Bancorp Financial Statements with respect thereto.

         (i) Bancorp and each Bancorp Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Bancorp Benefit Plan with the Internal Revenue

Service, the PBGC, the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of Bancorp on a consolidated basis.

         (j) Neither Bancorp nor any Bancorp Subsidiary is a party to or bound by any collective bargaining agreement and, to the best of Bancorp's knowledge, no labor union claims to or is seeking to represent any employees of Bancorp or any Bancorp Subsidiary.

         3.20 ENVIRONMENTAL MATTERS.
              ---------------------

         (a) For purposes of this Section 3.20, "Bancorp Properties" means (i) the real estate owned or leased by Bancorp or First Federal and used as a banking related facility; (ii) other real estate owned, if any ("Bancorp REO"), by Bancorp or any Bancorp Subsidiary as defined by any other federal or state financial institution regulatory agency with regulatory authority for Bancorp or any Bancorp Subsidiary; (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by Bancorp or any Bancorp Subsidiary; (iv) real estate that is held in trust for others by First Federal; and (5) real estate owned or leased by a partnership or joint venture in which Bancorp or a Bancorp Subsidiary has an ownership interest.

         (b) To the best knowledge of Bancorp after such inquiry and investigation as Bancorp deems appropriate, there are no present or past conditions on the Bancorp Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that may reasonably be expected to result in a Material Adverse Effect on Bancorp's consolidated business, financial condition or prospects.

         (c) Bancorp and each Bancorp Subsidiary are in compliance in all material respects with all applicable Environmental Laws. Neither Bancorp nor any Bancorp Subsidiary have received notice of, nor to the best of their knowledge are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Bancorp Properties, which have or may have a material adverse effect on Bancorp's consolidated business, financial condition or prospects.

         (d) To the best knowledge of Bancorp after such inquiry and investigation as Bancorp deems appropriate, no Bancorp Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a material adverse effect on Bancorp's consolidated business, financial condition or prospects.

         (e) To the best knowledge of Bancorp after such inquiry and investigation as Bancorp deems appropriate, Bancorp and each Bancorp Subsidiary have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business. Further, Bancorp warrants and represents that these permits, licenses, certificates of inspection and other authorizations are fully transferrable, to the extent permitted by law, to MAF.

         3.21 DISCLOSURE SCHEDULE OF BANCORP. Schedule 3.21 to the Bancorp
              ------------------------------
Disclosure Schedule contains, and shall be supplemented by Bancorp as required by Section 5.15 hereof, so as to contain at the Closing Date the following information and copies of the following documents, certified by an officer of Bancorp to be true and correct copies of such documents on the dates of such certificates, if and to the extent any of the following are not specifically included in other Schedules to the Bancorp Disclosure Schedule:

         (a) A list and description of each outstanding loan agreement, mortgage, pledge agreement or other similar document or commitments to extend credit to any senior officer or director of Bancorp or any Bancorp Subsidiary, as well as a listing of all deposits or deposit surrogates, including the amount, type and interest being paid thereon, to which Bancorp or each Bancorp Subsidiary is a party under which it may (contingently or otherwise) have any liability involving any officer or director of Bancorp or any Bancorp Subsidiary.

         (b) A list and description of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $25,000 to which Bancorp or any Bancorp Subsidiary is a party and/or under which it may (contingently or otherwise) have any liability.

         (c) A list and description of each material contract or agreement (not otherwise included in the Bancorp Disclosure Schedule or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods, services or occupancy and which (i) has a term of more than six months; (ii) cannot be terminated on thirty days, (or less) written notice without penalty; and (iii) involves an annual expenditure by Bancorp or any Bancorp Subsidiary in excess of $25,000.

         (d) A list and description of each contract or commitment (other than Bancorp Permitted Liens as defined below) hereof affecting ownership of, title to, use of, or any interest in real estate which is currently owned by Bancorp or any Bancorp Subsidiary, and a list and description of all real estate owned, leased or licensed by Bancorp or any Bancorp Subsidiary.

         (e) A list and description of each material commitment made by Bancorp or any Bancorp Subsidiary to or with any director, officer or employee of Bancorp or any Bancorp Subsidiary extending for a period of more than three months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

         (f) Complete and correct copies of the Certificate of Incorporation, Charter and By-laws and specimen certificates of each type of security issued by Bancorp and any Bancorp Subsidiary.

         (g) A list and description of each other contract or commitment providing for commissions, payments or any other remuneration based in any manner upon outstanding loans or profits of Bancorp or any Bancorp Subsidiary, including, without limitation, joint venture arrangements.

         (h) A list and description of all powers of attorney granted by Bancorp or any Bancorp Subsidiary which are currently in force.

         (i) A list and description of all policies of insurance currently maintained by Bancorp or any Bancorp Subsidiary and a list and description of all unsettled or outstanding claims of Bancorp or any Bancorp Subsidiary which have been, or to the best knowledge of Bancorp, will be, filed with the companies providing insurance coverage for Bancorp or any Bancorp Subsidiary (except for routine claims for health benefits).

         (j) A list and description of all policies of insurance maintained by Bancorp or any Bancorp Subsidiary during the past five years.

         (k) A copy of any collective bargaining agreement to which Bancorp or any Bancorp Subsidiary is a party and all affirmative action plans or programs covering employees of Bancorp or any Bancorp Subsidiary, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by Bancorp or any Bancorp Subsidiary.

         (l) Each lease or material license with respect to real or personal property, whether as lessor, lessee, licensor or licensee, to which Bancorp or any Bancorp Subsidiary is a party, and all employment, consulting and professional services contracts to which Bancorp or any Bancorp Subsidiary is a party.

         (m) All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of Bancorp or each Bancorp Subsidiary which, by their terms, continue to bind or affect Bancorp or such Bancorp Subsidiary.

         (n) All orders, decrees, memoranda, agreements or understandings with regulatory agencies binding upon or affecting the current operations of Bancorp or any Bancorp Subsidiary or any of their directors or officers in their capacities as such.

          (o) All trademarks, trade names, service marks, patents, or copyrights, whether registered or the subject of an application for registration, which are owned by Bancorp or any Bancorp Subsidiary or licensed from a third party (excluding computer software programs, source codes and related materials) (collectively, the "Intellectual Property"). With respect to each item of Intellectual Property owned by Bancorp or any Bancorp Subsidiary, Bancorp or such Bancorp Subsidiary possesses all right, title and interest in and to the item, free and clear of any lien, claim, royalty interest or encumbrance. With respect to each item of Intellectual Property that Bancorp or any Bancorp Subsidiary is licensed or authorized to use, the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect and has not been breached by any party thereto. Neither Bancorp nor any Bancorp Subsidiary has ever received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Bancorp or such Bancorp Subsidiary must license or refrain from using any intellectual property rights of a third party). To the knowledge of Bancorp, neither Bancorp nor any Bancorp Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Bancorp or any Bancorp Subsidiary.

          (p) All policies formally adopted by the Board of Directors of Bancorp or any Bancorp Subsidiary as currently in effect and, with respect to environmental matters, copies of all policies that have been in effect during the last five years regarding the performance of environmental investigations of properties accepted as collateral for loans, including the effective dates of all such policies.

          (q) All agreements which require or will require the consent or approval of, or notice to, any other party as a result of, in connection with or in order to consummate the Merger or the Bank Merger.

          (r) All other agreements to which Bancorp or any Bancorp Subsidiary is a party (which do not expire within six months from the date hereof and cannot be terminated upon thirty days, (or less) written notice without penalty) which individually during its term could commit Bancorp or any Bancorp Subsidiary to an expenditure (either individually or through a series of installments) in excess of $25,000 or which create a material right or benefit to receive payments, goods or services not referred to elsewhere in this Section
3.21 including without limitation:

               (i) all agreements of guaranty or indemnification running to any person;

               (ii) all agreements containing any covenant limiting the right of Bancorp or any Bancorp Subsidiary to engage in any line of business or to compete with any person;

               (iii) all agreements with respect to licenses, permits and similar matters that are necessary to the operations of Bancorp or any Bancorp Subsidiary;

               (iv) all contracts or agreements, including but not limited to contracts or agreements pursuant to which Bancorp or any Bancorp Subsidiary has sold, transferred, assigned or agreed to service any loan, which provide for any recourse or indemnification obligation on the part of Bancorp or any Bancorp Subsidiary; the name and address of each person who might or could be entitled to recourse against or indemnification from Bancorp or any Bancorp Subsidiary; and the monetary amount of each actual or potential recourse or indemnification obligation under each such contract or agreement.

         (s) All agreements relating to the servicing of loans and all mortgage forward commitments and similar agreements pursuant to which Bancorp or any Bancorp Subsidiary sells mortgages which it originates to others or purchases mortgages from others.

         3.22  DEFAULTS. There has not been any default, or the occurrence of an
               --------
event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by Bancorp or any Bancorp Subsidiary under any contract or commitment, and neither Bancorp nor any Bancorp Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate, with any other such defaults or waivers, would not have a material adverse effect on Bancorp. To the best of the knowledge of Bancorp, no other party to any contract or commitment is in material default in any material obligation to be performed by such party.

         3.23  OPERATIONS SINCE DECEMBER 31, 1997. Between December 31, 1997,
               ----------------------------------
and the date hereof, there has not been, except as set forth on Schedule 3.23 to the Bancorp Disclosure Schedule:

         (a) any increase in the compensation payable or to become payable by Bancorp or any Bancorp Subsidiary to any executive officer or director;

         (b) any payment of dividends by Bancorp or any Bancorp Subsidiary or any distribution by any of them, whether directly or indirectly, of any assets of any kind whatsoever, on or in redemption or as the purchase price of, any of their respective capital stocks, or any prepayment of any indebtedness to any stockholder, except that Bancorp has paid a quarterly dividend of $0.17 per share, as reflected on Schedule 3.23(b) to the Bancorp Disclosure Schedule;

         (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of Bancorp or any Bancorp Subsidiary, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a "Bancorp Permitted Lien"):
(i) liens arising out of judgments or awards in respect of which Bancorp or any Bancorp Subsidiary is in good faith prosecuting an appeal or proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceedings; (ii) liens for taxes, assessments, and other governmental charges or levies the payment of which is not past due, or as to which Bancorp or any Bancorp Subsidiary is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefor or both; (iii) deposits, liens or pledges to secure payments of worker's compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of Bancorp or any Bancorp Subsidiary or the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor's liens or security interests (including, without limitation, finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of Bancorp or any Bancorp Subsidiary other than that so purchased; and (vi) pledges and liens given to secure deposits and other liabilities of Bancorp or any Bancorp Subsidiary arising in the ordinary course of banking business;

         (d) any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by Bancorp or any Bancorp Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which (except those which are being disputed in good faith) is in default;

         (e) the establishment of any new, or increase in the formula for or rate of contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, employee stock ownership, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by Bancorp or any Bancorp Subsidiary;

         (f) any action by Bancorp or any Bancorp Subsidiary seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured's retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by Bancorp or any Bancorp Subsidiary on any of their respective assets or businesses, including but not by way of limitation, fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors and officers liability insurance; and if an insurer takes any such action, Bancorp shall promptly notify MAF.

         (g) any change in independent auditors, historic methods or practices of accounting of Bancorp or any Bancorp Subsidiary (other than as required by generally accepted accounting principles or regulatory accounting principles), or in its system for maintaining its equipment and real estate;

          (h) any purchase, whether for cash or secured or unsecured obligations (including finance leases), by Bancorp or any Bancorp Subsidiary of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $25,000 or (ii) is outside of the ordinary course of business;

          (i) any sale or transfer of any asset in excess of $25,000 of Bancorp or any Bancorp Subsidiary or outside of the ordinary course of business with the exception of loans and marketable securities sold in the ordinary course of business at market prices;

          (j) any cancellation or compromise of any debt to, claim by or right of, Bancorp or any Bancorp Subsidiary except in the ordinary course of business;

          (k) any amendment or termination of any material contract or commitment to which Bancorp or any Bancorp Subsidiary is a party, other than in the ordinary course of business;

          (l) there has not been any agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business; or

          (m) any event, occurrence or condition of any character (other than changes in legal, economic or other conditions which are not specifically or uniquely applicable to Bancorp or any Bancorp Subsidiary) having, or which may reasonably be expected to have, a material adverse effect on the business, operations or financial condition of Bancorp and any Bancorp Subsidiary taken as a whole.

          3.24 CORPORATE RECORDS. The corporate record books, transfer books and
               -----------------
stock ledgers of Bancorp and each Bancorp Subsidiary are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, Boards of Directors and committees of the Boards of Directors of Bancorp and each Bancorp Subsidiary, and all transactions in their respective capital stocks, since their respective inceptions.

          3.25 UNDISCLOSED LIABILITIES.  All of Liabilities have, in the case of
               ------------------------
First Federal, been reflected, disclosed or reserved against in the consolidated financial statements of Bancorp as at December 31, 1997 or in the notes thereto, and Bancorp and each Bancorp Subsidiary have no other Liabilities except (a) Liabilities incurred since December 31, 1997 in the ordinary course of business, or (b) as disclosed in Schedule 3.25 to the Bancorp Disclosure Schedule.

          3.26 ASSETS.
               ------

          (a) Bancorp and each Bancorp Subsidiary have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by Bancorp or each Bancorp Subsidiary in the Bancorp Financial Statements dated as of December 31, 1997 except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) Bancorp Permitted Liens, none of which, in the aggregate, or except as set forth in Schedule 3.26(a) to the Bancorp Disclosure Schedule, are material to the assets of Bancorp on a consolidated basis. All buildings, structures, fixtures and appurtenances comprising part of the real properties of Bancorp or any Bancorp Subsidiary (whether owned or leased by Bancorp or any Bancorp Subsidiary) are in good operating condition and have been well maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by Bancorp or any Bancorp Subsidiary on the Bancorp Disclosure Schedule is held in fee simple. Bancorp and each Bancorp Subsidiary have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and such assets are free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which are material to Bancorp on a consolidated basis.

          (b) All leases pursuant to which Bancorp or any Bancorp Subsidiary, as lessee, leases real or personal property which are material to the business of Bancorp on a consolidated basis are, to the best of the knowledge of Bancorp, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either Bancorp or any Bancorp Subsidiary, or to the best knowledge of Bancorp, the other party. None of such leases contains a prohibition against assignment by Bancorp or any Bancorp Subsidiary, by operation of law or otherwise, or any other provision which would preclude Bancorp or any Bancorp Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by Bancorp or any Bancorp Subsidiary as of the date of this Agreement. Neither Bancorp nor any Bancorp Subsidiary has made a prior assignment for collateral purposes of any such lease.

         3.27 INDEMNIFICATION. To the best of the knowledge of Bancorp, no
              ---------------
action or failure to take action by any director, officer, employee or agent of Bancorp or each Bancorp Subsidiary has occurred which would give rise to a claim or a potential claim by any such person for indemnification from Bancorp or any Bancorp Subsidiary under the corporate indemnification provisions of Bancorp or any Bancorp Subsidiary in effect on the date of this Agreement.

         3.28 INSIDER INTERESTS. All outstanding loans and other contractual
              -----------------
arrangements (including deposit relationships) between Bancorp or any Bancorp Subsidiary and any officer, director or employee of Bancorp or any Bancorp Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of Bancorp or any Bancorp Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Bancorp or any Bancorp Subsidiary.

         3.29 TAX. Neither Bancorp nor any Bancorp Subsidiary has engaged in any
              ---
act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

         3.30 OPINION. Bancorp has received an opinion, dated the date of this
              -------
Agreement, from Keefe, Bruyette & Woods, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the Merger Consideration to be received by the shareholders of Bancorp pursuant to the Merger is fair to such stockholders from a financial point of view.

         3.31 ADVICE OF CHANGES. Between the date hereof and the Effective Time,
              -----------------
Bancorp shall promptly advise MAF in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue.

         3.32 MILLENNIUM COMPLIANCE. Bancorp represents and warrants to MAF
              ----------------------
that: (a) Bancorp's and the Bancorp Subsidiaries' computer hardware and software systems used for the storage and processing of data (as used in this Section 3.32, "Systems") are Millennium Compliant; (b) to the best of Bancorp's knowledge, none of the Systems, operations or business functions of Bancorp or any Bancorp Subsidiaries will be materially adversely affected by any third party's failure to be Millennium Compliant; (c) to the best of Bancorp's knowledge after due inquiry, all of its suppliers, customers and third party providers will be Millennium Compliant; and (d) Bancorp is taking, or has taken, all necessary and appropriate action to address and remedy any deficiencies in Bancorp's Systems from becoming Millennium Compliant. As used in this Section 3.32, "Millennium Compliant" shall mean the ability of Systems to provide the following functions, without human intervention, individually and in combination with other products or systems: (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates; (ii) function accurately and without interruption before, during and after January 1, 2000 (including leap year computations), without any change in operations associated with the advent of a new century; (iii) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century.

         3.33 CONSENTS AND APPROVALS. Except as referred to herein or in
              ----------------------
connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the BMA, the FDI Act, the rules and regulations of the OTS, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by Bancorp of the Merger or the other transactions contemplated by this Agreement. As of the date hereof, Bancorp knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section that are required to be obtained should not be obtained without the imposition of any condition or restriction.

                                IV.   COVENANTS

         4.1 CONDUCT OF BUSINESS BY BANCORP UNTIL THE EFFECTIVE TIME. During the
             -------------------------------------------------------
period commencing on the date hereof and continuing until the Effective Time, Bancorp agrees (except as expressly contemplated by this Agreement or to the extent that MAF shall otherwise consent in writing which consent shall not be unreasonably withheld) that:

         (a) Except as contemplated by this Agreement, Bancorp and each Bancorp Subsidiary will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with generally accepted accounting principles, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

         (b) Bancorp will, and will cause each Bancorp Subsidiary to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to MAF in connection with any such requirements imposed upon any of them in connection with the Merger.

         (c) Bancorp will, and will cause each Bancorp Subsidiary to, use their best efforts to obtain (and to cooperate with MAF in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. Bancorp will not, nor will it permit any of the Bancorp Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement or the Stock Option Agreement.

         (d) Bancorp (i) will not declare or pay any dividends on or make other distributions with respect to capital stock, except that Bancorp will be permitted to declare and pay a regular quarterly dividend per share not exceeding $0.17, and (ii) except as provided below, will not declare or pay any dividends or make any distributions on Bancorp Common Stock in the calendar quarter in which the Effective Time shall occur and in which the holders of Bancorp Common Stock are entitled to receive regular quarterly dividends on the shares of MAF Common Stock into which the shares of Bancorp Common Stock have been converted. It is the intent of clause (ii) of this Subsection to provide that the holders of Bancorp Common Stock will receive either payment of dividends on their shares of Bancorp Common Stock as permitted under (i) of this Subsection or the payment of cash dividends as the holders of shares of MAF Common Stock received in exchange for the shares of Bancorp Common Stock for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a permitted dividend as shareholders of Bancorp and the payment of a cash dividend as the holders of the shares of MAF Common Stock received in exchange for the shares of Bancorp Common Stock. In the event that Bancorp does not declare and pay permitted dividends on Bancorp Common Stock in a particular calendar quarter because of Bancorp's expectation that the Effective Time would occur in said calendar quarter wherein the holders of Bancorp Common Stock would have become entitled to receive cash dividends for such calendar quarter of the shares of MAF Common Stock to have been exchanged for the shares of Bancorp Common Stock, and the Effective Time does not in fact occur in said calendar quarter, then, as a result thereof, Bancorp shall be entitled to declare and pay a permitted dividend (within the limitations of this Section) on said shares of Bancorp Common Stock for said calendar quarter as soon as reasonably practicable. Bancorp shall not make any changes in its normal practice of establishing dividend record or dividend payment dates. Bancorp shall not pay a dividend during the quarter that the Merger is to be consummated if Bancorp's stockholders would be entitled to receive a dividend from MAF during that quarter.

         (e) Bancorp will not, and will not permit any Bancorp Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of Bancorp on a consolidated basis.

         (f) Bancorp will not, and will not permit any Bancorp Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

         (g) Bancorp will not, and will not permit any Bancorp Subsidiary to, issue, sell, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend or change in par or stated value, except as contemplated herein, in the Stock Option Agreement or pursuant to outstanding Options.

         (h) Bancorp will not, and will not permit any Bancorp Subsidiary to, incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by it or by any Bancorp Subsidiary of any material lien, charge or encumbrance.

         (i) Bancorp will not, and will not permit any Bancorp Subsidiary to, grant to any director, officer or employee any increase in compensation (except in accordance with past practices for those employees who are not executive or senior management), make contributions to any Bancorp Benefit Plan (except in accordance with past practices or the terms of such plans or agreements as currently in effect as of the date of this Agreement or as contemplated to be amended in this Agreement, provided that no contributions shall be made to any Bancorp Qualified Plan that is a defined benefit plan) or pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management) or increase in any severance or termination pay, or enter into or amend any employment, special termination, retention, covenant not to compete or severance agreement with any such person except as contemplated in this Agreement; provided, however, that
                                                      --------  -------
Bancorp and the Bancorp Subsidiaries may continue to accrue for bonuses at the current rate as reflected in Schedule 4(i) to the Bancorp Disclosure Schedule and may pay such bonuses prior to Closing.

         (j) Except as disclosed in Schedule 4.1(j) to the Bancorp Disclosure Schedule, neither Bancorp, nor any Bancorp Subsidiary, will enter into any material lease or license with respect to any property, whether real or personal, or any other contract, agreement or commitment for goods or services which has a term of six months after the date hereof and involves the payment by Bancorp or any Bancorp Subsidiary of more than $35,000 in the aggregate.

         (k) Bancorp will not, and will not permit any Bancorp Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

         (l) Bancorp will, and will cause each Bancorp Subsidiary to, use their best efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. Bancorp will, and will cause each Bancorp Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors' and officers' liability insurance policies in order to preserve all rights thereunder with respect to all matters known by Bancorp which could reasonably give rise to a claim prior to the Effective Time.

         (m) Bancorp will not, and will not permit any Bancorp Subsidiary to, amend their respective Certificates of Incorporation, Charters, or by-laws, except as contemplated by this Agreement.

         (n) Bancorp will not, and will not permit any Bancorp Subsidiary to, enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment: (i) to any person or entity in an amount in excess of $200,000, or in any amount which, when aggregated with any and all loans or credit commitments of Bancorp and First Federal to such person or entity, would be in excess of $500,000; (ii) to any person other than in accordance with its lending policies as in effect on the date hereof; or (iii) to any person or entity any of the loans or other extensions of credit to which, or investments in which, are on a "watch list" or similar internal report of Bancorp or First Federal; provided, however, that nothing in this subsection shall prohibit Bancorp or First Federal from honoring any contractual obligation in existence on the date of this Agreement.

         (o) Bancorp will not, and will not permit any Bancorp Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under Section 368(a) of the Code.

         (p) Bancorp will not, and will not permit any Bancorp Subsidiary to, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported (in accordance with FAS 115 or otherwise), or execute individual investment transactions.

         (q) Bancorp will not, and will not permit any Bancorp Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

         (r) Bancorp will not, and will not permit any Bancorp Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of Bancorp or any Bancorp Subsidiary, any five percent stockholder of Bancorp, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type of nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Subsection, "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

         (s) Bancorp will promptly advise MAF orally and in writing of any event or series of events which has resulted in a material adverse effect or which may have a materially adverse effect on Bancorp or any Bancorp Subsidiary or which may adversely affect the satisfaction of any condition to the consummation of the Merger or the ability of Bancorp to perform its obligations under this Agreement or the Stock Option Agreement.

         (t) Notwithstanding any of the foregoing, at or immediately prior to the Effective Time, if and as so requested by MAF, First Federal (i) shall cause to be repaid to Bancorp any outstanding inter-company debt, and (ii) cause dividends to be paid to Bancorp in such amounts as specified by MAF, which payments or dividends may be paid in kind.

         (u) Bancorp covenants and agrees with MAF that it will execute, acknowledge where appropriate and deliver, or cause to be executed, acknowledged where appropriate and delivered, from time to time, at the request of MAF, all such instruments or documents relating to Millennium Compliance as in the opinion of MAF are reasonably necessary or advisable to carry out the intent or purpose of this Agreement or the documents delivered pursuant hereto or as part of the transaction contemplated hereby. Bancorp further covenants and agrees with MAF that MAF may from time to time request a statement of Bancorp's Chief Financial Officer to the effect that Bancorp and the Bancorp Subsidiaries are in compliance with their Year 2000 compliance strategy. Bancorp further covenants and agrees with MAF that it will permit MAF, at all reasonable times upon notice, to perform such inspections and audits as MAF may deem necessary to establish compliance with the foregoing covenants.

         4.2 CONDUCT OF BUSINESS BY MAF UNTIL THE EFFECTIVE TIME.  During the
             ---------------------------------------------------
period commencing on the date hereof and continuing until the Effective Time, MAF agrees (except as expressly contemplated by this Agreement or to the extent that Bancorp shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

         (a) Except as contemplated by this Agreement, MAF and the MAF Subsidiaries will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with generally accepted accounting principles, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

         (b) MAF will, and will cause the MAF Subsidiaries to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Bancorp in connection with any such requirements imposed upon any of them in connection with the Merger.

         (c) MAF will, and will cause the MAF Subsidiaries to, use their best efforts to obtain (and to cooperate with Bancorp in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. MAF will not, nor will it permit any of the MAF Subsidiaries to, knowingly or willfully take any action that would adversely affect their ability to perform their obligations under this Agreement or the Stock Option Agreement.

         (d) MAF will not, and will not permit any MAF Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under
Section 368(a) of the Code.

         (e) MAF shall cooperate with Bancorp to coordinate the record and payment dates of their cash dividends for the quarter the Merger is consummated as provided in Section 4.1(d) hereof.

         4.3 ENVIRONMENTAL INVESTIGATION.
             ---------------------------

         (a) MAF shall engage a mutually acceptable environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of the businesses of Bancorp and First Federal and any other real estate owned by Bancorp. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by MAF. The consultant shall complete and deliver the Phase I assessments not later than sixty (60) days after the date of this Agreement. If any environmental conditions are found or suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of Bancorp set forth herein without regard to any exceptions that may be contained in the Bancorp Disclosure Schedule, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

         (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by MAF), all work plans for any post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be mutually satisfactory to MAF and Bancorp. If the work plans or removal or remediation actions would cost more than $100,000 (individually or in the aggregate) to complete, MAF and Bancorp shall discuss a mutually acceptable modification of this Agreement. MAF and Bancorp shall cooperate in the review, approval and implementation of all work plans.

         (c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which the Surviving Corporation and its subsidiaries would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $500,000 then MAF may abandon this Agreement as soon as possible but in no event more than 120 days after the receipt of the Phase I assessments.

         4.4 EXECUTION OF THE STOCK OPTION AGREEMENT.  Simultaneously with the
             ---------------------------------------
execution of this Agreement and as a condition thereto, MAF and Bancorp have approved the execution and delivery of a stock option agreement (the "Stock Option Agreement"), which grants to MAF an option to acquire up to 19.9% of the issued and outstanding shares of Bancorp Common Stock upon the occurrence of certain circumstances, substantially in the form attached hereto as Exhibit B.

         4.5 CAPITAL STOCK. Except for or as otherwise permitted in or
             --------------
contemplated by this Agreement or the Stock Option Agreement, without the prior written consent of MAF, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Bancorp shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of Bancorp Common Stock, preferred stock or any other capital stock of Bancorp, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock. No additional shares of Bancorp Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights, including, but not limited to, grants under the ARP Plans.

         4.6 CERTAIN ACTIONS.
             ---------------

         (a) None of Bancorp or any Bancorp Subsidiary or their directors, officers or employees (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to itself or any Bancorp Subsidiary, or (ii) shall enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any Bancorp Subsidiary under any of the instances described in this clause. Bancorp shall immediately instruct and otherwise use its best efforts to cause its agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by it or any Bancorp Subsidiary), consultants and other representatives to comply with such prohibitions. Bancorp shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, Bancorp may provide information at the request of or enter into negotiations with a third party with respect to an Acquisition Transaction if the Board of Directors of Bancorp determines, in good faith, that the exercise of its fiduciary duties to Bancorp's stockholders under applicable law, as advised by Muldoon, Murphy & Faucette, requires it to take such action, and, provided further, that Bancorp may not, in any event, provide to such third party any information which it has not provided to MAF. Bancorp shall promptly notify MAF orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by Muldoon, Murphy & Faucette.

         (b) "Acquisition Transaction" shall, with respect to Bancorp, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Bancorp or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a "Significant Subsidiary") of Bancorp; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Bancorp or any Significant Subsidiary of Bancorp; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either Bancorp or any Significant Subsidiary of Bancorp; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of Bancorp; (v) a public proxy or consent solicitation made to stockholders of Bancorp seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of Bancorp; (vi) the filing of an application or notice with the OTS or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through
(iv) above; or (vii) the making of a bona fide proposal to Bancorp or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

         4.7 TITLE TO REAL ESTATE.  As soon as practical after the date hereof,
             --------------------
but in any event no later than thirty (30) days after the date hereof, Bancorp, at its own expense, shall obtain and deliver to MAF, with respect to all real estate owned or held pursuant to a ground lease by Bancorp and any Bancorp Subsidiary, an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title and Trust or such other title insurance company as is reasonably acceptable to MAF, showing fee simple title in Bancorp or such Bancorp Subsidiary in such real estate or the appropriate leasehold interest of Bancorp or such Bancorp Subsidiary subject only to (i) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner's Form B; (ii) liens of current state and local property taxes which are not delinquent or subject to penalty; and
(iii) other liens, encumbrances, restrictions and conditions of record that do not materially adversely affect the value or use of such real estate.

                           V. ADDITIONAL AGREEMENTS

         5.1  INSPECTION OF RECORDS; CONFIDENTIALITY.
              --------------------------------------

         (a) Bancorp shall afford to MAF and MAF's accountants, counsel and other representatives full access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information and accountants' work papers, developed by Bancorp or any Bancorp Subsidiary or their accountants or attorneys, and will permit Bancorp's representatives to discuss such information directly with MAF's officers, directors, employees, attorneys and accountants and (b) in the event that this Agreement is terminated, each party shall return all nonpublic documents furnished to it hereunder, shall destroy all documents or portions thereof that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

         5.2  MEETINGS OF BANCORP. Bancorp shall provide to MAF the agenda for
              -------------------
or a summary of the business proposed to be discussed at: (i) all meetings of the Boards of Directors of Bancorp and each Bancorp Subsidiary, and (ii) all meetings of the committees of each such Board, including without limitation the audit and executive committees thereof. Bancorp shall provide to MAF all information provided to the directors on all such Boards and committees in connection with all such meetings of directors, when the same are provided to such directors, including minutes of prior meetings with any discussion relating to this Agreement or the merits of an Acquisition Proposal, financial reports and any other analyses prepared by senior management of Bancorp. All such information provided to MAF shall be treated in confidence as provided in
Section 5.1 hereof.

         5.3  MERGER OF SUBSIDIARY BANKS.  Bancorp and MAF intend to take all
              ----------------------------
action necessary and appropriate to cause to be entered into a plan and agreement of merger (the "Bank Merger Agreement"), substantially on the terms and in the form attached hereto as Exhibit C pursuant to which MAF Bank and First Federal shall merge simultaneously with or, if such Bank Merger cannot be effected simultaneously, immediately after the consummation of the Merger, with MAF Bank being the surviving bank thereof (the "Surviving Bank") pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the charter and by-laws of the Surviving Bank shall be the articles of association and by-laws of MAF Bank in effect immediately prior to the effective time of the Bank Merger. At the effective date of the Bank Merger, the directors and officers of the Surviving Bank shall be the directors and officers of MAF Bank immediately prior to the effective date of the Bank Merger and MAF Bank will add David C. Burba to its board of directors.

         5.4  RECOMMENDATION OF MERGER TO STOCKHOLDERS. Subject to its fiduciary
              ----------------------------------------
duties, the Board of Directors of Bancorp will unanimously recommend to its stockholders in the Proxy Statement approval of the Merger and all transactions related thereto and such other matters as may be submitted in connection with this Agreement to all stockholders of Bancorp entitled to vote thereon.

         5.5  REGISTRATION STATEMENT; STOCKHOLDER  APPROVAL.  As soon as
              ---------------------------------------------
practicable after the date hereof, MAF shall prepare and file with the SEC a Registration Statement on Form S-4 covering the MAF Common Stock to be issued to holders of Bancorp Common Stock in the Merger, and Bancorp and MAF shall use their best efforts to cause the Registration Statement to become effective under the Securities Act. MAF will take any action required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of MAF Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such action. Bancorp shall call a stockholders' meeting to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Merger (the "Stockholders' Meeting"). In connection with the Stockholders' Meeting, (i) Bancorp shall prepare and mail the

Proxy Statement to its stockholders, on a date mutually acceptable to the parties hereto (the "Mailing Date"); (ii) subject to its fiduciary duties, the Board of Directors of Bancorp shall unanimously recommend to its stockholders the approval of this Agreement and the Merger; and (iii) the Board of Directors of Bancorp shall otherwise use its best efforts to the extent consistent with its fiduciary duties to obtain such stockholders' approval.

         5.6  DIRECTOR AND OFFICER LIABILITY INSURANCE. MAF agrees that, prior
              ----------------------------------------
to or at the Effective Time, it will provide under its directors' and officers' liability insurance prior errors and omissions coverage for current and former directors and officers of Bancorp for three (3) years.

         5.7  INDEMNIFICATION. Except as may be limited by applicable law, MAF
              ---------------
shall maintain all rights of indemnification and advancement of expenses currently provided by Bancorp and the Bancorp Subsidiaries in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the certificate of incorporation or by-laws of Bancorp or otherwise in effect on the date of this Agreement for three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time.

         5.8  AFFILIATE LETTERS. Bancorp shall obtain and deliver to MAF on the
              -----------------
date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit D hereto from each executive officer and director of Bancorp and each stockholder of Bancorp who may reasonably be deemed an "affiliate" of Bancorp within the meaning of such term as used in Rule 145 under the Securities Act, and shall obtain and deliver to MAF a signed representation letter substantially in the form of Exhibit D from any person who becomes an executive officer or director of Bancorp or any stockholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status.

         5.9  BROKERS. Bancorp represents, as to itself and each subsidiary,
              -------
that no agent, broker, investment banker or other firm or person or officer or director of either is or will be entitled to any broker's or finder's fee or any other commission, bonus or similar fee in connection with any of the transactions contemplated by this Agreement, except that Bancorp may pay fees to Keefe, Bruyette & Woods, Inc., as set forth in the letter dated August 1, 1998 and delivered to MAF.

         5.10 COOPERATION.  Each of MAF and Bancorp covenants that, unless this
              -----------
Agreement is terminated as provided herein, it will use its best efforts to bring about the transactions contemplated by this Agreement as soon as practicable, and that it will not willfully or intentionally breach this Agreement. Subject to the terms and conditions herein provided, each of MAF and Bancorp agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of MAF or Bancorp, as the case may be, shall take all such necessary action. If necessary to expedite the Closing of the Merger and any other transactions contemplated by this Agreement, the parties agree that each will take or perform any additional reasonably necessary or advisable steps to restructure the transactions contemplated hereby, provided that any such restructuring will not result in any change in the Merger Consideration. Each party shall use its reasonable best efforts to preserve for itself and each other party each available legal privilege with respect to confidentiality of their negotiations and related communications including the attorney-client privilege.

         5.11 REGULATORY APPLICATIONS.  MAF shall, as soon as practicable, file
              -----------------------
applications or notices with the Applicable Regulatory Agencies, and shall use its best efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, that MAF shall have no
                              --------  -------
obligation to accept nonstandard conditions or restrictions with respect to the aforesaid approvals of governmental authorities if it shall reasonably determine that such conditions or restrictions would have a material adverse effect on MAF or the Surviving Corporation. In the event of an adverse or unfavorable determination by any regulatory authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by MAF after consultation with Bancorp. MAF shall deliver a draft of the nonconfidential portions of all regulatory applications to Bancorp prior to filing them and copies of the nonconfidential portions of all responses from or written communications from regulatory authorities relating to the Merger or this

Agreement (to the extent permitted by law), and MAF shall deliver a final copy of the nonconfidential portions of all regulatory applications to Bancorp promptly after they are filed with the appropriate regulatory authority.

         5.12 FINANCIAL STATEMENTS AND REPORTS.  From the date of this Agreement
              --------------------------------
and prior to the Effective Time: (a) each party will deliver to the other, not later than ninety days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended as filed with the SEC, which shall be prepared in conformity with generally accepted accounting principles and the rules and regulations of the SEC; (b) Bancorp will deliver to MAF not later than thirty days after the end of any fiscal quarter, the quarterly Reports filed with the OTS by First Federal which shall be prepared in accordance with the rules and regulations of the OTS;
(c) each party will deliver to the other not later than forty-five days after the end of each quarter, its Report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with generally accepted accounting principles and the rules and regulations of the SEC; (d) Bancorp will deliver to MAF any and all other material reports filed with the SEC, the FDIC, the OTS or any other regulatory agency within five (5) business days of the filing of any such report; and (e) Bancorp will deliver to MAF monthly financial statements which shall include a summary of the investment securities acquired in the ordinary course of business.

         5.13 NOTICE. At all times prior to the Effective Time, each party shall
              ------
give prompt notice to the other of the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, has resulted or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a material adverse effect on it. After receipt of any such notice disclosing a material breach, the nondisclosing party may, within two business days thereof, notify the disclosing party of its intent to terminate this Agreement pursuant to Section 7.1(d); provided, however, that the
                                           --------  -------
disclosing party shall have the right to cure such breach within 30 days thereof but no later than the Effective Time. In the event the nondisclosing party fails to notify the disclosing party of its intent to terminate within two business days after receipt of any notice hereunder, the nondisclosing party shall be deemed to have waived its right of termination as to any such breach arising out of or with respect to the events, conditions, change or occurrence described in such notice; provided, however, that any particular breach that is deemed to
             --------  -------
have been waived by the nondisclosing party may thereafter be considered by the nondisclosing party in determining the aggregate contribution of all events, conditions, changes and occurrences described by the disclosing party pursuant to this Section 5.13 toward the occurrence of a material breach by the closing party.

         5.14 PRESS RELEASES.  MAF and Bancorp shall coordinate all publicity
              --------------
relating to the transactions contemplated by this Agreement and, except as otherwise required by law, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld. Bancorp shall obtain the prior consent of MAF to the content of any communication to its stockholders.

         5.15 DELIVERY OF SUPPLEMENTS TO DISCLOSURE SCHEDULES. Five (5) business
              -----------------------------------------------
days prior to the Effective Time, Bancorp will supplement or amend the Bancorp Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Bancorp Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of Bancorp contained in Article III hereof and in order to determine the fulfillment of the conditions set forth in Article VI hereof as of the Effective Time, the Bancorp Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof and any information previously disclosed by Bancorp pursuant to Section 5.13 as to which MAF is deemed to have waived its right of termination; provided, however, that
                                                       --------  -------
delivery of such supplements containing information which causes any representation or warranty of Bancorp to be false or materially misleading will not cure any breach hereunder of such representations or warranties.

         5.16  LITIGATION MATTERS.  Bancorp will consult with MAF about any
               ------------------
proposed settlement, or any disposition of any litigation involving amounts in excess of $25,000.

         5.17  TAX OPINION.  MAF and Bancorp shall obtain a written opinion
               -----------
("Tax Opinion") of Vedder, Price, Kaufman & Kammholz addressed to MAF and Bancorp, dated the Closing Date, subject to the customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and MAF and Bancorp will each be a party to such reorganization; (b) the exchange in the Merger of MAF Common Stock for Bancorp Common Stock will not give rise to the recognition of any income, gain or loss to MAF Bancorp, or the stockholders of Bancorp with respect to such exchange except, with respect to the stockholders of Bancorp, to the extent of cash received for fractional shares; (c) the adjusted tax basis of the MAF Common Stock received by Bancorp stockholders in the Merger will equal the adjusted tax basis of the Bancorp Common Stock exchanged therefor decreased by the amount of money received in the exchange and increased by the amount of gain recognized in the exchange; (d) the holding period of the MAF Common Stock received in the Merger will include the period during which the shares of Bancorp Common Stock surrendered in exchange therefor were held, provided such shares of Bancorp Common Stock were held as a capital asset at the Effective Time; (e) the adjusted tax basis of the assets of Bancorp in the hands of MAF will be the same as the adjusted tax basis of such assets in the hands of Bancorp immediately prior to the exchange; and (f) the holding period of the assets of Bancorp transferred to MAF will include the period during which such assets were held by Bancorp prior to the exchange.

         5.18  RESOLUTION OF BANCORP BENEFIT PLANS.  Bancorp and MAF shall
               -----------------------------------
cooperate in effecting the following treatment of the Bancorp Benefit Plans, except as mutually agreed upon by MAF and Bancorp prior to the Effective Time:

         (a) At the Effective Time, MAF (or an MAF Subsidiary) shall be substituted for Bancorp as the sponsoring employer under those Bancorp Benefit Plans with respect to which Bancorp or First Federal is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Bancorp or First Federal with respect to each such plan. Except as otherwise provided herein, each such plan and any Bancorp Benefit Plan sponsored by Bancorp or First Federal shall be continued in effect by MAF or any applicable MAF Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to MAF or any applicable MAF Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. Bancorp, First Federal and MAF will use all reasonable efforts
(i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

         (b) At or as promptly as practicable after the Effective Time as MAF shall reasonably determine, MAF shall provide, or cause any MAF Subsidiary to provide, to each employee of Bancorp and First Federal as of the Effective Time ("Bancorp Employees") the opportunity to participate in each employee benefit plan and program maintained by MAF or the MAF Subsidiaries for similarly situated employees (the "MAF Benefit Plans"); provided, however, that with
                                              --------  -------
respect to such MAF Benefit Plans, Bancorp Employees shall be given credit for service with Bancorp or First Federal in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided
                                                                 --------
further that Bancorp Employees shall not be subject to any waiting periods or
-------
pre-existing condition exclusions under the MAF Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Bancorp Benefit Plans; provided
                                                                --------
further, that to the extent that the initial period of coverage for Bancorp
-------
Employees under any MAF Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Bancorp Employees shall be given credit under the applicable MAF Benefit Plans for any deductibles and co-insurance payments made by such Bancorp Employees under the Bancorp Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate MAF to provide or cause to be provided any benefits duplicative of those provided under any Bancorp Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any MAF Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any year during which benefits are accrued by Bancorp Employees under the Bancorp defined benefit plan or allocations are made to Bancorp Employees under the ESOP. Except as otherwise provided in this Agreement, the power of MAF or any First Federal or MAF Subsidiary to amend or terminate any benefit plan or program, including any

Bancorp Benefit Plan, shall not be altered or affected. Moreover, this Agreement shall not confer upon any Bancorp Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with MAF, First Federal or any MAF Subsidiary.

          (c) Concurrently with or immediately after the execution of this Agreement, Bancorp shall use its best efforts to obtain from each officer of Bancorp who is a party to an employment agreement or special termination agreement with Bancorp or First Federal a Letter of Understanding with MAF substantially in the form of Exhibit E attached hereto (the "Letter of Understanding"), relating to such executive's employment after the Effective Date and to certain matters pertaining to such executive's employment agreement or special termination agreement and benefits payable thereunder.

          (d) Notwithstanding anything in this Agreement to the contrary, all retention, severance, covenant not to compete, termination payments, acceleration of benefit vesting, and other compensation paid by Bancorp or First Federal, or as provided for in this Agreement, any Letter of Understanding, any Bancorp Benefit Plan or otherwise, including, but not limited to, any Change in Control Benefit, shall not violate any prohibitions which are imposed by the Applicable Governmental Authorities, or which the Applicable Governmental Authorities otherwise deem to constitute unsafe and unsound banking practices or unreasonable compensation giving effect to any obligations of MAF or the MAF Subsidiary as provided herein or in any Letter of Understanding.

          (e) From and after the date of this Agreement through the Effective Time, Bancorp and/or First Federal may make such contributions to the ESOP as shall reasonably be determined to repay the ESOP Loan in full prior to the Effective Time; provided, however, that all such contributions shall be deductible by Bancorp or First Federal under Section 404 of the Code, and in compliance with Section 415 of the Code and shall be in compliance with the letter agreement referred to in paragraph (f) below. Upon the earlier of the repayment of the ESOP Loan or the Effective Time, the ESOP shall be amended to provide that all accounts thereunder shall be fully vested and nonforfeitable and that the MAF Common Stock issued upon the conversion of the Bancorp Common Stock in the Merger shall become the qualifying employee security for purposes of the ESOP. From and after the Effective Time, MAF shall make, or shall cause a MAF Subsidiary to make such maximum annual contributions to the ESOP, as permitted by Sections 404 and 415 of the Code, so as to repay the ESOP Loan as promptly as practicable and to maintain the ESOP as a separate plan for the benefit of the Bancorp Employees, it being the intention of the parties that in no event will benefits under the ESOP be allocated to persons other than those persons employed by Bancorp or First Federal prior to the Effective Time. As soon as is reasonably practicable after payment in full of the ESOP Loan, MAF shall cause the ESOP to be merged into the MAF ESOP in compliance with Section 414(l) of the Code.

          (f) MAF and Bancorp agree to take certain other actions with respect to the Bancorp Benefit Plans as set forth in the letter agreement of even date herewith between MAF and Bancorp.

          5.19 TAX TREATMENT.  Neither Bancorp or First Federal nor MAF or any
               -------------
of the MAF Subsidiaries, nor any of their affiliates, shall voluntarily take any action which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code. The exercise by MAF of its rights under the Stock Option Agreement shall not be deemed a violation of this Section. In addition, MAF and Bancorp agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a tax-free reorganization under Section 368(a) of the Code; provided, however, nothing contained in this Section 5.19
                    --------  -------
shall be deemed to require MAF to take any steps which will increase the Merger Consideration provided for in Section 1.2 above.

          5.20 APPOINTMENT TO MAF BOARD OF DIRECTORS.  MAF shall, as soon as
               -------------------------------------
practicable after the Merger, cause David C. Burba to become a director of MAF and MAF Bank and elect Mr. Burba as an Executive Vice President of MAF, and in connection therewith, shall extend to Mr. Burba an Employment Agreement in form and substance acceptable to the parties thereto .

          5.21 ADVISORY BOARD.  MAF shall cause MAF Bank to create an advisory
               --------------
board (the "Advisory Board") to (a) assist in and advise with respect to integration of the operations of First Federal into those of the MAF Bank, and
(b) advise with respect to the operations of MAF Bank. Other than David C. Burba, the Advisory Board shall consist of all current members of the Board of Directors of First Federal who are members of such Board as of the Effective

Time, each of whom shall be entitled to receive per meeting fees (without reimbursement for travel expenses) equal to those currently in effect at Bancorp provided that the Advisory Board shall meet (or for purposes hereof shall be
--------
deemed to have met) at least quarterly, and may meet more frequently at the request of MAF. The Board of Directors of MAF shall review the Advisory Board function annually to consider its continuation.

                                VI.  CONDITIONS

          6.1  CONDITIONS TO THE OBLIGATIONS OF MAF.  Notwithstanding any other
               ------------------------------------
provision of this Agreement, the obligations of MAF to consummate the Merger are subject to the following conditions precedent:

          (a) All of the representations and warranties made by Bancorp in this Agreement and in any documents or certificates provided by Bancorp shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time.

          (b) Bancorp shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit MAF's ownership or operation of all or a material portion of Bancorp's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel MAF to dispose of or hold separate all or a material portion of Bancorp's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render MAF or Bancorp unable to consummate the transactions contemplated by this Agreement.

          (d) To the extent any material lease, license, loan or financing agreement or other contract or agreement to which Bancorp or any Bancorp Subsidiary, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not have a material adverse effect on Bancorp.

          (e) As of the Closing Date, there shall have been no material adverse change in the operations or financial condition of Bancorp or any Bancorp Subsidiary from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Bancorp Disclosure Schedules provided on the date of this Agreement, it being understood that any updates provided pursuant to Section 5.15 hereof do not constitute a waiver or other consent to any such material adverse change in Bancorp, except in accordance with Section 5.13.

          (f) MAF shall have received a certificate signed by the President and Chief Executive Officer of Bancorp, dated as of the Effective Time, certifying that based upon his knowledge, the conditions set forth in Sections 6.1(a) and 6.1(b) hereto have been satisfied.

          (g) Neither Bancorp nor any Bancorp Subsidiary shall be made a party to, or to the knowledge of Bancorp, threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of MAF, have or are likely to have a material adverse effect on the consolidated assets, properties, business, operations or condition, financial or otherwise, of Bancorp or the assets, properties, business, operations or condition, financial or otherwise, of any Bancorp Subsidiary, nor shall any director or officer or former director or officer of Bancorp or any Bancorp Subsidiary be made a party to, or threatened by, any actions, suits, proceedings, litigation or legal proceedings relating to their performance or nonperformance of their legal or fiduciary duties as directors and officers of Bancorp or any Bancorp Subsidiary which in the reasonable opinion of the Board of Directors of MAF is likely to have a material adverse effect on Bancorp or any Bancorp Subsidiary. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement which would make consummation of the Reorganization inadvisable in the reasonable opinion of MAF.

          (h) The Bank Merger Agreement shall have been duly authorized and approved by Bancorp and First Federal and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

          (i) Bancorp shall have caused to be delivered to MAF letters from Bancorp's independent public accountants, Cobitz, VandenBerg and Fennessy, dated the date on which the Registration Statement shall become effective, and dated the Effective Time, and addressed to MAF and Bancorp, with respect to Bancorp's consolidated financial position and results of operations, and which describes procedures which shall be consistent with applicable professional standards for "comfort" letters delivered by independent accountants in connection with comparable transactions.

          (j) MAF shall have received an opinion of Muldoon, Murphy & Faucette, counsel for Bancorp, substantially in the form of Exhibit F hereto.

          6.2  CONDITIONS TO THE OBLIGATIONS OF BANCORP. Notwithstanding any
               ----------------------------------------
other provision of this Agreement, the obligations of Bancorp to consummate the Merger are subject to the following conditions precedent:

          (a) All of the representations and warranties made by MAF in this Agreement and in any documents or certificates provided by MAF shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

          (b) MAF shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          (c) Bancorp shall have received a certificate signed by the Chief Executive Officer of MAF, dated as of the Effective Time, that based upon such Chief Executive Officer's best knowledge, the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) Bancorp shall have received an opinion of Vedder, Price, Kaufman & Kammholz, special counsel for MAF, substantially in the form of Exhibit G hereto.

          (e) The Bank Merger Agreement shall have been duly authorized and approved by MAF and MAF Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

          6.3  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES.  Notwithstanding
               --------------------------------------------
any other provision of this Agreement, the obligations of MAF on the one hand, and Bancorp on the other hand, to consummate the Merger are subject to the following conditions precedent:

          (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect.

          (b) This Agreement and the Merger shall have been duly approved by the requisite vote of the stockholders of Bancorp at a meeting duly called and held for such purpose.

          (c) MAF shall have received approvals of the Applicable Governmental Authorities as set forth in Section 1.4(i) to acquire Bancorp and to consummate the transactions contemplated hereby and all required waiting periods relating thereto shall have expired.

          (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

          (e) Each party shall have received the Tax Opinion (as contemplated in Section 5.17 above).

          6.4  LISTING ON THE NASDAQ STOCK MARKET.  The shares of MAF Common
               ----------------------------------
Stock which shall be issued to the stockholders of Bancorp upon consummation of the Merger shall have been authorized for listing on The Nasdaq Stock Market, subject to official notice of issuance.

                     VII.  TERMINATION; AMENDMENT; WAIVER

          7.1  TERMINATION.  This Agreement may be terminated at any time prior
               -----------
to the Effective Time:

          (a) By mutual written consent of the Board of Directors of MAF and the Board of Directors of Bancorp;

          (b) At any time prior to the Effective Time, by MAF or Bancorp if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application, the approval of which is a condition precedent to either party's obligations hereunder;

          (c) By either party at any time after the stockholders of Bancorp fail to approve this Agreement and the Merger in a vote taken at a meeting duly convened for that purpose;

          (d) By MAF or Bancorp in the event of the material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing conditions set forth in
Section 6.1 hereof, in the case of MAF, or Section 6.2 hereof, the case of Bancorp, except in each case, for any such breach which has been disclosed pursuant to Section 5.13 and waived by the non-disclosing party pursuant to
Section 5.13 or cured by the disclosing party prior to the Effective Time and within the time period specified in Section 5.13;

          (e) By either party on or after June 30, 1999, in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (f)  by Bancorp in accordance with Section 1.2(d) upon notice to MAF;
or

          (g) by MAF pursuant to the provisions of Section 4.3 hereof relating to the parties' being unable to agree on a course of action regarding certain environmental matters.

          7.2  TERMINATION FEE.
               ---------------

          (a) In consideration of the expenses and forgone opportunities of MAF, as a condition and inducement to MAF's willingness to enter into and perform this Agreement, provided that Bancorp has not validly terminated this Agreement pursuant to Section 7.1(d), Bancorp shall pay to MAF immediately upon demand a fee of Two Million Five Hundred Thousand dollars ($2,500,000) (the "Termination Fee") upon the earliest to occur of the following:

               (i) (A) the Board of Directors of Bancorp (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (2) shall not at the appropriate time have unanimously recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of Bancorp shall have resolved to do any of the foregoing;

               (ii) (A) Bancorp enters into an agreement or understanding with a party other than MAF providing for (1) the acquisition by any person, other than MAF or any MAF Subsidiaries, alone or together with such person's affiliates and associates or any group, of beneficial ownership of 10% or more of Bancorp Common Stock (for purposes of this Section 7.2(a)(2), the terms "group" and "beneficial ownership" shall be as defined in Section 13(d) of the Exchange Act and regulations promulgated thereunder and as interpreted thereunder); (2) a merger, consolidation, liquidation or dissolution, share exchange, business combination or any other similar transaction involving Bancorp or any Bancorp Subsidiary; (3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Bancorp or any Bancorp Subsidiary, in a single transaction or series of transactions, or (B) the public announcement of negotiations relating to or the occurrence of any of the above; or

               (iii) the announcement of a tender or exchange offer with the intent to accomplish any of the foregoing, which offer the Bancorp Board of Directors does not reject.

         (b) In the event this Agreement is terminated prior to the Effective Time for any reason other than mutual agreement of the parties pursuant to
Section 7.1(a) above, a valid termination by Bancorp pursuant to Section 7.1(d), or a valid termination by MAF pursuant to Section 7.1(g), the Termination Fee shall continue to be payable by Bancorp to MAF for a period of two years from the date hereof upon the occurrence of any of the events set forth in Section 7.2(a) above.

          7.3  EXPENSES.  Except as provided elsewhere herein, MAF and Bancorp
               --------
shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

          7.4  SURVIVAL OF AGREEMENTS.  In the event of termination of this
               ----------------------
Agreement by either MAF or Bancorp as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) the agreements contained in Sections 5.1, 5.10, 7.2 and 7.3 hereof shall survive the termination hereof; (ii) the Stock Option Agreement shall be governed by its own termination provisions; and (iii) a termination pursuant to Section 7.1(d) hereof shall not relieve a breaching party from any liability for any breach giving rise to such termination.

          7.5  AMENDMENT.  This Agreement may be amended by the parties hereto
               ---------
by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of Bancorp but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of Bancorp without the further approval of such stockholders or which in any other way adversely affects the rights of stockholders of either Bancorp or MAF without the further required approval of the stockholders so affected. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. MAF and Bancorp may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

          7.6  WAIVER.  Any term, provision or condition of this Agreement
               ------
(other than requirements for stockholders' approval and required approvals of the Applicable Governmental Authorities) may be waived in writing at any time by the party which is, or the stockholders of which are, entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same except as provided in Section 5.13. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by MAF of Bancorp or Bancorp of MAF prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

                          VIII.   GENERAL PROVISIONS

          8.1  SURVIVAL.  All representations, warranties, covenants and
               --------
agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective Time) shall not survive the Effective Time except as provided for in
Section 7.4.

          8.2  NOTICE.  All notices and other communications hereunder shall be
               ------
in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

         (a)   if to MAF:               Allen H. Koranda
                                        Chairman and Chief Executive Officer
                                        MAF Bancorp, Inc.
                                        55th & Holmes Avenue
                                        Clarendon Hills, Illinois 60514
                                        Telephone Number:  (630) 325-7300
                                        Facsimile Number:  (630) 325-0407

               copy to:                 Vedder, Price, Kaufman & Kammholz
                                        222 North LaSalle Street
                                        Chicago, Illinois  60603
                                        Attention:  Jennifer R. Evans, Esq.
                                        or          Daniel C. McKay, II, Esq.
                                        Telephone Number:  (312) 609-7500
                                        Facsimile Number:  (312) 609-5005

          (b)  if to Bancorp:           David C. Burba
                                        President
                                        Westco Bancorp, Inc.
                                        2121 South Mannheim Road
                                        Westchester, Illinois  60154
                                        Telephone Number:  (708) 865-1100
                                        Facsimile Number:  (708) 865-1135

               copy to:                 Muldoon, Murphy & Faucette
                                        5101 Wisconsin Avenue, N.W.
                                        Washington, D.C.  20016
                                        Attention:  Lori M. Beresford, Esq.
                                        Telephone Number:  (202) 362-0840
                                        Facsimile Number:  (202) 966-9409

          8.3  SPECIFIC ENFORCEABILITY.  The parties recognize and hereby
               -----------------------
acknowledge that it may be impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance. The parties hereto agree that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

          8.4  APPLICABLE LAW.  This Agreement shall be construed and
               --------------
interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

          8.5  HEADINGS, ETC.  The article headings and section headings
               -------------
contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.6  SEVERABILITY.  If any term, provision, covenant or restriction
               ------------
contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

          8.7  ENTIRE AGREEMENT; BINDING EFFECT; NONASSIGNMENT; COUNTERPARTS.
               -------------------------------------------------------------
Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

          8.8  STANDARDS.
               ---------

          (a) Either party's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request by the other party or as directed under this Agreement; (b) as used in this Agreement, the term "material adverse effect" means an effect which is material and adverse to the business, financial condition or results of operations of Bancorp or MAF, as the context may dictate, and its subsidiaries taken as a whole; provided, however, that any such effects resulting from any changes in law, rule or regulation or generally accepted accounting principles or interpretations thereof that apply to both MAF and MAF Bank or Bancorp and First Federal, as the case may be, shall not be considered in determining if a material adverse effect has occurred; and (c) for purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of any of the members of the Board of Directors of that party, its counsel or any officer of that party with the title ranking not less than senior vice president.

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                                             MAF Bancorp, Inc.

                                             By:  /s/ Allen Koranda
                                                 ------------------------------
                                             Its: Chairman and CEO
/s/ Carolyn Pihera
-------------------------------
        Secretary
                                             Westco Bancorp, Inc.

                                             By:  /s/ David C. Burba
                                                 ------------------------------
                                             Its:  Chairman
/s/ Mary S. Suffi
-------------------------------
        Secretary

                                                                       EXHIBIT B
                                                                       ---------


                           FORM OF OPTION AGREEMENT

          This Option Agreement (the "Agreement") is entered into as of August 17, 1998, by and between Westco Bancorp, Inc., a Delaware corporation ("Bancorp"), and MAF Bancorp, Inc., a Delaware corporation ("MAF").

          WHEREAS, MAF and Bancorp have entered into an Amended and Restated Agreement and Plan of Reorganization dated as of August 17, 1998 (the "Merger Agreement") providing, among other things, for the merger ("Merger") of Bancorp with and into MAF, with MAF as the surviving corporation;

          WHEREAS, in connection with the Merger, each share of outstanding common stock of Bancorp, par value $0.01 per share ("Bancorp Common Stock"), would be converted into the right to receive 1.395 shares of common stock of MAF, par value $0.01 per share ("Merger Consideration");

          WHEREAS, MAF has expressly indicated to Bancorp that it would be unwilling to enter into the Merger Agreement and consummate the transactions contemplated thereby without the benefit of this Option Agreement; and

          WHEREAS, in order to encourage MAF to proceed with the Merger and to prepare required federal and state applications for approvals and filings from the Applicable Governmental Authorities and to incur substantial expense in connection therewith, Bancorp has determined that it is in its best interests to grant to MAF an option to purchase additional shares of its authorized but unissued Bancorp Common Stock. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, Bancorp and MAF agree as follows:

          1.   GRANT OF OPTION.  Subject to the terms and conditions set forth
               ---------------
herein, Bancorp hereby grants to MAF an option (the "Option") to purchase up to 617,685 fully paid and nonassessable shares (the "Option Shares") of Bancorp Common Stock at a purchase price of $26.35 per share (such price, as adjusted if applicable, the "Purchase Price"). Notwithstanding anything contained herein or in the Merger Agreement to the contrary, the amount that MAF (including any successor-in-interest, affiliate or transferee) shall be entitled to receive, whether as (a) consideration for the Option Shares or the Option (including, without limitation, any payments in the form of Repurchase Consideration) from any Person, including Bancorp (whether in a single transaction or a series of transactions), less any Purchase Price actually paid by MAF, or (b) costs, fees and expenses or other reimbursement amounts paid to MAF pursuant to Section 7.2 of the Merger Agreement shall not exceed $4,000,000 in the aggregate (the "Limit"). In the event that MAF receives or is entitled to receive consideration and/or payments described in (a) and (b) above in excess of the Limit, such excess amount shall be deemed to be held in constructive trust by MAF for the benefit of Bancorp and shall be immediately paid by MAF to Bancorp at the time and in the form such amount is received by MAF. Each certificate evidencing Option Shares issued to MAF upon exercise of the Option shall bear a legend in form and substance acceptable to Bancorp to the effect that such shares are subject to the foregoing restrictions. The foregoing restrictions with respect to the Limit shall expire and be of no further force and effect on the day after the second anniversary of the occurrence of a Triggering Event (as defined below).

          2.   EXERCISE OF OPTION.
               ------------------

          (a) The Option may be exercised in whole or in part prior to the termination of this Agreement and after the occurrence of a Triggering Event, as defined in Section 4 hereof. In the event that MAF desires to exercise the Option at any time, MAF shall notify Bancorp as to the number of shares of Common Stock it wishes to purchase and a place and date, not less than 2 business days nor more than 10 business days after the date such notice is given (the "Closing Date"), for the closing of such purchase; provided, however, that
                                                        --------  -------
notwithstanding the establishment of such Closing Date, the consummation of the exercise of the Option may take place only after all regulatory or supervisory agency approvals required by any applicable law, rule or regulation shall have been obtained and each such approval shall have become final. Bancorp shall fully cooperate with MAF in the filing of the required notice or application for approval and the obtaining of any such approval.

          (b) On the Closing Date, MAF shall (i) pay to Bancorp, in immediately available funds by wire transfer to a bank account designated by Bancorp, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on the Closing Date, and (ii) present and surrender this Agreement to Bancorp at the address of Bancorp specified in Section 11(f) hereof.

          (c) On the Closing Date, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in
Section 2(b) above, (i) Bancorp shall deliver to MAF a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and, if the Option is exercised in part only, an executed agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Option Shares hereunder, and (ii) MAF shall deliver to Bancorp a letter agreeing that MAF shall not offer to sell or otherwise dispose of the Option Shares in violation of the provisions of this Agreement.

          (d) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

         THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, STATE SECURITIES LAWS AND PURSUANT TO THE TERMS OF AN OPTION AGREEMENT DATED AS OF AUGUST 17, 1998. A COPY OF SUCH OPTION AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY WESTCO BANCORP, INC. OF A WRITTEN REQUEST THEREFOR.

The above legend shall be removed by delivery of substitute certificate(s) without the legend if MAF shall deliver to Bancorp a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Bancorp and its counsel, to the effect that the legend is not required for purposes of the Securities Act of 1933, as amended (the "1933 Act").

          (e) Upon the giving of written notice of exercise by MAF to Bancorp and the tender of the applicable purchase price in immediately available funds, MAF shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Bancorp shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to MAF. Bancorp shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of MAF or its assignee, transferee or designee.

          3.   TERMINATION OF OPTION.  The Option shall terminate and be of no
               ---------------------
further force and effect upon the earliest to occur of: (i) the Effective Time (as defined in the Merger Agreement), (ii) twenty-four (24) months after the occurrence of a Triggering Event (as defined below), (iii) valid termination of the Merger Agreement by Bancorp pursuant to Section 7.1(d) of the Merger Agreement, (iv) termination of the Merger Agreement by MAF pursuant to Section 7.1(g) of the Merger Agreement, (v) termination of the Merger Agreement pursuant to Section 7.1(a) of the Merger Agreement, or (vi) twelve (12) months after the termination of the Merger Agreement for any other reason.

          4.   CONDITIONS TO EXERCISE.  MAF may exercise the Option, in whole or
               ----------------------
in part, at any time prior to its termination following the occurrence of a Triggering Event. The term "Triggering Event" shall mean the occurrence of any of the following events:

          (a) if the Board of Directors of Bancorp shall withdraw its support of the Merger by resolution or by authorization of specific action inconsistent with consummation of the Merger, or if it fails to recommend approval of the Merger;

          (b) a Person (as defined by Section 13(d)(3)(e) of the 1933 Act), other than MAF or an affiliate of MAF:

               (i) acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of ten percent (10%) or more of the then outstanding Common Stock of Bancorp or securities representing, or the right or option to acquire beneficial ownership of, or to vote securities representing, ten percent (10%) or more of the then outstanding Common Stock of Bancorp, and after the occurrence of such acquisition the Board of Directors of Bancorp (A) recommends such acquisition to its stockholders for acceptance, (B) fails to undertake such acts as MAF reasonably requests to oppose such acquisition (provided that in so doing Bancorp does not incur significant legal expense), or (C) fails to recommend or withdraws its approval of the Merger Agreement to the stockholders of Bancorp;

               (ii) enters into an agreement with Bancorp pursuant to which such Person or any affiliate of such Person would (A) merge or consolidate, or enter into any similar transaction, with Bancorp or
          (B) acquire all or substantially all of the assets of Bancorp; or

               (iii) makes a bona fide proposal (a "Proposal") for any merger, consolidation or acquisition of all or substantially all the assets of Bancorp or other business combination involving Bancorp, and thereafter, but before such Proposal has been Publicly Withdrawn (defined below), Bancorp willfully commits any material breach of any covenant of the Merger Agreement and such breach (A) would entitle MAF to terminate the Merger Agreement without regard to the cure periods provided for therein, (B) is not cured and (C) would materially interfere with Bancorp's ability to consummate the Merger or materially reduce the value of the transaction to MAF.

The phrase "Publicly Withdrawn" for purposes of clause (iii) above shall mean an unconditional bona fide withdrawal of the Proposal or a formal rejection of such Proposal by Bancorp in writing. Bancorp shall notify MAF promptly in writing of the occurrence of any of the events set forth in paragraphs (b)(i), (ii), or
(iii) above, it being understood that the giving of such notice by Bancorp shall not be a condition to the right of MAF to transfer or exercise the Option.

          5.   REPRESENTATIONS AND WARRANTIES OF BANCORP.  Bancorp hereby
               -----------------------------------------
represents and warrants to MAF as follows:

          (a) Bancorp has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein (including, without limitation, the approval of OTS, if necessary), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bancorp. This Agreement has been duly executed and delivered by Bancorp.

          (b) Bancorp has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver the Option Shares upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Common Stock necessary for MAF to exercise the Option, and Bancorp will take all necessary corporate action to authorize and reserve for issuance all additional shares of Common Stock or other securities which may be issued upon exercise of the Option. The Option Shares, including all additional shares of Bancorp Common Stock or other securities which may be issuable pursuant to Section 7 hereof, upon issuance pursuant hereto and payment therefor, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Bancorp.

          (c) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Bancorp of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause
(ii), give any other person the ability to prevent or enjoin Bancorp's performance under this Agreement.

          (d) Bancorp agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Bancorp except pursuant to the Merger;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS or to any federal or state regulatory authority is necessary before the Option may be exercised, cooperating fully with MAF in preparing such applications or notices and providing such information to the OTS or such federal or state regulatory authority as it may require) in order to permit MAF to exercise the Option and Bancorp duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of MAF against dilution on or prior to the Closing Date.

     6.   REPRESENTATIONS AND WARRANTIES OF MAF.  MAF hereby represents and
          -------------------------------------
warrants to Bancorp that:

     (a) MAF has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by MAF.

     (b) The Option is not being, and any Option Shares or other securities acquired by MAF upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act, as amended.

     7.   ADJUSTMENT UPON CHANGES IN CAPITALIZATION; REPURCHASE OF OPTION.
          ---------------------------------------------------------------

     (a) In the event of any change in Bancorp Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that MAF shall receive, upon exercise of the Option, the number and class of shares or other securities or property that MAF would have received in respect of Bancorp Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Bancorp Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Bancorp Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Bancorp Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Bancorp Common Stock then issued and outstanding, after giving effect to any shares subject to or issued pursuant to the Option.

     (b) If a Triggering Event described in Section 4(b) shall occur and the transaction that is the subject of such Triggering Event is consummated, or if any Person other than MAF or an Affiliate of MAF acquires beneficial ownership of 50% or more of the then outstanding shares of Bancorp Common Stock, Bancorp, if requested by MAF, shall pay to MAF, in lieu of delivery of the Option Shares, an amount in cash equal to the Spread multiplied by the total number of Option Shares for which the Option is exercisable (such aggregate amount is referred to as the "Repurchase Consideration"). As used herein, "Spread" shall mean the excess, if any, over the Purchase Price (as defined in Section 1) of the higher of (i) highest closing price per share of Bancorp Common Stock as reported on The Nasdaq Stock Market ("NASDAQ") within six months immediately preceding the date that MAF requests cash in lieu of shares pursuant to this Section (the "Request Date"), (ii) the price per share of Common Stock at which a tender offer or an exchange offer therefor has been made, (iii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Bancorp, or (iv) in the event of a sale of all or a substantial portion of Bancorp's assets the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Bancorp determined by a nationally recognized investment banking firm mutually selected by MAF, on the one hand, and Bancorp, on the other, divided by the number of shares of Common Stock of Bancorp outstanding at the time of such sale. In determining the Repurchase Consideration, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm mutually selected by MAF, on the one hand, and Bancorp on the other.

     (c) Upon exercise of its right to receive cash pursuant to this Section, any and all obligations of MAF to make payment pursuant to Section 2(b) and all obligations of Bancorp to deliver a certificate or certificates representing shares of Common Stock pursuant to Section 2(b) shall be terminated. If MAF exercises its rights under this Section 7, Bancorp shall, within 10 business days after the Request Date, pay the Repurchase Consideration to MAF in immediately available funds, and MAF shall surrender to Bancorp the Option. Notwithstanding the foregoing, to the extent that prior notification to or approval of the OTS or other regulatory authority is required in connection with the payment of all or any portion of the Repurchase Consideration, MAF shall have the ongoing option to revoke its request for repurchase pursuant to Section 7(b) or to require that Bancorp deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and Bancorp shall cooperate with MAF in the filing of any such notice or application and the obtaining of any such approval). If the OTS or any other regulatory authority disapproves of any part of Bancorp's proposed repurchase pursuant to Section 7(b), Bancorp shall promptly give notice of such fact to MAF and MAF shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date.

     8.   REGISTRATION RIGHTS.
          -------------------

     (a) Upon the occurrence of a Triggering Event Bancorp shall, at the request of MAF delivered at the time of and together with a written notice of exercise in accordance with Section 2 hereof and promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and to remain effective for up to 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary in order to permit the sale or other disposition of any shares of Bancorp Common Stock issued upon total or partial exercise of this Option in accordance with any plan of disposition requested by MAF. MAF will provide such information as may be necessary for Bancorp's preparation of such a registration statement, and any such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact nor will such information omit to state any material facts with respect to MAF or its intended plan of disposition of Option Shares. The foregoing notwithstanding, if, at the time of any request by MAF for registration of Option Shares as provided above, Bancorp is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith reasonable judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of MAF's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Bancorp, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced ("Underwriter Reduction"); provided, however, that after any such
                                   --------  -------
required reduction, the number of Option Shares to be included in such offering for the account of MAF shall constitute at least 50% of the total number of shares to be sold by MAF and Bancorp in the aggregate; provided, further,
                                                       --------  -------
however, that if such reduction occurs, then Bancorp shall file a registration
-------
statement for the balance as promptly as practical and no reduction shall thereafter occur. If requested by MAF in connection with such registration, Bancorp shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Bancorp.

     (b) If after the occurrence of a Triggering Event, Bancorp effects a registration under the 1933 Act of Bancorp Common Stock for its own account or for any other stockholders of Bancorp (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow MAF the right to participate in such registration, and such participation shall not affect the obligation of Bancorp to effect a registration statement for MAF under Section 8(a) above; provided, however, that
                                                         --------  -------
if the circumstances give rise to an Underwriter Reduction as provided in 8(a) above then the procedure set forth in Section 8(a) governing the number of Option Shares to be included in such registration shall apply.

     (c) In connection with any registration pursuant to this Section 8, Bancorp and MAF shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Any registration statement prepared and filed under this Section 8 and any sale covered thereby shall be at Bancorp's expense except for underwriting discounts or commissions, brokers' fees, taxes and the fees and disbursements of MAF's counsel related thereto.

     9.  SUBSTITUTE OPTION.
         -----------------

     (a) In the event that prior to the termination of the Option, Bancorp shall enter into an agreement (i) to consolidate with or merge into any person, other than MAF or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than MAF or one of its subsidiaries, to merge into Bancorp and Bancorp shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than MAF or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of MAF, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Bancorp (if other than Bancorp), (ii) Bancorp in a merger in which Bancorp is the continuing or surviving person, and (iii) the transferee of all or substantially all of Bancorp's assets.

          (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

          (3) "Assigned Value" shall mean the highest of (i) the price per share of common stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of common stock to be paid by any third party pursuant to an agreement with Bancorp, or (iii) in the event of a sale of all or substantially all of Bancorp's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Bancorp as determined by a nationally recognized investment banking firm selected by MAF divided by the number of shares of Common Stock of Bancorp outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by MAF.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, however, that if Bancorp is
                                         --------  -------
     the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Bancorp or by any company which controls or is controlled by such person, as MAF may elect.

     (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to MAF. The issuer of the Substitute Option shall also enter into an agreement with MAF in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     (f) Bancorp shall not enter into any transaction described in subsection
(a) of this Section 9 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Bancorp hereunder.

     10.  LISTING.  If Bancorp Common Stock to be acquired upon exercise of the
          -------
Option is then authorized for listing on the NASDAQ or on any other national securities exchange or automated quotation system, Bancorp will promptly file an application to authorize for listing the shares of Bancorp Common Stock to be acquired upon exercise of the Option on the NASDAQ or such other securities exchange or quotation system and will use its best efforts to obtain approval of such listing as soon as practicable.

     11.  MISCELLANEOUS.
          -------------

     (a) Expenses.  Except as otherwise provided in Section 8, each of the
         --------
parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment.  Any provision of this Agreement may be waived at
         --------------------
any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability.  This
         ----------------------------------------------------------
Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit MAF to acquire, or does not require Bancorp to repurchase, the full number of shares of Bancorp Common Stock as provided herein, it is the express intention of Bancorp to allow MAF to acquire or to require Bancorp to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law.  This Agreement shall be governed and construed in
         -------------
accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings.  The descriptive headings contained herein are
         --------------------
for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices.  All notices and other communications hereunder shall be in
         -------
writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to MAF, addressed to:

            MAF Bancorp, Inc.
            55th & Holmes
            Clarendon Hills, Illinois  60514
            Telecopy:  (630) 325-0407
            Attention:   Mr. Allen H. Koranda
     with a copy to:

            Vedder, Price, Kaufman & Kammholz
            222 North LaSalle Street
            Chicago, Illinois 60601-1003
            Telecopy:  (312) 609-5005
            Attention:   Jennifer R. Evans, Esq.
                         Daniel C. McKay II, Esq.

     If to Bancorp, addressed to:

            Westco Bancorp, Inc.
            2121 South Mannheim Road
            Westchester, Illinois  60154
            Telecopy:  (708) 865-1135
            Attention:   David C. Burba, President

     with a copy to:

            Muldoon, Murphy & Faucette
            5101 Wisconsin Avenue, N.W.
            Washington, D.C.  20016
            Attention:   Lori M. Beresford, Esq.
            Telephone Number:   (202) 362-0840
            Facsimile Number:   (202) 966-9409.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     (g) Counterparts. This Agreement and any amendments hereto may be executed
         ------------
in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment.  TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN
         ----------
PROVISIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that MAF may assign this Agreement to a wholly owned subsidiary of MAF. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     (i) Further Assurances. In the event of any exercise of the Option by MAF,
         ------------------
Bancorp and MAF shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may
         --------------------
be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Bancorp and MAF have caused this Option Agreement to be signed by their respective officers, all as of the day and year first written above.

                                    MAF Bancorp, Inc.


                                    By:____________________________________
                                    Its:___________________________________

____________________________
Secretary


                                    Westco Bancorp, Inc.


                                    By:____________________________________
                                    Its:___________________________________

____________________________
Secretary

                                                                       EXHIBIT C
                                                                       ---------
                                    FORM OF
                             BANK MERGER AGREEMENT
                             ---------------------


     This BANK MERGER AGREEMENT is made and entered into as of __________, 1998, by and between MID AMERICA BANK, FSB, a federally chartered stock savings bank ("MAF Bank"), and FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WESTCHESTER, a federally chartered stock savings and loan association ("First Federal").

                             W I T N E S S E T H:

     WHEREAS, MAF Bancorp, Inc., a Delaware corporation and sole stockholder of MAF Bank ("MAF"), and Westco Bancorp, Inc. ("Bancorp"), a Delaware corporation and sole stockholder of First Federal, entered into an Amended and Restated Agreement and Plan of Reorganization dated as of August 17, 1998 (the "Holding Company Merger Agreement");

     WHEREAS, pursuant to the terms and conditions set forth in the Holding Company Merger Agreement, Bancorp shall be merged with and into MAF (the "Holding Company Merger");

     WHEREAS, pursuant to the Holding Company Merger Agreement, MAF and Bancorp have agreed to cause First Federal to merge with and into MAF Bank pursuant to the terms and conditions set forth in this Bank Merger Agreement (the "Bank Merger");

     WHEREAS, MAF Bank has 2,000 shares of common stock outstanding, par value $.01 per share, and First Federal has 1000 shares of common stock outstanding, par value $1.00 per share; and

     WHEREAS, MAF Bank and First Federal intend the Bank Merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Holding Company Merger Agreement, the parties hereto agree as follows:

                           ARTICLE I -- DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     1.1  "EFFECTIVE TIME"  shall mean the date and time at which the Bank
          ----------------
Merger becomes effective as provided in Section 2.2 of this Bank Merger
Agreement.

     1.2  "FDIC" shall mean the Federal Deposit Insurance Corporation.
          ------

     1.3  "MERGING INSTITUTIONS" shall collectively refer to First Federal and
          ----------------------
MAF Bank.

     1.4  "OTS" shall mean the Office of Thrift Supervision.
          -----

     1.5  "SURVIVING BANK" shall refer to MAF Bank as the surviving bank of
          ----------------
the Bank Merger. The location of the home office and any other offices of the Surviving Bank shall be as set forth in Exhibit C-1 hereto.

                       ARTICLE II -- TERMS OF THE MERGER

     2.1  THE BANK MERGER.
          ---------------

     (a) Subject to the terms and conditions set forth in the Holding Company Merger Agreement, at the Effective Time, First Federal shall be merged with and into MAF Bank pursuant to applicable laws and regulations, including but not limited to the rules and regulations of the OTS and, if applicable, the FDIC. MAF Bank shall be the Surviving Bank of the Bank Merger and shall continue to be regulated by OTS.

     (b) As a result of the Bank Merger, (i) each share of common stock, par value $1.00 per share, of First Federal issued and outstanding immediately prior to the Effective Time shall be cancelled and (ii) each share of common stock, par value $.01 per share, of MAF Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.

     (c) Upon the Effective Time, all assets and property of the Merging Institutions shall immediately, without any further act, become the property of the Surviving Bank to the same extent as they were the property of the Merging Institutions, and the Surviving Bank shall be a continuation of the entity that absorbed the Merging Institutions. All rights and obligations of the Merging Institutions shall remain unimpaired, and the Surviving Bank shall, upon the Effective Time, succeed to all those rights and obligations.

     (d) Without limiting the terms and provisions of Section 2.1(c) above, as a result of the Bank Merger, the Surviving Bank shall assume and succeed, in accordance with 12 C.F.R. (S)563b.3(f)(3), to all of the rights and obligations of First Federal relating to its liquidation account, which liquidation account was established in connection with the conversion of First Federal from the mutual to stock form of organization.

     2.2  EFFECTIVE TIME.  The Bank Merger shall become effective upon filing
          --------------
Articles of Combination with the OTS in accordance with the OTS' approval of the Bank Merger and 12 CFR (S) 552.13. The Bank Merger shall not be effective unless and until approved by the OTS.

     2.3  NAME OF THE SURVIVING BANK.  The name of the Surviving Bank shall be
          --------------------------
"Mid America Bank, fsb."

     2.4  CHARTER.  On and after the Effective Time, the Charter of MAF Bank
          -------
shall be the Charter of the Surviving Bank, until amended in accordance with applicable law.

     2.5  BYLAWS.  On and after the Effective Time, the Bylaws of MAF Bank
          ------
shall be the Bylaws of the Surviving Bank, until amended in accordance with the MAF Bank Charter and applicable law.

     2.6  DIRECTORS AND OFFICERS.  On and after the Effective Time, until
          ----------------------
changed in accordance with the Charter and Bylaws of the Surviving Bank: (i) the directors of the Surviving Bank shall be the directors of MAF Bank immediately prior to the Effective Time, except that David C. Burba shall become a director of the Surviving Bank and be elected as an Executive Vice President of the Surviving Bank as soon as practicable after the Effective Time; and (ii) the officers of the Surviving Bank shall be the officers of MAF Bank immediately prior to the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Charter and Bylaws of the Surviving Bank. The number, names and residence addresses, and terms of directors of the Surviving Bank are as set forth in Exhibit C-2 hereto.

     2.7  ADVISORY BOARD.  MAF Bank shall create an advisory board (the
          --------------
"Advisory Board") to (a) assist in and advise with respect to integration of the operations of First Federal into those of MAF Bank, and (b) advise with respect to the operations of the Surviving Bank. Other than David C. Burba, the Advisory Board shall consist of all members of the Board of Directors of First Federal who are members of such Board as of the Effective Time, each of whom shall be entitled to receive per meeting fees (without reimbursement for travel expenses, unless travel to a meeting to be held outside the Chicago metropolitan area is required by MAF or MAF Bank) equal to those fees currently in effect; provided that the Advisory Board shall meet (or for purposes hereof shall be deemed to have met) at least quarterly, and may meet more frequently at the request of MAF. MAF shall review the Advisory Board function as of the first anniversary of the Effective Time, and annually thereafter to consider its continuation.

     2.8  SAVINGS ACCOUNTS.  The savings accounts of the Surviving Bank issued
          ----------------
after the Effective Time shall be issued on the same basis as savings accounts had been issued by MAF Bank prior to the Bank Merger.

     2.9  TAX OPINION.  MAF and Bancorp agree to obtain a written opinion ("Tax
          -----------
Opinion") of Vedder, Price, Kaufman & Kammholz, addressed to MAF and Bancorp, dated the Closing Date, subject to the customary representations and assumptions referred to therein, and substantially to the effect that: (a) the Bank Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and MAF Bank and First Federal will each be a party to such reorganization; (b) the transactions contemplated in the Bank Merger will not give rise to the recognition of income, gain or loss to MAF, MAF Bank, Bancorp, First Federal or the stockholders of Bancorp with respect to such exchange except, with respect to the stockholders of Bancorp, to the extent of cash received for fractional shares; (c) the adjusted tax basis of the assets of First Federal in the hands of MAF Bank will be the same as the adjusted tax basis of such assets in the hands of First Federal immediately prior to the Bank Merger; (d) the holding period of the assets of First Federal transferred to MAF Bank will include the period during which such assets were held by First Federal prior to the Bank Merger; and (e) the adjusted tax basis of the MAF Bank stock constructively received by MAF will be the same as the adjusted tax basis of the First Federal stock constructively surrendered by MAF in exchange therefor.

                          ARTICLE III -- MISCELLANEOUS

     3.1  CONDITIONS PRECEDENT.  The respective obligations of each party under
          --------------------
this Bank Merger Agreement shall be subject to (i) the approval of this Bank Merger Agreement by MAF, in its capacity as sole stockholder of the MAF Bank,
(ii) the approval of this Bank Merger Agreement by Bancorp, in its capacity as sole stockholder of First Federal, (iii) MAF and MAF Bank shall have received the approval of the OTS and the Federal Deposit Insurance Corporation (if applicable) to consummate the transactions contemplated herein, and (iv) the consummation of the Holding Company Merger.

     3.2  AMENDMENTS.  To the extent permitted by law, this Bank Merger
          ----------
Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

     3.3  SUCCESSORS. This Bank Merger Agreement shall be binding on the
          ----------
successors of MAF Bank and First Federal.

     IN WITNESS WHEREOF, and in accordance with the procedures set forth in the rules and regulation of the OTS and other applicable law, MAF Bank and First Federal have caused this Bank Merger Agreement to be executed by their duly authorized representatives as of the date first above indicated.

                                             MID AMERICA BANK, FSB
ATTEST:


By:_____________________________             By:_____________________________
Its:____________________________             Its:____________________________



                                             FIRST FEDERAL SAVINGS AND LOAN
                                             ASSOCIATION OF WESTCHESTER
ATTEST:


By:_____________________________             By:_____________________________
Its:____________________________             Its:____________________________

                                                                       EXHIBIT D
                                                                       ---------
                           FORM OF AFFILIATE LETTER
                           ------------------------


MAF Bancorp, Inc.
55th & Holmes Avenue
Clarendon Hills, Illinois  60514

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Westco Bancorp, Inc., a Delaware corporation ("Bancorp"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations ("Rules and Regulations") of the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Amended and Restated Agreement and Plan of Reorganization dated as of August 17, 1998 ("Agreement"), by and between MAF Bancorp, Inc., a Delaware corporation ("MAF"), and Bancorp pursuant to which Bancorp shall be merged with and into MAF (the "Merger") and the stockholders of Bancorp shall receive shares of common stock, par value $0.01 per share, of MAF ("MAF Common Stock") in exchange for shares of common stock, par value $0.01 per share, of Bancorp ("Bancorp Common Stock").

     As a result of the Merger, I may receive shares of MAF Common Stock in exchange for shares (or upon exercise of options to purchase shares or upon the exercise by me of rights under certain option plans of Bancorp that become exercisable upon the consummation of the Merger) owned by me of Bancorp Common Stock ("MAF Securities").

     I represent, warrant and covenant to MAF that in the event I receive any shares of MAF Securities as a result of the Merger:

     A. I shall not make any sale, transfer or other disposition of MAF Securities in violation of the Act or the Rules and Regulations.

     B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of MAF Securities to the extent I felt necessary, with my counsel or counsel for Bancorp.

     C. I have been advised that the issuance of MAF Securities to me pursuant to the Merger shall be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because (a) at the time the Merger shall be submitted for a vote of the stockholders of Bancorp, I may be deemed to be an affiliate of Bancorp and (b) the distribution by me of MAF Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of MAF Securities issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to MAF, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. I understand that, except as provided in the Agreement, MAF is under no obligation to register the sale, transfer or other disposition of MAF Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     E. I also understand that stop transfer instructions will be given to MAF's transfer agents with respect to MAF Securities issued to me and that there will be placed on the certificates for MAF Securities issued to me, or any substitutions therefor, a legend stating in substance:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES.

          THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AUGUST 17, 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND MAF BANCORP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MAF BANCORP, INC."

     F. I also understand that, unless the sale or transfer by me of MAF Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, MAF reserves the right to put the following legend on the certificates issued to my transferee:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     G. I hereby agree that at any meeting of the stockholders of Bancorp however called, and in any action by written consent to the stockholders of Bancorp, I (solely in my capacity as a stockholder) shall vote the Bancorp Common Stock which I am entitled to vote (a) in favor of the Merger and the transactions contemplated by the Merger Agreement; (b) against any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation of Bancorp under the Merger Agreement; and (c) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement, including, but not limited to: (i) any change in the management or Board of Directors of Bancorp, except as otherwise agreed to in writing by MAF; (ii) any change in the present capitalization or dividend policy of Bancorp; or (iii) any other material change in Bancorp's corporate structure or business.

     H. I agree not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement and the transactions contemplated thereby.

     I. I agree to use my best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated.

     J. Prior to the Effective Time (as defined in the Merger Agreement), I will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined below)), or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Bancorp Common Stock owned of record or beneficially by me, whether such shares of Bancorp Common Stock are owned of record or beneficially by me on the date of the Merger Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (i) for transfers by will or by operation of law (in which case this letter agreement shall bind the transferee); (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of MAF; or (iii) as MAF may otherwise agree in writing.

     K. I represent that (i) I have the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement; (ii) this letter agreement constitutes a valid and binding agreement with respect to me, enforceable against me in accordance with its terms; and
(iii) I own the shares of Bancorp Common Stock free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens") except as noted below, and have sole and unrestricted voting power with respect in such shares of Bancorp Common
Stock:

                          __________________________
                          __________________________
                          __________________________

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Bancorp as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                             Very truly yours,


                                             _______________________________
                                             Name:


Accepted and Agreed to this _____            Number of Shares of
day of ___________, 1998, by                 Westco Common Stock_____


MAF Bancorp, Inc.


By: ___________________
    Name:
    Title:

                                                                      APPENDIX B
                                                                      ----------

                                                               November __, 1998

Board of Directors
Westco Bancorp, Inc.
2121 South Mannheim Road
Westchester, IL 60154

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Westco Bancorp, Inc. ("Westco") of the consideration to be received by such stockholders in the proposed merger (the "Merger") of Westco with and into MAF Bancorp, Inc. ("MAF'), pursuant to the Amended and Restated Agreement and Plan of Reorganization dated as of August 17, 1998, between Westco and MAF (the "Merger Agreement"). Under the terms of the Merger, stockholders of Westco will receive
1.395 shares of MAF's common stock (the "Exchange Ratio"), as described in the Agreement for each of their shares of common stock, par value $.01 per share of Westco. It is our understanding that the Merger will be accounted for as a purchase accounting transaction under generally accepted accounting principles.

     Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Westco and MAF and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Westco and MAF for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of Westco in rendering this fairness opinion and will receive a fee from Westco for our services.

     In rendering our opinion, we have (i) reviewed, among other things, the Merger Agreement, Annual Reports to Stockholders and Annual Reports on Form 10-K of Westco and MAF for the three most recent fiscal years, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Westco and MAF, and certain internal financial analyses and forecasts for Westco prepared by management; (ii) held discussions with members of senior management of Westco and MAF regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for MAF with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the thrift industry; and (v) performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Westco as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Westco and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed, without independent verification, that the aggregate allowances for loan losses for Westco and MAF are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Westco or MAF, nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Westco and MAF; (ii) the assets and liabilities of Westco and MAF; and (iii) the nature and terms of certain other merger transactions involving thrift and bank holding companies. We have also taken into account our assessment of general

Westco Bancorp, Inc.
Board of Dorectors
Page 2

economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the common stockholders of Westco.

                                           Very truly yours,

                                           KEEFE, BRUYETTE & WOODS, INC.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles Tenth and Eleventh of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

a. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

b. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

c. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General

     Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article, or otherwise shall be on the Corporation.

d. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

e. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

f. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ELEVENTH:

     A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ITEM 21.  EXHIBITS

  2 Amended and Restated Agreement and Plan of Reorganization dated as of August 17, 1998, by and between MAF Bancorp, Inc. and Westco Bancorp, Inc. (included as Appendix A to the Proxy Statement/Prospectus).

  3.1 Certificate of Incorporation of MAF Bancorp, Inc., as amended (incorporated by reference to Exhibit 3(i) to Registrant's June 30, 1996 Form 10-K, File No. 0-18121).

  3.2 By-Laws of MAF Bancorp, Inc., as amended (incorporated by reference to Exhibit 3 to Registrant's 1990 Form 10-K, File No. 0-18121).

  5 Opinion of Vedder, Price, Kaufman & Kammholz regarding legality of the securities being registered.

  8 Opinion of Vedder, Price, Kaufman & Kammholz regarding certain federal income tax matters.

  21      Subsidiaries of the Registrant.

  23.1    Consent of KPMG Peat Marwick LLP.

  23.2    Consent of Cobitz, VandenBerg & Fennessey.

  23.3    Consent of Keefe, Bruyette & Woods.

  23.4 Consent of Vedder, Price, Kaufman & Kammholz (included in their opinions filed as Exhibits 5 and 8).

  24      Power of Attorney (set forth on Signature page to Registration
          Statement).

  99.1    Form of Proxy for Westco Bancorp, Inc.

  99.2 Option Agreement dated as of August 17, 1998 by and between MAF Bancorp, Inc. and Westco Bancorp, Inc. (included as Exhibit B to the Amended and Restated Agreement and Plan of Reorganization included as Appendix A to the Proxy Statement/Prospectus).

  99.3 Form of Affiliate Letter dated August 17, 1998, as amended, between MAF Bancorp, Inc. and each of the directors and executive officers of Westco Bancorp, Inc. (included as Exhibit D to the Amended and Restated Agreement and Plan of Reorganization included as Appendix A to the Proxy Statement/Prospectus).

  99.4 Those portions of Westco Bancorp's 1997 Annual Report to Stockholders contained under the captions "Corporate Information," "Selected Consolidated Financial Data and Other Data of the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (incorporated by reference to the referenced portions of Exhibit 13 to Westco Bancorp's 1997 Annual Report on Form 10-K (File No. 0-19985)).

ITEM 22.  UNDERTAKINGS

     (a)   The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant annual report pursuant to Section 13(A) or 13(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant int he successful defense of any action, suit or proceeding) is asserted by such director, offering or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Clarendon Hills, State of Illinois, on this 2nd day of November, 1998.

                                             MAF Bancorp, Inc.

                                             By: /s/ Allen H. Koranda
                                                 ---------------------------
                                                  Allen H. Koranda
                                                  Chairman of the Board and
                                                  Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allen H. Koranda or Kenneth Koranda or either of them, his true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          Name                     Title                            Date
          ----                     -----                            ----

  /s/ Allen H. Koranda       Chairman of the Board and          November 2, 1998
-------------------------     Chief Executive Officer
      Allen H. Koranda     (principal executive officer)

  /s/ Kenneth Koranda         President and Director            November 2, 1998
-------------------------
      Kenneth Koranda

  /s/ Jerry A. Weberling       Executive Vice President,        November 2, 1998
------------------------- Chief Financial Officer and Director
      Jerry A. Weberling     (principal financial officer)

  /s/ Gerard J. Buccino   Senior Vice President and Controller  November 2, 1998
-------------------------  (principal accounting officer)
      Gerard J. Buccino

  /s/ Robert Bowles                    Director                 November 2, 1998
-------------------------
      Robert Bowles, M.D.

  /s/ Terry Ekl                        Director
-------------------------                                       November 2, 1998
      Terry Ekl

          Name                        Title                         Date
          ----                        -----                         ----

   /s/ Joe F. Hanauer                Director                November 2, 1998
-------------------------
       Joe F. Hanauer

   /s/ F. William Trescott           Director                November 2, 1998
--------------------------
       F. William Trescott

   /s/ Lois B. Vasto                 Director                November 2, 1998
-------------------------
       Lois B. Vasto

   /s/ Henry Smogolski               Director                November 2, 1998
-------------------------
       Henry Smogolski

   /s/ Andrew J. Zych                Director                November 2, 1998
-------------------------
       Andrew J. Zych

                                 EXHIBIT INDEX

ITEM 21.  EXHIBITS

  2 Amended and Restated Agreement and Plan of Reorganization dated as of August 17, 1998, by and between MAF Bancorp, Inc. and Westco Bancorp, Inc. (included as Appendix A to the Proxy Statement/Prospectus).

  3.1 Certificate of Incorporation of MAF Bancorp, Inc., as amended (incorporated by reference to Exhibit 3(i) to Registrant's June 30, 1996 Form 10-K, File No. 0-18121).

  3.2 By-Laws of MAF Bancorp, Inc., as amended (incorporated by reference to Exhibit 3 to Registrant's 1990 Form 10-K, File No. 0-18121).

  5 Opinion of Vedder, Price, Kaufman & Kammholz regarding the legality of the securities being registered.

  8 Opinion of Vedder, Price, Kaufman & Kammholz regarding certain federal income tax matters.

  21      Subsidiaries of the Registrant.

  23.1    Consent of KPMG Peat Marwick LLP.

  23.2    Consent of Cobitz, VandenBerg & Fennessey.

  23.3    Consent of Keefe, Bruyette & Woods.

  23.4 Consent of Vedder, Price, Kaufman & Kammholz (included in their opinions filed as Exhibits 5 and Exhibit 8).

  24      Powers of Attorney (set forth on signature page to Registration
          Statement).

  99.1    Form of Proxy for Westco Bancorp, Inc.

  99.2 Option Agreement dated as of August 17, 1998 by and between MAF Bancorp, Inc. and Westco Bancorp, Inc. (included as Exhibit B to the Amended and Restated Agreement and Plan of Reorganization included as Appendix A to the Proxy Statement/Prospectus).

  99.3 Form of Affiliate Letter dated August 17, 1998, as amended, between MAF Bancorp, Inc. and each of the directors and executive officers of Westco Bancorp, Inc. (included as Exhibit D to the Amended and Restated Agreement and Plan of Reorganization included as Appendix A to the Proxy Statement/Prospectus).

  99.4 Those portions of Westco Bancorp's 1997 Annual Report to Stockholders contained under the captions "Corporate Information," "Selected Consolidated Financial Data and Other Data of the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (incorporated by reference to the referenced sections of Exhibit 13 to Westco Bancorp's 1997 Annual Report on Form 10-K (File No. 0-19985)).